Exhibit 10.1

$325,000,000 REVOLVING CREDIT FACILITY

$100,000,000 TERM LOAN

AMENDED AND RESTATED CREDIT AGREEMENT

by and among

ADVANCED DRAINAGE SYSTEMS, INC.

THE GUARANTORS AND THE LENDERS PARTY HERETO

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent

PNC CAPITAL MARKETS LLC,

RBS CITIZENS, N.A.

and FIFTH THIRD BANK, NATIONAL ASSOCIATION,

as Joint Bookrunners

PNC CAPITAL MARKETS LLC,

RBS CITIZENS, N.A.

and FIFTH THIRD BANK, NATIONAL ASSOCIATION,

as Joint Lead Arrangers

RBS CITIZENS, N.A.

and FIFTH THIRD BANK, NATIONAL ASSOCIATION, as Co-Syndication Agents

and

BANK OF AMERICA, N.A. and JPMORGAN CHASE BANK, N.A.,

as Co-Documentation Agents

Dated as of June 12, 2013

TABLE OF CONTENTS

				Page

1.	CERTAIN DEFINITIONS			1
	1.1	Certain Definitions		1
	1.2	Construction		29
	1.3	Accounting Principles		30

2.	REVOLVING CREDIT AND SWING LOAN FACILITIES			30
	2.1	Revolving Credit Commitments		30
		2.1.1	Revolving Credit Loans	30
		2.1.2	Swing Loan Commitment	30
		2.1.3	Reduction in Revolving Credit Commitment	31
	2.2	Nature of Lenders’ Obligations with Respect to Revolving Credit Loans		31
	2.3	Commitment Fees		31
	2.4	Intentionally Omitted		31
	2.5	Revolving Credit Loan Requests; Swing Loan Requests		31
		2.5.1	Revolving Credit Loan Requests	31
		2.5.2	Swing Loan Requests	32
	2.6	Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans		32
		2.6.1	Making Revolving Credit Loans	32
		2.6.2	Presumptions by the Administrative Agent	33
		2.6.3	Making Swing Loans	33
		2.6.4	Repayment of Revolving Credit Loans	33
		2.6.5	Borrowings to Repay Swing Loans	33
	2.7	Notes		34
	2.8	Use of Proceeds		34
	2.9	Letter of Credit Subfacility		34
		2.9.1	Issuance of Letters of Credit	34
		2.9.2	Letter of Credit Fees	35
		2.9.3	Disbursements, Reimbursement	35
		2.9.4	Repayment of Participation Advances	37
		2.9.5	Documentation	37
		2.9.6	Determinations to Honor Drawing Requests	37
		2.9.7	Nature of Participation and Reimbursement Obligations	37
		2.9.8	Indemnity	39
		2.9.9	Liability for Acts and Omissions	39
		2.9.10	Issuing Lender Reporting Requirements	41
	2.10	Increase in Commitments and Incremental Term Loans		41
	2.11	Defaulting Lenders		43

3.	TERM LOANS			45
	3.1	Term Loan Commitments		45
	3.2	Nature of Lenders’ Obligations with Respect to Term Loans; Repayment Terms		45

i

4.	INTEREST RATES			45
	4.1	Interest Rate Options		45
		4.1.1	Revolving Credit Interest Rate Options; Swing Loan Interest Rate	46
		4.1.2	Term Loan Interest Rate Options	46
		4.1.3	Rate Quotations	46
	4.2	Interest Periods		46
		4.2.1	Amount of Borrowing Tranche	46
		4.2.2	Renewals	47
	4.3	Interest After Default		47
		4.3.1	Letter of Credit Fees, Interest Rate	47
		4.3.2	Other Obligations	47
	4.4	LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available		47
		4.4.1	Unascertainable	47
		4.4.2	Illegality; Increased Costs; Deposits Not Available	47
		4.4.3	Administrative Agent’s and Lender’s Rights	48
	4.5	Selection of Interest Rate Options		48

5.	PAYMENTS			48
	5.1	Payments		48
	5.2	Pro Rata Treatment of Lenders		49
	5.3	Sharing of Payments by Lenders		49
	5.4	Presumptions by Administrative Agent		50
	5.5	Interest Payment Dates		51
	5.6	Voluntary Prepayments		51
		5.6.1	Right to Prepay	51
		5.6.2	Replacement of a Lender	52
		5.6.3	Designation of a Different Lending Office	52
	5.7	Mandatory Prepayments		53
		5.7.1	Sale of Assets	53
		5.7.2	Recovery of Insurance or Condemnation Proceeds	53
		5.7.3	Issuance of Certain Debt, Issuance of Equity	54
		5.7.4	Application Among Interest Rate Options	55
		5.7.5	Net Cash Proceeds	55
	5.8	Increased Costs		55
		5.8.1	Increased Costs Generally	55
		5.8.2	Capital Requirements	56
		5.8.3	Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans	56
		5.8.4	Delay in Requests	56
	5.9	Taxes		57
		5.9.1	Issuing Lender	57
		5.9.2	Payments Free of Taxes	57
		5.9.3	Payment of Other Taxes by the Loan Parties	57
		5.9.4	Indemnification by the Loan Parties	57
		5.9.5	Indemnification by the Lenders	57
		5.9.6	Evidence of Payments	58
		5.9.7	Status of Lenders	58

		5.9.8	Treatment of Certain Refunds	60
		5.9.9	Survival	60
	5.10	Indemnity		61
	5.11	Settlement Date Procedures		61

6.	REPRESENTATIONS AND WARRANTIES			62
	6.1	Representations and Warranties		62
		6.1.1	Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default	62
		6.1.2	Subsidiaries and Owners; Investment Companies	62
		6.1.3	Validity and Binding Effect	63
		6.1.4	No Conflict; Material Agreements; Consents	63
		6.1.5	Litigation	63
		6.1.6	Financial Statements	64
		6.1.7	Margin Stock	64
		6.1.8	Full Disclosure	64
		6.1.9	Taxes	64
		6.1.10	Patents, Trademarks, Copyrights, Licenses, Etc.	65
		6.1.11	Reserved	65
		6.1.12	Insurance	65
		6.1.13	ERISA Compliance	65
		6.1.14	Environmental Matters	66
		6.1.15	Solvency	66
		6.1.16	Anti-Money Laundering/International Trade Law Compliance	66

7.	CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT			66
	7.1	First Loans and Letters of Credit		66
		7.1.1	Deliveries	66
		7.1.2	Payment of Fees	68
	7.2	Each Loan or Letter of Credit		68

8.	COVENANTS			68
	8.1	Affirmative Covenants		68
		8.1.1	Preservation of Existence, Etc.	68
		8.1.2	Payment of Liabilities, Including Taxes, Etc.	68
		8.1.3	Maintenance of Insurance	69
		8.1.4	Maintenance of Properties	69
		8.1.5	Visitation Rights	69
		8.1.6	Keeping of Records and Books of Account	69
		8.1.7	Compliance with Laws; Use of Proceeds	70
		8.1.8	Further Assurances	70
		8.1.9	Anti-Terrorism Laws	70
	8.2	Negative Covenants		70
		8.2.1	Indebtedness	70
		8.2.2	Liens; Lien Covenants	72
		8.2.3	Guaranties	72
		8.2.4	Loans and Investments	72
		8.2.5	Capital Distributions	73

		8.2.6	Liquidations, Mergers, Consolidations, Acquisitions	74
		8.2.7	Dispositions of Assets or Subsidiaries	75
		8.2.8	Affiliate Transactions	76
		8.2.9	Subsidiaries and Partnerships	77
		8.2.10	Continuation of or Change in Business	77
		8.2.11	Fiscal Year	77
		8.2.12	Issuance of Stock	77
		8.2.13	Changes in Organizational Documents	77
		8.2.14	Real Property	78
		8.2.15	Intentionally Omitted	78
		8.2.16	Minimum Fixed Charge Coverage Ratio	78
		8.2.17	Maximum Leverage Ratio	78
		8.2.18	Most Favored Lender	78
	8.3	Reporting Requirements		79
		8.3.1	Quarterly Financial Statements	79
		8.3.2	Annual Financial Statements	79
		8.3.3	Certificate of the Borrower	79
		8.3.4	Notices	80

9.	DEFAULT			81
	9.1	Events of Default		81
		9.1.1	Payments Under Loan Documents	81
		9.1.2	Breach of Warranty	81
		9.1.3	Breach of Negative Covenants or Visitation Rights	81
		9.1.4	Breach of Other Covenants	82
		9.1.5	Defaults in Other Agreements or Indebtedness	82
		9.1.6	Final Judgments or Orders	82
		9.1.7	Loan Document Unenforceable	82
		9.1.8	Events Relating to Pension Plans and Multiemployer Plans	82
		9.1.9	Change of Control	83
		9.1.10	Liquidity Event	83
		9.1.11	Relief Proceedings	83
	9.2	Consequences of Event of Default		83
		9.2.1	Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings	83
		9.2.2	Bankruptcy, Insolvency or Reorganization Proceedings	84
		9.2.3	Set-off	84
		9.2.4	Application of Proceeds	84

10.	THE ADMINISTRATIVE AGENT			85
	10.1	Appointment and Authority		85
	10.2	Rights as a Lender		85
	10.3	Exculpatory Provisions		86
	10.4	Reliance by Administrative Agent		86
	10.5	Delegation of Duties		87
	10.6	Resignation of Administrative Agent		87
	10.7	Non-Reliance on Administrative Agent and Other Lenders		88
	10.8	No Other Duties, etc.		88
	10.9	Administrative Agent’s Fee		88

	10.10	Authorization to Release Collateral and Guarantors		88
	10.11	No Reliance on Administrative Agent’s Customer Identification Program		89
	10.12	Right of Administrative Agent and Collateral Agent to Realize on Collateral and Enforce Guaranties		89
	10.13	Understandings and Authorizations with respect to the Intercreditor Agreement		89

11.	MISCELLANEOUS			90
	11.1	Modifications, Amendments or Waivers		90
		11.1.1	Increase of Commitment	90
		11.1.2	Extension of Payment; Reduction of Principal Interest or Fees; Modification of Terms of Payment	90
		11.1.3	Release of Collateral or Guarantor	90
		11.1.4	Change in Control	90
		11.1.5	Miscellaneous	90
	11.2	No Implied Waivers; Cumulative Remedies		91
	11.3	Expenses; Indemnity; Damage Waiver		92
		11.3.1	Costs and Expenses	92
		11.3.2	Indemnification by the Borrower	92
		11.3.3	Reimbursement by Lenders	93
		11.3.4	Waiver of Consequential Damages, Etc.	93
		11.3.5	Payments	93
	11.4	Holidays		93
	11.5	Notices; Effectiveness; Electronic Communication		94
		11.5.1	Notices Generally	94
		11.5.2	Electronic Communications	94
		11.5.3	Change of Address, Etc.	94
	11.6	Severability		95
	11.7	Duration; Survival		95
	11.8	Successors and Assigns		95
		11.8.1	Successors and Assigns Generally	95
		11.8.2	Assignments by Lenders	95
		11.8.3	Register	97
		11.8.4	Participations	98
		11.8.5	Reserved	99
		11.8.6	Certain Pledges; Successors and Assigns Generally	99
		11.8.7	Below-Par Purchases	99
	11.9	Confidentiality		101
		11.9.1	General	101
		11.9.2	Sharing Information With Affiliates of the Lenders	101
	11.10	Counterparts; Integration; Effectiveness		101
		11.10.1	Counterparts; Integration; Effectiveness	101
	11.11	CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL		102
		11.11.1	Governing Law	102
		11.11.2	SUBMISSION TO JURISDICTION	102
		11.11.3	WAIVER OF VENUE	102
		11.11.4	SERVICE OF PROCESS	103
		11.11.5	WAIVER OF JURY TRIAL	103

v

11.12	USA Patriot Act Notice	103
11.13	Joinder of Loan Party	103
11.14	Limitation on Rights of Sponsor Affiliated Lenders	104
11.15	Amendment and Restatement, No Novation	104

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 1.1(A)	-	PRICING GRID
SCHEDULE 1.1(B)	-	COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES
SCHEDULE 1.1(P)	-	PERMITTED LIENS
SCHEDULE 2.8	-	EXISTING LETTERS OF CREDIT
SCHEDULE 6.1.1	-	QUALIFICATIONS TO DO BUSINESS
SCHEDULE 6.1.2	-	SUBSIDIARIES
SCHEDULE 6.1.14	-	ENVIRONMENTAL DISCLOSURES
SCHEDULE 7.1.1	-	OPINION OF COUNSEL
SCHEDULE 8.1.3	-	INSURANCE REQUIREMENTS RELATING TO COLLATERAL
SCHEDULE 8.2.1	-	PERMITTED INDEBTEDNESS
SCHEDULE 8.2.3	-	GUARANTIES

EXHIBITS

EXHIBIT 1.1(A)	-	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 1.1(G)(1)	-	GUARANTOR JOINDER
EXHIBIT 1.1(G)(2)	-	GUARANTY AGREEMENT
EXHIBIT 1.1(I)	-	INTERCOMPANY SUBORDINATION AGREEMENT
EXHIBIT 1.1(N)(1)	-	REVOLVING CREDIT NOTE
EXHIBIT 1.1(N)(2)	-	SWING LOAN NOTE
EXHIBIT 1.1(N)(3)	-	TERM NOTE
EXHIBIT 1.1(P)	-	PLEDGE AGREEMENT
EXHIBIT 1.1(S)	-	SECURITY AGREEMENT
EXHIBIT 2.5.1	-	LOAN REQUEST
EXHIBIT 2.5.2	-	SWING LOAN REQUEST
EXHIBIT 2.10	-	NEW LENDER JOINDER
EXHIBIT 5.9.7(A)	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 5.9.7(B)	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 5.9.7(C)	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 5.9.7(D)	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 8.3.3	-	COMPLIANCE CERTIFICATE

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT (as hereafter amended, the “Agreement”) is dated as of June 12, 2013 and is made by and among ADVANCED DRAINAGE SYSTEMS, INC., a Delaware corporation (the “Borrower”), each of the GUARANTORS (as hereinafter defined), the LENDERS (as hereinafter defined), PNC BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders under this Agreement (hereinafter referred to in such capacity, as well as its successors and assigns, as the “Administrative Agent”), PNC CAPITAL MARKETS LLC, RBS CITIZENS, N.A. and FIFTH THIRD BANK, NATIONAL ASSOCIATION, as Joint Bookrunners (hereinafter collectively referred to in such capacity as the “Joint Bookrunners”), PNC CAPITAL MARKETS LLC, RBS CITIZENS, N.A. and FIFTH THIRD BANK, NATIONAL ASSOCIATION, as Joint Lead Arrangers (hereinafter collectively referred to in such capacity as the “Joint Lead Arrangers”) and RBS CITIZENS, N.A. and FIFTH THIRD BANK, NATIONAL ASSOCIATION, as Co-Syndication Agents (hereinafter collectively referred to in such capacity as the “Co-Syndication Agents”) and BANK OF AMERICA, N.A. and JPMORGAN CHASE BANK, N.A., as Co-Documentation Agents (hereinafter referred to in such capacity as the “Co-Documentation Agents”).

The Borrower, the Lenders and PNC Bank, National Association, as Administrative Agent, are parties to that certain Credit Agreement dated as of September 24, 2010, as amended (the “Existing Credit Agreement”), pursuant to which the lenders thereunder have made available to the Borrower (i) a revolving credit facility in an aggregate principal amount not to exceed $265,000,000 and (ii) a $100,000,000 term loan facility.

The Borrower has requested the Lenders to provide (i) a revolving credit facility to the Borrower in an aggregate principal amount not to exceed $325,000,000 and (ii) a $100,000,000 term loan facility, each subject to increase upon the request of the Borrower on the terms and conditions set forth herein. In connection with such request, the Borrower, the Administrative Agent and the Lenders desire to amend and restate the Existing Credit Agreement. In consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1. CERTAIN DEFINITIONS

1.1 Certain Definitions. In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

Administrative Agent shall mean PNC Bank, National Association, and its successors and assigns.

Administrative Agent’s Fee shall have the meaning specified in Section 10.9 [Administrative Agent’s Fee].

Administrative Agent’s Letter shall have the meaning specified in Section 10.9 [Administrative Agent’s Fee].

ADS Mexicana Credit Facility shall mean a revolving credit facility being made available to ADS Mexicana, S.A. de C.V. pursuant to that certain Second Amended and Restated Credit Agreement of even date herewith, as the same may be amended from time to time.

Affiliate shall mean, as to any Person, any other Person (excluding, with respect to Sponsor, the Borrower) (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds 10% or more of any class of the voting or other equity interests of such Person, or (iii) 10% or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person.

Anti-Terrorism Laws shall mean any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).

Applicable Commitment Fee Rate shall mean the percentage rate per annum based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Commitment Fee.”

Applicable Letter of Credit Fee Rate shall mean the percentage rate per annum based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Letter of Credit Fee.”

Applicable Margin shall mean, as applicable:

(A) the percentage spread to be added to the Base Rate applicable to Revolving Credit Loans under the Base Rate Option based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Revolving Credit Base Rate Spread”,

(B) the percentage spread to be added to the Base Rate applicable to Term Loans under the Base Rate Option based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Term Loan Base Rate Spread”,

(C) the percentage spread to be added to the LIBOR Rate applicable to Revolving Credit Loans under the LIBOR Rate Option based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Revolving Credit LIBOR Rate Spread”, or

(D) the percentage spread to be added to the LIBOR Rate applicable to Term Loans under the LIBOR Rate Option based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Term Loan LIBOR Rate Spread”.

Approved Fund shall mean any fund that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Assignment and Assumption Agreement shall mean an assignment and assumption agreement entered into by a Lender and an assignee permitted under Section 11.8 [Successors and Assigns], in substantially the form of Exhibit 1.1(A).

Authorized Officer shall mean, with respect to any Loan Party, the Chief Executive Officer, President, Executive Vice President, Chief Financial Officer, Treasurer, Assistant Treasurer or General Manager of such Loan Party or such other individuals, designated by written notice to the Administrative Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of the Loan Parties required hereunder. The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.

Base Rate shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (a) the Federal Funds Open Rate, plus fifty basis points (0.5%), and (b) the Prime Rate, and (c) the Daily LIBOR Rate, plus 100 basis points (1.0%). Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

Base Rate Option shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in either Section 4.1.1(i) [Revolving Credit Base Rate Option] or Section 4.1.2(i) [Term Loan Base Rate Option], as applicable.

Borrower shall have the meaning specified in the preamble.

Borrowing Date shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.

Borrowing Tranche shall mean specified portions of Loans outstanding as follows: (i) any Loans to which a LIBOR Rate Option applies which become subject to the same Interest Rate Option under the same Loan Request by the Borrower and which have the same Interest Period shall constitute one Borrowing Tranche, and (ii) all Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche.

Business Day shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania and if the applicable Business Day relates to any Loan to which the LIBOR Rate Option applies, such day must also be a day on which dealings are carried on in the London interbank market.

Canadian Subsidiary shall mean a Subsidiary that is organized or formed under the laws of Canada or any province thereof.

Capital Distribution shall mean a payment made, liability incurred or other consideration given for the purchase, acquisition, redemption or retirement of any capital stock or other equity interest of the Borrower or any Subsidiary or as a dividend, return of capital or other distribution (other than any stock dividend, stock split or other equity distribution payable only in capital stock or other equity of the Borrower or such Subsidiary) in respect of the Borrower’s or any Subsidiary’s capital stock or other equity interest.

Capital Expenditures shall mean the amount of capital expenditures of the Borrower and its Subsidiaries as determined on a consolidated basis and in accordance with GAAP.

Cash Equivalents shall mean, at any time, any of the following investments which are not subject to a Lien in favor of any Person other than the Administrative Agent: (i) Indebtedness with a maturity of one year or less issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), (ii) certificates of deposit or acceptances with a maturity of one year or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500,000,000, (iii) commercial paper with a maturity of 270 days or less issued by a corporation (except an Affiliate of the Borrower) organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by Standard & Poor’s or at least P-1 by Moody’s Investors Services, Inc., (iv) repurchase agreements with institutions described in clause (ii) with respect to investments described in clause (i), (v) money market mutual funds or cash management trusts rated in the highest rating by Standard & Poor’s or Moody’s Investors Services, Inc. (and not rated other than in the highest rating by Standard & Poor’s or Moody’s Investors Services, Inc.) or investing solely in investments described in clauses (i) through (iv) above and (vi) in the case of Foreign Subsidiaries, Permitted Investments made locally of a type comparable to those described in clause (i) through (v) of this definition.

CFC shall mean a Controlled Foreign Corporation as such term is defined in Section 957 of the Code.

Change in Law shall mean the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any Law, (ii) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

CIP Regulations shall have the meaning specified in Section 10.11 [No Reliance on Administrative Agent’s Customer Identification Program].

Closing Date shall mean the Business Day on which the first Loan shall be made, which shall be June 12, 2013.

Co-Documentation Agent shall have the meaning specified in the preamble.

Co-Syndication Agent shall have the meaning specified in the preamble.

Code shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

Collateral shall mean the collateral in which a Lien is granted to the Collateral Agent under any of the (i) Security Agreement or (ii) Pledge Agreement, which shall in any event not include: (v) equity interests in Domestic Subsidiaries which are Foreign Holding Companies, (w) any assets not located in the United States (other than assets which Liens against can be perfected against by the filing of a UCC financing statement), (x) any assets owned by a Foreign Subsidiary, (y) any right, title and interest of any Loan Parties or Subsidiaries of the Loan Parties in any fee or leasehold interest in real property, and (z) any right, title and interest of the Loan Parties in, to and under the Fleet Leases and the equipment leased thereunder.

Collateral Agent shall mean PNC, as the collateral agent pursuant to the Intercreditor Agreement and holding a security interests under the Collateral Documents for the benefit of the Senior Secured Obligations.

Collateral Documents shall mean the Security Agreement and the Pledge Agreement.

Commodity Exchange Act shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

Commitment shall mean as to any Lender the aggregate of its Revolving Credit Commitment and Term Loan Commitment and, in the case of PNC, its Swing Loan Commitment, and Commitments shall mean the aggregate of the Revolving Credit Commitments, Term Loan Commitments and Swing Loan Commitment of all of the Lenders.

Commitment Fee shall have the meaning specified in Section 2.3 [Commitment Fees].

Compliance Authority shall mean each and all of the (a) U.S. Treasury Department/Office of Foreign Assets Control, (b) U.S. Treasury Department/Financial Crimes Enforcement Network, (c) U.S. State Department/Directorate of Defense Trade Controls, (d) U.S. Commerce Department/Bureau of Industry and Security, (e) U.S. Internal Revenue Service, (f) U.S. Justice Department, and (g) U.S. Securities and Exchange Commission.

Compliance Certificate shall have the meaning specified in Section 8.3.3 [Certificate of the Borrower].

Connection Income Taxes shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

Consolidated EBITDAE for any period of determination shall mean, without duplication, (i) net income, plus, to the extent reducing net income, the sum, of amounts for (a) consolidated interest expense, (b) charges for federal, state, local and foreign income taxes, (c) total depreciation expense, (d) total amortization expense, (e) costs and expenses incurred in connection with the Transactions in an aggregate amount not to exceed $2,100,000, (f) non-cash charges reducing net income for such period, (g) ESOP Compensation, and (h) non-cash compensation related to stock options and restricted stock, minus (ii) non-cash gains increasing net income, in each case of the Borrower and its Subsidiaries for such period determined and consolidated in accordance with GAAP.

For purposes of calculating Consolidated EBITDAE (a) with respect to a business acquired by the Loan Parties or Subsidiaries thereof pursuant to a Permitted Acquisition, Consolidated EBITDAE shall be calculated on a pro forma basis (determined on a basis consistent with Article 11 or Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the United States of America Securities and Exchange Commission), using historical numbers of any business so acquired, in accordance with GAAP as if the Permitted Acquisition had been consummated at the beginning of such period, and (b) with respect to a business or assets liquidated, sold or disposed of by the Loan Parties or Subsidiaries pursuant to Section 8.2.7 [Dispositions of Assets or Subsidiaries], Consolidated EBITDAE shall be calculated on a pro forma basis (determined on the basis stated above), using historical numbers of any business or assets so liquidated, sold or disposed of, in accordance with GAAP as if such liquidation, sale or disposition had been consummated at the beginning of such period.

Covered Entity means (a) the Borrower, all Subsidiaries of the Borrower, all Guarantors and pledgors of Collateral and (b) each Person which, directly or indirectly, controls any Person described in clause (a) above. For purposes of this definition, “control” of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 10% or more of any class of the voting or other equity interests of such Person or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of voting or other equity interests, contract or otherwise.

Daily LIBOR Rate shall mean, for any day, the rate per annum determined by the Administrative Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the LIBOR Reserve Percentage on such day.

Defaulting Lender shall mean any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swing Loans or (iii) pay over to the Administrative Agent, the Issuing Lender, PNC (as the Swing Loan Lender) or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within two Business Days after request by the Administrative Agent or the Borrower to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s or the Borrower’s receipt of such certification in form and substance satisfactory to the Administrative Agent or the Borrower, as the case may be, (d) has become the subject of a Bankruptcy Event or (e) has failed at any time to comply with the provisions of Section 5.3[Sharing of Payments by Lenders] with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its Ratable Share of such payments due and payable to all of the Lenders.

As used in this definition and in Section 2.10 [Defaulting Lenders], the term “Bankruptcy Event” means, with respect to any Person, such Person or such Person’s direct or indirect parent company becoming the subject of a bankruptcy or insolvency proceeding, or having had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by an Official Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Official Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

Dollar, Dollars, U.S. Dollars and the symbol $ shall mean lawful money of the United States of America.

Domestic Subsidiary shall mean a Subsidiary that is organized or formed under the laws of the United States of America or any state thereof.

Drawing Date shall have the meaning specified in Section 2.9.3 [Disbursements, Reimbursement].

Effective Yield means, as to any class of Loans (being a class of either Initial Term Loans or Incremental Term Loans), the effective yield on such class of Loans, as reasonably determined by the Administrative Agent, taking into account the applicable interest rate margins, interest rate benchmark floors and all fees, including recurring, up-front or similar fees or original issue discount (amortized over five years following the date of incurrence thereof; provided, that if the stated maturity date of a new class of Loans is less than five years from the date of determination, then the “Effective Yield” for such class of Loans shall be determined using an assumed amortization period equal to the actual remaining life to maturity of such class) payable generally to the Lenders making such class of Loans, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the Lenders thereunder.

Environmental Laws shall mean all applicable federal, state, local, tribal, territorial and foreign Laws (including common law), constitutions, statutes, treaties, regulations, rules, ordinances and codes and any consent decrees, settlement agreements, judgments, orders, directives, policies or programs issued by or entered into with an Official Body pertaining or relating to: (i) pollution or pollution control; (ii) protection of human health from exposure to regulated substances; (iii) protection of the environment and/or natural resources; (iv) employee safety in the workplace; (v) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, packaging, sale, transport, storage, collection, distribution, disposal or release or threat of release of regulated substances; (vi) the presence of contamination; (vii) the protection of endangered or threatened species; and (viii) the protection of environmentally sensitive areas.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

ERISA Event shall mean (a) with respect to a Pension Plan, a reportable event under Section 4043 of ERISA as to which event (after taking into account notice waivers provided for in the regulations) there is a duty to give notice to the PBGC; (b) a withdrawal by Borrower or any member of the ERISA Group from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any member of the ERISA Group from a Multiemployer Plan, notification that a Multiemployer Plan is in reorganization, or occurrence of an event described in Section 4041A(a) of ERISA that results in the termination of a Multiemployer Plan; (d) the filing of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan amendment as a termination under Section 4041(e) of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any member of the ERISA Group.

ERISA Group shall mean, at any time, the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrower, are treated as a single employer under Section 414 of the Code or Section 4001(b)(1) of ERISA.

ESOP shall mean the Advanced Drainage Systems, Inc., Employee Stock Ownership Plan and the Advanced Drainage Systems, Inc. Employee Stock Ownership Trust.

ESOP Compensation shall mean the non-cash charge portion of the ESOP compensation expense reflected in Borrower’s financial statements.

Event of Default shall mean any of the events described in Section 9.1 [Events of Default] and referred to therein as an “Event of Default.”

Excluded Swap Obligations shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

Excluded Taxes shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (a) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) that are Other Connection Taxes, (ii) withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (a) such Recipient acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.6.2 [Replacement of a Lender]) or (b) such Recipient changes its lending office, except in each case to the extent that, pursuant to Section 5.9.7 [Status of Lenders], amounts with respect to such Taxes were payable either to such Recipient’s assignor immediately before such Recipient became a party hereto or to such Recipient immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 5.9.7 [Status of Lenders], and (iv) any U.S. federal withholding Taxes imposed under FATCA.

Executive Order No. 13224 shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

Existing Credit Facility shall have the meaning set forth in the preamble.

Expiration Date shall mean June 12, 2018.

FATCA shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

Federal Funds Effective Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

Federal Funds Open Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Administrative Agent (for purposes of this definition, an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to the Borrower, effective on the date of any such change.

Fixed Charge Coverage Ratio shall mean for any period of determination, the ratio of (a) Consolidated EBITDAE for such period of determination, minus the amount of Capital Expenditures paid during such period of determination, minus cash income taxes paid during such period of determination, to (b) Fixed Charges for such period of determination. For the avoidance of doubt, any make-whole payment or yield maintenance payment required in connection with the prepayment of the Senior Notes (2010) or any other Indebtedness after the Closing Date shall be included in the denominator of the foregoing ratio as a component of cash interest expense.

Fixed Charges shall mean for any period of determination the sum of (i) cash interest expense, plus (ii) scheduled principal payments on Indebtedness, plus (iii) such portion of Capital Distributions pursuant to the ESOP exceeding $10,000,000 during any fiscal year, in each case of the Borrower and its Subsidiaries for such period determined and consolidated in accordance with GAAP.

Fleet Leases shall mean each of the equipment leases entered into by Loan Parties in the ordinary course of business consistent with past practices with respect to leased trucks, trailers, cars, forklifts, and other rolling stock to the extent that such leases are operating leases and not capital leases.

Foreign Holding Company shall mean any Person which has as its principal purpose the holding of ownership interest in one or more CFCs and has no other material assets or operations, and shall include, as of the Closing Date, ADS Worldwide, Inc. and ADS International, Inc.

Foreign Lender shall mean any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

Foreign Subsidiary shall mean a Subsidiary that is not a Domestic Subsidiary.

Fronting Exposure shall mean, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by such Issuing Bank other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with Section 2.11(iii)(B) hereof, and (b) with respect to PNC as maker of Swing Loans, such Defaulting Lender’s Applicable Percentage of outstanding Swing Loans made by PNC other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

GAAP shall mean generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3 [Accounting Principles], and applied on a consistent basis both as to classification of items and amounts.

Guarantor shall mean each Material Subsidiary of the Borrower and any other Subsidiary of the Borrower which is designated by the Borrower as a “Guarantor” as of the date of this Agreement (in each case, which is designated as a “Guarantor” on the signature page hereof) and each other Person which joins this Agreement as a Guarantor after the date hereof by execution of a Guaranty Agreement or a Guarantor Joinder; provided, however, that no Foreign Subsidiary shall be, or be required to continue to be, a Guarantor.

Guarantor Joinder shall mean a joinder by a Person as a Guarantor under the Loan Documents in the form of Exhibit 1.1(G)(1).

Guaranty of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

Guaranty Agreement shall mean the Amended and Restated Continuing Agreement of Guaranty and Suretyship in substantially the form of Exhibit 1.1(G)(2) executed and delivered by each of the Guarantors.

IDRB Facilities shall mean (i) the $7,000,000 Aggregate Principal Amount Variable Rate Industrial Development Revenue Bonds, Series 2002 (Advanced Drainage Systems, Inc. Project) of the Upper Illinois River Valley Development Authority having an outstanding principal balance on the Closing Date in the amount of $1,070,000, and (ii) the $9,000,000 Variable Rate Demand Industrial Development Revenue Bonds (Advanced Drainage Systems, Inc. Project), Series 2007, of the New Jersey Economic Development Authority, having an outstanding principal balance on the Closing Date in the amount of $4,930,000.

Increasing Lender shall have the meaning assigned to that term in Section 2.10.

Incremental Term Loans shall have the meaning assigned to that term in Section 2.10 [Increase in Commitments and Incremental Term Loans].

Indebtedness shall mean, as to any Person at any time, without duplication, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, (iv) obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (v) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including, for purposes of this definition, trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness, nor any obligations or liabilities relating to Fleet Leases), or (vi) any Guaranty of Indebtedness for borrowed money.

Indemnified Taxes shall mean (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (ii) to the extent not otherwise described in the preceding clause (i), Other Taxes.

Indemnitee shall have the meaning specified in Section 11.3.2 [Indemnification by the Borrower].

Information shall mean all information received from the Loan Parties or any of their Subsidiaries relating to the Loan Parties or any of such Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a non-confidential basis prior to disclosure by the Loan Parties or any of their Subsidiaries, provided that, in the case of information received from the Loan Parties or any of their Subsidiaries after the date of this Agreement, such information is clearly identified at the time of delivery as confidential.

Initial Term Loans shall have the meaning assigned to that term in Section 2.10 [Increase in Commitments and Incremental Term Loans].

Insolvency Proceeding shall mean, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.

Intercompany Subordination Agreement shall mean an Amended and Restated Subordination Agreement among the Loan Parties in the form attached hereto as Exhibit 1.1(I).

Intercreditor Agreement shall mean an amended and restated intercreditor agreement dated as of the Closing Date by and among Administrative Agent on behalf of the Lenders, the Senior Noteholders (2010), ADS Mexicana S.A. de C.V. and the Borrower pursuant to which, inter alia, the parties agree that the Indebtedness under the Loan Documents and the Indebtedness under the Senior Notes (2010) shall be secured on a pari passu basis and that the Administrative Agent shall act as collateral agent with respect to the collateral securing all such Indebtedness.

Interest Period shall mean the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Revolving Credit Loans or Term Loans bear interest under the LIBOR Rate Option. Subject to the last sentence of this definition, such period shall be one, two, three or six Months. Such Interest Period shall commence on the effective date of such Interest Rate Option, which shall be (i) the Borrowing Date if the Borrower is requesting new Loans, or (ii) the date of renewal of or conversion to the LIBOR Rate Option if the Borrower is renewing or converting to the LIBOR Rate Option applicable to outstanding Loans. Notwithstanding the foregoing: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (B) the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date.

Interest Rate Hedge shall mean an interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor or similar agreements entered into by the Loan Parties or their Subsidiaries in order to provide protection to, or minimize the impact upon, the Borrower, any Guarantor and/or their Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

Interest Rate Option shall mean any LIBOR Rate Option or Base Rate Option.

IRS shall mean the United States Internal Revenue Service.

Issuing Lender shall mean PNC, in its individual capacity as issuer of Letters of Credit hereunder, its permitted successors in such capacity hereunder, and any other Lender that Borrower, Administrative Agent and such other Lender may agree may from time to time issue Letters of Credit hereunder. Unless otherwise specified, in respect of any Letter of Credit, “Issuing Lender” shall refer to the issuing bank which has issued such Letter of Credit.

Joint Bookrunner shall have the meaning specified in the preamble.

Joint Lead Arranger shall have the meaning specified in the preamble.

Joint Venture shall mean a joint venture, partnership or other similar arrangement whether in corporate, partnership or other entity; provided that no corporate Subsidiary of any Loan Party shall be considered to be a Joint Venture other than ADS Mexicana S.A. de C.V. and ADS Corporativo S.A. de C.V. (each of which shall be considered to be a Joint Venture). For the avoidance of doubt, any Subsidiary of a Joint Venture shall be considered to be a Joint Venture.

Law shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award by or settlement agreement with any Official Body.

Lender Provided Interest Rate Hedge shall mean an Interest Rate Hedge which is provided to the Loan Parties by any Lender or its Affiliate and with respect to which the Administrative Agent confirms: (i) is documented in a standard International Swaps and Derivatives Association Agreement, and (ii) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner.

Lenders shall mean the financial institutions named on Schedule 1.1(B) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender. For the purpose of any Loan Document which provides for the granting of a security interest or other Lien to the Lenders or to the Administrative Agent for the benefit of the Lenders as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which such Obligation is owed.

Letter of Credit shall have the meaning specified in Section 2.9.1 [Issuance of Letters of Credit].

Letter of Credit Borrowing shall have the meaning specified in Section 2.9.3 [Disbursements, Reimbursement].

Letter of Credit Fee shall have the meaning specified in Section 2.9.2 [Letter of Credit Fees].

Letter of Credit Obligation shall mean, as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit on such date (if any Letter of Credit shall increase in amount automatically in the future, such aggregate amount available to be drawn shall currently give effect to any such future increase) plus the aggregate, without duplication, of the Reimbursement Obligations and Letter of Credit Borrowings on such date.

Letter of Credit Sublimit shall have the meaning specified in Section 2.9.1 [Issuance of Letters of Credit].

Leverage Ratio shall mean ratio of consolidated total Indebtedness of the Borrower and its Subsidiaries (excluding (i) any Indebtedness arising from reimbursement obligations (contingent or otherwise) under standby Letters of Credit in an aggregate amount not exceeding $10,000,000 and (ii) obligations with respect to interest rate swaps, fuel hedges and other commodity hedging arrangements and related marked-to-market liabilities, but including termination obligations arising by reason of the termination or close out of such interest rate swaps, fuel hedges and other commodity hedge arrangements the value of which being determined as of such time of such termination or close out in accordance with the terms of such agreements) to Consolidated EBITDAE, calculated as of the end of each fiscal quarter for the four fiscal quarters then ended.

LIBOR Rate shall mean, with respect to the Loans comprising any Borrowing Tranche to which the LIBOR Rate Option applies for any Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Administrative Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (for purposes of this definition, an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the LIBOR Reserve Percentage. LIBOR may also be expressed by the following formula:

London interbank offered rates quoted by Bloomberg
LIBOR Rate =	or appropriate successor as shown on Bloomberg Page BBAM1 1.00 - LIBOR Reserve Percentage

The LIBOR Rate shall be adjusted with respect to any Loan to which the LIBOR Rate Option applies that is outstanding on the effective date of any change in the LIBOR Reserve Percentage as of such effective date. The Administrative Agent shall give prompt notice to the Borrower of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

LIBOR Rate Option shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in Section 4.1.1(ii) [Revolving Credit LIBOR Rate Option] or Section 4.1.2(ii) [Term Loan LIBOR Rate Option], as applicable.

LIBOR Reserve Percentage shall mean the maximum percentage (rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) as determined by the Administrative Agent as being in effect during the relevant period (i) as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”) of a member bank in such system and (ii) to be maintained by a Lender as required for reserve liquidity, special deposit, or a similar purpose by any governmental or monetary authority of any country or political subdivision thereof (including any central bank), against (A) any category of liabilities that includes deposits by reference to which a LIBOR Rate is to be determined, or (B) any category of extension of credit or other assets that includes Loans or Borrowing Tranches to which a LIBOR Rate applies.

Lien shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

Loan Documents shall mean this Agreement, the Administrative Agent’s Letter, the Guaranty Agreement, the Intercompany Subordination Agreement, the Intercreditor Agreement, the Notes, the Pledge Agreement, the Security Agreement, and any other instruments, certificates or documents delivered in connection herewith or therewith.

Loan Parties shall mean the Borrower and the Guarantors; provided, however that Stormtech LLC shall not be a “Loan Party” for the purposes of Sections 6 [Representations and Warranties] and 8 [Covenants] unless and until such time as StormTech LLC becomes a “Material Subsidiary” as defined in this Agreement.

Loan Request shall have the meaning specified in Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests].

Loans shall mean collectively and Loan shall mean separately all Revolving Credit Loans, Swing Loans, and the Term Loans or any Revolving Credit Loan, Swing Loan or the Term Loan.

Management shall mean the current officers and directors of the Borrower (other than directors which are nominated by the Sponsor) that are serving as of the Closing Date.

Material Adverse Change shall mean any set of circumstances or events which (a) has or could reasonably be expected to have a material adverse effect upon the validity or enforceability of this Agreement or any other Loan Document other than circumstances or events arising by reason of action or failures to act by the Administrative Agent or a Lender, (b) is or

could reasonably be expected to be material and adverse to the business, assets, financial condition, results of operations or properties of the Loan Parties and their Subsidiaries, taken as a whole, (c) impairs materially or could reasonably be expected to impair materially the ability of the Loan Parties taken as a whole to duly and punctually pay or perform any of the Obligations, or (d) impairs materially or could reasonably be expected to impair materially the ability of the Administrative Agent or any of the Lenders, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document other than circumstances or events arising by reason of action or failures to act by the Administrative Agent or a Lender.

Material Subsidiary shall mean each Domestic Subsidiary or Canadian Subsidiary of the Borrower which has total assets in excess of 3% of the consolidated total assets of the Borrower and its Domestic Subsidiaries and Canadian Subsidiaries; provided, that if the consolidated total assets of all Non-Material Subsidiaries shall exceed 10% of the consolidated total assets of the Borrower and its Subsidiaries, the Borrower shall by written notice to the Administrative Agent designate one or more Non-Material Subsidiaries to be Material Subsidiaries to the extent necessary to cause the consolidated total assets of all Non-Material Subsidiaries to be less than 10% of the consolidated total assets of the Borrower and its Subsidiaries, in which event such Non-Material Subsidiary so designated shall thereafter be a Material Subsidiary.

Month, with respect to an Interest Period under the LIBOR Rate Option, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. If any LIBOR Rate Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

Multiemployer Plan shall mean any employee pension benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five plan years, has made or had an obligation to make such contributions.

New Lender shall have the meaning assigned to that term in Section 2.10 [Increase in Commitments and Incremental Term Loans].

Non-Consenting Lender shall have the meaning specified in Section 11.1 [Modifications, Amendments or Waivers].

Non-Material Subsidiaries shall mean any Subsidiary which is not a Material Subsidiary.

Notes shall mean, collectively, the promissory notes in the form of Exhibit 1.1(N)(1) evidencing the Revolving Credit Loans, in the form of Exhibit 1.1(N)(2) evidencing the Swing Loan, and in the form of Exhibit 1.1(N)(3) evidencing the Term Loans.

Obligation shall mean any obligation or liability of any of the Loan Parties, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with (i) this Agreement, the Notes, the Letters of Credit, the Administrative Agent’s Letter or any other Loan Document whether to the Administrative Agent, any of the Lenders or their Affiliates or other persons provided for under such Loan Documents, (ii) any Lender Provided Interest Rate Hedge and (iii) any Other Lender Provided Financial Service Product. Notwithstanding the foregoing provisions in this definition, Obligations shall not include Excluded Swap Obligations.

Offer shall have the meaning specified in Section 11.8.7 [Below-Par Purchases].

Offer Loans shall have the meaning specified in Section 11.8.7 [Below-Par Purchases].

Official Body shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

Other Connection Taxes shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient (or an agent or affiliate thereof) and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

Other Lender Provided Financial Service Product shall mean agreements or other arrangements under which any Lender or Affiliate of a Lender provides any of the following products or services to any of the Loan Parties or their Subsidiaries: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including overdrafts, controlled disbursement, accounts or services, or (g) foreign currency exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions, and (h) commodity swaps, commodity options, forward commodity contracts and any other similar transactions.

Other Taxes shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.6.2 [Replacement of a Lender]).

Participant has the meaning specified in Section 11.8.4 [Participations].

Participation Advance shall have the meaning specified in Section 2.9.3 [Disbursements, Reimbursement].

Payment Date shall mean the first day of each calendar quarter after the date hereof and on the Expiration Date or upon acceleration of the Notes.

Payment In Full or Paid In Full shall mean the indefeasible payment in full in cash of the Loans and other Obligations hereunder, termination of the Commitments and expiration or termination of all Letters of Credit.

PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

Pension Plan shall mean at any time an “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) (including a “multiple employer plan” as described in Sections 4063 and 4064 of ERISA, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is a defined benefit plan within the meaning of Section 3(35) of ERISA subject to the minimum funding standards under Section 412 or Section 430 of the Code and either (i) is sponsored, maintained or contributed to by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been sponsored, maintained or contributed to by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group, or in the case of a “multiple employer” or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

Permitted Acquisition shall have the meaning assigned to that term in Section 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions].

Permitted Investments shall mean:

(i) direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition;

(ii) commercial paper maturing in 180 days or less rated not lower than A-1, by Standard & Poor’s or P-1 by Moody’s Investors Service, Inc. on the date of acquisition;

(iii) demand deposits, time deposits or certificates of deposit maturing within one year in commercial banks whose obligations are rated A-1, A or the equivalent or better by Standard & Poor’s on the date of acquisition;

(iv) money market or mutual funds whose investments are limited to those types of investments described in clauses (i)-(iii) above; and

(v) Cash Equivalents.

Permitted Liens shall mean:

(i) Liens for taxes, assessments, customs duties, or similar charges, incurred in the ordinary course of business and which are not yet due and payable;

(ii) Pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;

(iii) Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;

(iv) Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

(v) Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

(vi) Security interests and other Liens in favor of the Collateral Agent securing the Senior Secured Obligations granted pursuant to the Collateral Documents (including senior notes in an aggregate principal amount of up to $25,000,000 issued after the Closing Date pursuant to the Private Shelf Agreement);

(vii) Any Lien existing on the Closing Date and described on Schedule 1.1(P), and any renewals or extensions thereof, provided that the principal amount secured thereby is not hereafter or thereafter increased, and no additional assets become subject to such Lien;

(viii) Purchase Money Security Interests (including security interests in connection with capitalized leases); provided that the aggregate amount of loans and deferred payments secured by such Purchase Money Security Interests shall not exceed $50,000,000 in the aggregate at any one time outstanding (excluding for the purpose of this computation any loans or deferred payments secured by Liens described on Schedule 1.1(P));

(ix) any interest or title of a lessor or sublessor under any lease and covering only the assets so leased and any interest of non-exclusive licensors under license agreements in the ordinary course of business;

(x) Liens solely on any cash earnest money deposits made by Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(xi) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property, consignments that are not Purchase Money Security Interests and similar arrangements entered into in the ordinary course of business;

(xii) non-exclusive outbound licenses of patents, copyrights, trademarks and other intellectual property rights granted by Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of Borrower or such Subsidiary;

(xiii) Liens arising by virtue of any statutory, contractual or common law provision relating to rights of set-off or similar rights relating to the establishment of depository relations in the ordinary course of business with banks not given in connection with the issuance of Indebtedness;

(xiv) Liens of a collection bank arising under Section 4-210 of the applicable Uniform Commercial Code on items in the course of collection;

(xv) Liens on specific items of inventory or other goods arising under Article 2 of the applicable Uniform Commercial Code in the ordinary course of business securing such Person’s obligations in respect of bankers’ acceptances and letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods, in any case covering only goods actually sold;

(xvi) Liens on insurance policies and the proceeds thereof securing the financing of premiums with respect thereto to the extent permitted hereunder;

(xvii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Loan Party as the seller of such goods, and Liens incurred on specific items of inventory identified to any contract with the government of the United States in respect of progress payments received by any Loan Party, in each case as made in the ordinary course of business and consistent with the past practices of such Loan Party;

(xviii) [Intentionally Omitted]

(xix) Liens on real property, improvements to real property and fixtures of the Loan Parties or Material Subsidiaries to secure Indebtedness of such Loan Party or such Material Subsidiary in an aggregate amount not to exceed $50,000,000 at any time outstanding;

(xx) Liens not to exceed $25,000,000 at any one time outstanding on fixed assets acquired or property of a Subsidiary of the Borrower acquired pursuant to a Permitted Acquisition, excluding a Purchase Money Security Interest which secures a payment obligation to the seller of such assets or Subsidiary; provided however (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person’s becoming a Subsidiary of the Borrower, as the case may be, (B) such Lien shall not attach or apply to any other property or assets of the Borrower or such Subsidiary, and (C) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be;

(xxi) Liens not otherwise permitted above in this definition securing Indebtedness in an amount not exceeding $25,000,000 at any time outstanding; and

(xxii) The following, (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, and in either case they do not affect the Collateral in a material or adverse manner or, in the aggregate, materially impair the ability of any Loan Party to perform its Obligations hereunder or under the other Loan Documents:

(1) Claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty; provided that the applicable Loan Party maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;

(2) Claims, Liens or encumbrances upon, and defects of title to, real or personal property other than the Collateral, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

(3) Claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens; or

(4) Liens resulting from final judgments or orders described in Section 9.1.6 [Final Judgments or Orders].

Permitted Refinancing means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided, that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder; (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended (except by virtue of amortization of or prepayment of Indebtedness prior to such date of determination); (c) at the time thereof, no Potential Default or Event of Default shall have occurred and be continuing; (d) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended; (e) the original obligors in respect of such Indebtedness being modified, refinanced, refunded, renewed or extended remain the only obligors thereon; and (f) the terms and conditions of any such modification, refinancing, refunding, renewal or extension, taken as a whole, are not materially less favorable to the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended.

Permitted Transferee shall mean, with respect to the holder of beneficial ownership of the Voting Stock of the Borrower, any person that is (i) a spouse or surviving spouse, descendant or sibling of such holder, any spouse or surviving spouse or descendant of any of these persons, any religious, charitable or educational organization, any trust of which any such holder, or any of these other persons or entities, or any combination thereof, are primary beneficiaries (such holder, any such other person or entity, and each settlor of any such trust, each a “Permitted Beneficiary”), (ii) any Permitted Beneficiary of such holder that is a trust (determined, for this purpose, as if any settlor of the trust was the holder of such voting capital stock as of the date of this Agreement), (iii) the estate of any such holder who is an individual, (iv) any Permitted Beneficiary of any such holder as a beneficiary of such holder’s estate or trust, including without limitation pursuant to applicable will, trust or contract provision or applicable law, (v) in the case of a holder that is a trust, any current or former employee of the Borrower as a beneficiary of the trust, (vi) in the case of a holder that is a partnership, limited liability company or other entity, any one or more partners, members or other owners of such entity as of the date of this Agreement or to any Permitted Beneficiary of any such partner, member or other owner, or (vii) in the case of the ESOP, any person that receives distribution of shares of Voting Stock from the ESOP as a result of the termination of the ESOP or the retirement of such person, including in each such case, any such Person that received such Person’s beneficial ownership of the Voting Stock of the Borrower from such holder prior to the Closing Date.

Person shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

Pledge Agreement shall mean the Amended and Restated Pledge Agreement, as the same may be amended, modified, extended or restated from time to time, in substantially the form of Exhibit 1.1(P) executed and delivered by each of the Loan Parties to the Collateral Agent as security for the Senior Secured Obligations pursuant to which each Loan Party pledges, inter alia, (i) all the outstanding ownership interests held by each such Loan Party in any Domestic Subsidiary other than a Domestic Subsidiary that is a Foreign Holding Company, and (ii) sixty-five percent (65%) of the outstanding ownership interests held by each such Loan Party in any first tier Foreign Subsidiary owned directly by such Loan Party.

PNC shall mean PNC Bank, National Association, its successors and assigns.

Potential Default shall mean any event or condition which with notice or passage of time, or both, would constitute an Event of Default.

Prime Rate shall mean the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged commercial borrowers or others by the Administrative Agent. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

Principal Office shall mean the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania.

Prior Security Interest shall mean a valid and enforceable perfected first-priority security interest under the Uniform Commercial Code in the Collateral which is subject only to Liens of the type described in clauses (i), (iii), (iv), (vii), (viii), (xii), (xiii), (xiv), (xv), (xvii), (xx) and (xxii)(1) and (3) of the definition of Permitted Liens.

Private Shelf Agreement shall mean the Amended and Restated Private Shelf Agreement dated as of September 24, 2010, as the same may be amended from time to time, relating to the Borrower’s Senior Notes (2010).

Public Market shall exist if (a) a Public Offering has been consummated and (b) any Equity Interests of the Borrower have been distributed by means of an effective registration statement under the Securities Act.

Public Offering shall mean a public offering of the Equity Interests of the Borrower pursuant to an effective registration statement under the Securities Act.

Published Rate shall mean the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the rate at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market for a one month period as published in another publication selected by the Administrative Agent).

Purchase Money Security Interest shall mean Liens (including security interests in connection with capitalized leases) upon tangible personal property securing loans to any Loan Party or Subsidiary of a Loan Party or deferred payments by such Loan Party or Subsidiary for the purchase of such tangible personal property.

Ratable Share shall mean

(i) with respect to a Lender’s obligation to make Revolving Credit Loans, participate in Letters of Credit and other Letter of Credit Obligations, and receive payments, interest, and fees related thereto, the proportion that such Lender’s Revolving Credit Commitment bears to the Revolving Credit Commitments of all of the Lenders, provided however that if the Revolving Credit Commitments have terminated or expired, such Ratable Share shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments.

(ii) with respect to a Lender’s obligation to make Term Loans and receive payments, interest, and fees related thereto, the proportion that such Lender’s Term Loans bears to the Term Loans of all of the Lenders, provided however that if the Term Loans have not yet been funded, the computation in this clause shall be determined based upon the Term Loan Commitments of the Lenders and not the amount of their Term Loans.

(iii) with respect to all other matters as to a particular Lender, the percentage obtained by dividing (i) such Lender’s Revolving Credit Commitment plus Term Loan, by (ii) the sum of the aggregate amount of the Revolving Credit Commitments plus Term Loans of all Lenders; provided however that if that if the Revolving Credit Commitments have terminated or expired, the computation in this clause shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments, and not on the current amount of the Revolving Credit Commitments and provided further that if the Term Loans have not yet been funded, the computation in this clause shall be determined based upon the Term Loan Commitments and not the current amount of the Term Loans; and provided further, in the case of Section 2.11 [Defaulting Lenders] when a Defaulting Lender shall exist, “Ratable Share” shall mean the percentage of the aggregate Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment.

Recipient shall mean (i) the Administrative Agent, (ii) any Lender and (iii) the Issuing Lender, as applicable.

Reimbursement Obligation shall have the meaning specified in Section 2.9.3 [Disbursements, Reimbursement].

Related Investor shall mean the University of Notre Dame.

Related Parties shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

Relief Proceeding shall mean any proceeding seeking a decree or order for relief in respect of any Person in a voluntary or involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Person for any substantial part of its property, or for the winding-up or liquidation of its affairs, or an assignment for the benefit of its creditors.

Reportable Compliance Event shall mean any Covered Entity becomes a Sanctioned Person, or is indicted, arraigned, subject to formal investigation or custodially detained, or receives a subpeona or other formal request for information from regulatory or law enforcement officials, in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or self-discovers facts or circumstances to the effect that it is reasonably likely that an aspect of its operations are in actual or probable violation of any Anti-Terrorism Law.

Required Lenders means, at any time, Lenders (other than Defaulting Lenders) whose Ratable Share in the aggregate exceeds 50% as determined pursuant to clause (iii) of the definition of “Ratable Share”.

Required Share shall have the meaning assigned to such term in Section 5.11 [Settlement Date Procedures].

Revolving Credit Commitment shall mean, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(B) in the column labeled “Amount of Commitment for Revolving Credit Loans,” as such Commitment is thereafter assigned or modified and Revolving Credit Commitments shall mean the aggregate Revolving Credit Commitments of all of the Lenders.

Revolving Credit Loans shall mean collectively and Revolving Credit Loan shall mean separately all Revolving Credit Loans or any Revolving Credit Loan made by the Lenders or one of the Lenders to the Borrower pursuant to Section 2.1 [Revolving Credit Commitments] or 2.9.3 [Disbursements, Reimbursement].

Revolving Facility Usage shall mean at any time the sum of the outstanding Revolving Credit Loans, the outstanding Swing Loans, and the Letter of Credit Obligations.

Sanctioned Country means a country subject to a sanctions program maintained by any Compliance Authority.

Sanctioned Person means any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person or entity, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any order or directive of any Compliance Authority or otherwise subject to, or specially designated under, any sanctions program maintained by any Compliance Authority.

Securities Act shall mean the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect from time to time.

Security Agreement shall mean the Amended and Restated Security Agreement, as the same may be amended, modified, extended or restated from time to time, in substantially the form of Exhibit 1.1(S) executed and delivered by each of the Loan Parties to the Collateral Agent as security for the Senior Secured Obligations.

Senior Noteholders (2010) shall mean the holders of the Senior Notes (2010).

Senior Notes (2010) shall mean the Borrower’s 5.60% Senior Series A Secured Notes due September 24, 2018 in the original aggregate principal amount of $75,000,000 issued pursuant to the Private Shelf Agreement.

Senior Secured Obligations shall have the meaning ascribed to such term in the Intercreditor Agreement.

Settlement Date shall mean the Business Day on which the Administrative Agent elects to effect settlement pursuant Section 5.11 [Settlement Date Procedures].

Solvent shall mean, with respect to any Person on any date of determination, taking into account rights of reimbursement, contribution or similar rights in respect of obligations for which such Person has provided a Guaranty or are otherwise available to such

Person from other Persons, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Sponsor shall mean American Securities LLC or any of its Affiliates (but excluding any operating portfolio companies of the foregoing).

Sponsor Affiliated Lender shall mean the Sponsor in its capacity as a Lender hereunder.

Standard & Poor’s shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

Statements shall have the meaning specified in Section 6.1.6(i) [Historical Statements].

Subsidiary shall mean, with respect to any Person, at the time of determination, any corporation, trust, partnership, any limited liability company, association, joint venture or other business entity: (i) of which more than 50.0% of the total voting power of shares of stock or other ownership interests entitled (regardless of any contingency which does or may suspend or dilute the voting rights) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management or policies thereof is at such time owned or controlled, directly or indirectly, by such Person or one or more of such Person’s Subsidiaries or (ii) which is at such time controlled or capable of being controlled by such Person or one or more of such Person’s Subsidiaries; provided that in determining the percentage of ownership interest of any Person , no ownership interest in the nature of a “qualifying share” of any such corporation, trust, partnership, any limited liability company, association, joint venture or other business entity shall be deemed outstanding; provided further, so long as no Loan Party owns more than 51.0% of the total voting power of ADS Mexicana S.A. de C.V. or ADS Corporativo, S.A. de C.V., respectively, each such entity shall not constitute a Subsidiary for purposes of this Agreement and in no event shall any Subsidiary thereof constitute a Subsidiary for purposes of this Agreement.

Subsidiary Equity Interests shall have the meaning specified in Section 6.1.2 [Subsidiaries and Owners; Investment Companies].

Swap Obligation shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

Swing Loan Commitment shall mean PNC’s commitment to make Swing Loans to the Borrower pursuant to Section 2.1.2 [Swing Loan Commitment] hereof in an aggregate principal amount up to $20,000,000.

Swing Loan Note shall mean the Swing Loan Note of the Borrower in the form of Exhibit 1.1(N)(2) evidencing the Swing Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

Swing Loan Request shall mean a request for Swing Loans made in accordance with Section 2.5.2 [Swing Loan Requests] hereof.

Swing Loans shall mean collectively and Swing Loan shall mean separately all Swing Loans or any Swing Loan made by PNC to the Borrower pursuant to Section 2.1.2 [Swing Loan Commitment] hereof.

Taxes shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.

Term Lender shall have the meaning specified in Section 11.8.7 [Below-Par Purchases].

Term Loan shall mean collectively, and Term Loan shall mean separately, all Term Loans, any Term Loan made by the Term Loan Lenders or one of the Term Loan Lenders to the Borrower pursuant to Section 3.1 [Term Loans] or any Incremental Term Loans made by any Lender or New Lender to the Borrower pursuant to Section 2.10 [Increase in Commitments and Incremental Term Loans].

Term Loan Commitment shall mean as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(B) in the column labeled “Amount of Commitment for Term Loans,” as such Commitment is thereafter assigned or modified and Term Loan Commitments shall mean the aggregate Term Loan Commitments of all of the Lenders.

Transaction shall mean the transaction pursuant to which (i) existing Indebtedness is being refinanced and (ii) the facility evidenced hereby is being made available to Borrower.

UCC shall mean the Uniform Commercial Code as in effect in the State of Ohio on the date hereof and as amended from time to time, except to the extent that the conflict of law rules of such Uniform Commercial Code shall apply the Uniform Commercial Code as in effect from time to time in any other state to specific property or other matters.

USA Patriot Act shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

U.S. Person shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

U.S. Tax Compliance Certificate shall have the meaning specified in Section 5.9.7 [Status of Lenders].

Voting Stock shall mean, with respect to any corporation, any shares of stock of such corporation whose holders are entitled under ordinary circumstances to vote for the election of directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

Weighted Average Life to Maturity shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

Withholding Agent shall mean any Loan Party and the Administrative Agent.

Yield Differential shall mean, with respect to any Incremental Term Loans made pursuant to Section 2.10 [Increase in Commitments and Incremental Term Loans], (i) the Effective Yield applicable to such Incremental Term Loans minus (ii) the Effective Yield applicable to the Initial Term Loans minus (iii) 50 basis points.

1.2 Construction. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (i) references to the plural include the singular, the plural, the part and the whole and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (ii) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (iii) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (iv) reference to any Person includes such Person’s successors and assigns; (v) reference to any agreement, including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto, document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated; (vi) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (viii) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document, and (ix) unless otherwise specified, all references herein to times of day shall be references to Eastern Time.

1.3 Accounting Principles. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 8.2 [Negative Covenants] (and all defined terms used in the definition of any accounting term used in Section 8.2 [Negative Covenants] shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing Statements referred to in Section 6.1.6(i) [Historical Statements]. In the event of any change after the date hereof in GAAP, and if such change would affect the computation of any of the financial covenants set forth in Section 8.2 [Negative Covenants] or would affect the Loan Parties’ compliance with the negative covenant set forth in Section 8.2.2 [Liens; Lien Covenants] (including, without limitation, the accounting treatment of the Fleet Leases pursuant to GAAP as in effect on the date hereof), then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants or other negative covenant in a manner that would preserve the original intent thereof, but would allow compliance therewith to be determined in accordance with the Borrower’s financial statements at that time, provided that, until so amended such financial covenants shall continue to be computed in accordance with GAAP prior to such change therein.

2. REVOLVING CREDIT AND SWING LOAN FACILITIES

2.1 Revolving Credit Commitments.

2.1.1 Revolving Credit Loans. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Lender severally agrees to make Revolving Credit Loans to the Borrower at any time or from time to time on or after the date hereof to the Expiration Date; provided that after giving effect to each such Loan (i) the aggregate amount of Revolving Credit Loans from such Lender shall not exceed such Lender’s Revolving Credit Commitment minus such Lender’s Ratable Share of the Letter of Credit Obligations and outstanding Swing Loans, and (ii) the Revolving Facility Usage shall not exceed the Revolving Credit Commitments. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.

2.1.2 Swing Loan Commitment. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, and in order to facilitate loans and repayments between Settlement Dates, PNC may, at its option, cancelable at any time for any reason whatsoever, make swing loans (the “Swing Loans”) to the Borrower at any time or from time to time after the date hereof to, but not including, the Expiration Date, in an aggregate principal amount up to but not in excess of the Swing Loan Commitment, provided that after giving effect to such Loan, the Revolving Facility Usage shall not exceed the Revolving Credit Commitments. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.2.

2.1.3 Reduction in Revolving Credit Commitment. The Borrower shall have the right at any time after the Closing Date upon five (5) days’ prior written notice to the Administrative Agent to permanently reduce (ratably among the Lenders in proportion to their Ratable Shares) the Revolving Credit Commitments, in a minimum amount of $5,000,000 and whole multiples of $1,000,000, or to terminate completely the Revolving Credit Commitments, without penalty or premium except as hereinafter set forth; provided that any such reduction or termination shall be accompanied by prepayment of the Notes, together with outstanding Commitment Fees, and the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 5.10 [Indemnity] hereof) to the extent necessary to cause the aggregate Revolving Facility Usage after giving effect to such prepayments to be equal to or less than the Revolving Credit Commitments as so reduced or terminated. Any notice to reduce the Revolving Credit Commitments under this Section 2.1.3 shall be irrevocable.

2.2 Nature of Lenders’ Obligations with Respect to Revolving Credit Loans. Each Lender shall be obligated to participate in each request for Revolving Credit Loans pursuant to Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests] in accordance with its Ratable Share. The aggregate of each Lender’s Revolving Credit Loans outstanding hereunder to the Borrower at any time shall never exceed its Revolving Credit Commitment minus its Ratable Share of the outstanding Swing Loans and Letter of Credit Obligations. The obligations of each Lender hereunder are several. The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Borrower to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder. The Lenders shall have no obligation to make Revolving Credit Loans hereunder on or after the Expiration Date.

2.3 Commitment Fees. Accruing from the Closing Date until the Expiration Date, the Borrower agrees to pay to the Administrative Agent for the account of each Lender according to its Ratable Share, a nonrefundable commitment fee (the “Commitment Fee”) equal to the Applicable Commitment Fee Rate (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) multiplied by the average daily difference between the amount of (i) the Revolving Credit Commitments (for purposes of this computation, PNC’s Swing Loans shall be deemed to be borrowed amounts under its Revolving Credit Commitment) and (ii) the Revolving Facility Usage; provided, however, that any Commitment Fee accrued with respect to the Revolving Credit Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such Commitment Fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no Commitment Fee shall accrue with respect to the Revolving Credit Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Subject to the proviso in the directly preceding sentence, all Commitment Fees shall be payable in arrears on each Payment Date.

2.4 Intentionally Omitted.

2.5 Revolving Credit Loan Requests; Swing Loan Requests.

2.5.1 Revolving Credit Loan Requests. Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request the Lenders to make

Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans or Term Loans pursuant to Section 4.2 [Interest Periods], by delivering to the Administrative Agent, not later than 11:00 a.m., (i) three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans to which the LIBOR Rate Option applies or the conversion to or the renewal of the LIBOR Rate Option for any Loans; and (ii) the same Business Day of the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan, of a duly completed request therefor substantially in the form of Exhibit 2.5.1 or a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form (each, a “Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Loan Request shall be irrevocable and shall specify the aggregate amount of the proposed Loans comprising each Borrowing Tranche, and, if applicable, the Interest Period, which amounts shall be in (x) integral multiples of $500,000 and not less than $1,000,000 for each Borrowing Tranche under the LIBOR Rate Option, and (y) integral multiples of $100,000 and not less than $500,000 for each Borrowing Tranche under the Base Rate Option.

2.5.2 Swing Loan Requests. Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request PNC to make Swing Loans by delivery to PNC not later than 12:00 noon on the proposed Borrowing Date of a duly completed request therefor substantially in the form of Exhibit 2.5.2 hereto or a request by telephone immediately confirmed in writing by letter, facsimile or telex (each, a “Swing Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Swing Loan Request shall be irrevocable and shall specify the proposed Borrowing Date and the principal amount of such Swing Loan, which shall be not less than $100,000.

2.6 Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans.

2.6.1 Making Revolving Credit Loans. The Administrative Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests], notify the Lenders of its receipt of such Loan Request specifying the information provided by the Borrower and the apportionment among the Lenders of the requested Revolving Credit Loans as determined by the Administrative Agent in accordance with Section 2.2 [Nature of Lenders’ Obligations with Respect to Revolving Credit Loans]. Each Lender shall remit the principal amount of each Revolving Credit Loan to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Section 7.2 [Each Loan or Letter of Credit], fund such Revolving Credit Loans to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m., on the applicable Borrowing Date; provided that if any Lender fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds the Revolving Credit Loans of such Lender on such Borrowing Date, and such Lender shall be subject to the repayment obligation in Section 2.6.2 [Presumptions by the Administrative Agent].

2.6.2 Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Loan that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.6.1 [Making Revolving Credit Loans] and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Loans under the Base Rate Option. If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

2.6.3 Making Swing Loans. So long as PNC elects to make Swing Loans, PNC shall, after receipt by it of a Swing Loan Request pursuant to Section 2.5.2 [Swing Loan Requests], fund such Swing Loan to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 4:00 o’clock p.m. on the Borrowing Date.

2.6.4 Repayment of Revolving Credit Loans. The Borrower shall repay the Revolving Credit Loans together with all outstanding interest thereon on the Expiration Date.

2.6.5 Borrowings to Repay Swing Loans. PNC may, at its option, exercisable at any time for any reason whatsoever, demand repayment of the Swing Loans, and each Lender shall make a Revolving Credit Loan in an amount equal to such Lender’s Ratable Share of the aggregate principal amount of the outstanding Swing Loans, plus, if PNC so requests, accrued interest thereon, provided that no Lender shall be obligated in any event to make Revolving Credit Loans in excess of its Revolving Credit Commitment minus its Ratable Share of Letter of Credit Obligations. Revolving Credit Loans made pursuant to the preceding sentence shall bear interest at the Base Rate Option and shall be deemed to have been properly requested in accordance with Section 2.5.1 [Revolving Credit Loan Requests] without regard to any of the requirements of that provision. PNC shall provide notice to the Lenders (which may be telephonic or written notice by letter, facsimile or telex) that such Revolving Credit Loans are to be made under this Section 2.6.5 and of the apportionment among the Lenders, and the Lenders shall be unconditionally obligated to fund such Revolving Credit Loans (whether or not the conditions specified in Section 2.5.1 [Revolving Credit Loan Requests] are then satisfied) by the time PNC so requests, which shall not be earlier than 3:00 p.m. on the Business Day next after the date the Lenders receive such notice from PNC.

2.7 Notes. If so requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent) prior to the Closing Date, or at any time thereafter, the Obligation of the Borrower to repay the aggregate unpaid principal amount of the Revolving Credit Loans, Swing Loans and Term Loans made to it by each Lender, together with interest thereon, shall be evidenced by a revolving credit Note, a swing Note and a term Note, dated the Closing Date payable to the order of such Lender in a face amount equal to the Revolving Credit Commitment, Swing Loan Commitment or Term Loan Commitment, as applicable, of such Lender. Such Note shall be executed on the Closing Date with respect to requests made prior to the Closing Date and shall be executed within two (2) Business Days after request with respect to requests made after the Closing Date.

2.8 Use of Proceeds. The proceeds of the Loans shall be used (i) for the repurchase of capital stock of the Borrower, (ii) to finance the fees associated with the transactions contemplated hereunder; (iii) to refinance existing Indebtedness of the Borrower; and (iv) to provide for the ongoing working capital and capital expenditure needs of the Borrower and its Subsidiaries; (v) to finance Permitted Acquisitions and Capital Distributions permitted under Section 8.2.5 [Dividends and Related Distributions], and for general corporate purposes of the Loan Parties.

2.9 Letter of Credit Subfacility.

2.9.1 Issuance of Letters of Credit. Borrower may at any time prior to the Expiration Date request the issuance of a standby or trade letter of credit (each a “Letter of Credit”) on behalf of itself, another Loan Party or a Subsidiary, or the amendment or extension of an existing Letter of Credit, by delivering or having such other Loan Party deliver to the Issuing Lender (with a copy to the Administrative Agent) a completed application and agreement for letters of credit, or request for such amendment or extension, as applicable, in such form as the Issuing Lender may specify from time to time by no later than 10:00 a.m. at least five (5) Business Days, or such shorter period as may be agreed to by the Issuing Lender, in advance of the proposed date of issuance. In the event that a Letter of Credit is requested on behalf of a Subsidiary that is not a Loan Party, the applicant or co-applicant shall be either Borrower or another Loan Party. Promptly after receipt of any letter of credit application, the Issuing Lender shall confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit application and if not, such Issuing Lender will provide Administrative Agent with a copy thereof. Unless the Issuing Lender has received notice from any Lender, Administrative Agent or any Loan Party, at least one day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions in Section 7 [Conditions of Lending and Issuance of Letters of Credit] is not satisfied, then, subject to the terms and conditions hereof and in reliance on the agreements of the other Lenders set forth in this Section 2.9, the Issuing Lender or any of the Issuing Lender’s Affiliates will issue a Letter of Credit or agree to such amendment or extension, provided that each Letter of Credit shall (A) have a maximum maturity of twelve (12) months from the date of issuance, and (B) in no event expire later than the Expiration Date and provided further that in no event shall (i) the Letter of Credit Obligations exceed, at any one time, $15,000,000 (the “Letter of Credit Sublimit”) or (ii) the Revolving Facility Usage exceed, at any one time, the Revolving Credit Commitments. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to the beneficiary thereof, the applicable Issuing Lender will also deliver to Borrower and Administrative Agent a true and complete copy of such Letter of Credit or amendment.

From and after the Closing Date, the letters of credit issued by PNC under the Existing Credit Agreement which are set forth on Schedule 2.8 (the “Existing Letters of Credit”) shall be deemed to have been issued under this Agreement and shall each constitute a “Letter of Credit” in all respects for purposes of this Agreement. On the Closing Date, each Lender, other than PNC, shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from PNC as Issuing Bank a participation in such Existing Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Ratable Share of the maximum amount available to be drawn under such Existing Letter of Credit and the amount of such drawing, respectively. The provisions of Section 2.9.7 shall apply to the Existing Letters of Credit, including with respect to any drawing thereunder, mutatis mutandis.

Notwithstanding any other provision hereof, no Issuing Lender shall be required to issue any Letter of Credit, if any Lender is at such time a Defaulting Lender hereunder, unless such Issuing Lender is satisfied that it will have no Fronting Exposure after giving effect thereto (it being understood that the Issuing Lender would consider the Borrower or such Defaulting Lender providing cash collateral to the Administrative Agent, for the benefit of the Issuing Lender, to secure the Defaulting Lender’s Ratable Share of the Letter of Credit, a satisfactory arrangement).

2.9.2 Letter of Credit Fees. The Borrower shall pay (i) to the Administrative Agent for the ratable account of the Lenders a fee (the “Letter of Credit Fee”) equal to the Applicable Letter of Credit Fee Rate, and (ii) to the Issuing Lender for its own account a fronting fee equal to 0.125% per annum (in each case computed on the basis of a year of 360 days and actual days elapsed), which fees shall be computed on the daily average Letter of Credit Obligations (other than Letter of Credit Borrowings) and shall be payable quarterly in arrears on each Payment Date following issuance of each Letter of Credit. The Borrower shall also pay to the Issuing Lender for the Issuing Lender’s sole account the Issuing Lender’s then in effect customary fees and administrative expenses payable with respect to the Letters of Credit as the Issuing Lender may generally charge or incur from time to time in connection with the issuance, maintenance, amendment (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.

2.9.3 Disbursements, Reimbursement. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.

2.9.3.1 In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Lender will promptly notify the Borrower and the Administrative Agent thereof. Provided that it shall have received such notice, the Borrower shall reimburse (such obligation to reimburse the Issuing Lender shall sometimes be referred to as a “Reimbursement Obligation”) the Issuing Lender either with funds other than proceeds of Revolving Credit Loans prior to 12:00 noon on each date that an amount is paid by the Issuing

Lender under any Letter of Credit (each such date, a “Drawing Date”) by paying to the Administrative Agent for the account of the Issuing Lender an amount equal to the amount so paid by the Issuing Lender or with proceeds of Revolving Credit Loans pursuant to this Section 2.9.3.1. In the event the Borrower elects not to so reimburse the Issuing Lender (through the Administrative Agent) directly for the full amount of any drawing under any Letter of Credit by 12:00 noon on the Drawing Date, the Administrative Agent will promptly notify each Lender thereof, and the Borrower shall be deemed to have requested that Revolving Credit Loans be made by the Lenders under the Base Rate Option to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the Revolving Credit Commitment and subject to the conditions set forth in Section 7.2 [Each Loan or Letter of Credit] other than any notice requirements. Any notice given by the Administrative Agent or Issuing Lender pursuant to this Section 2.9.3.1 may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

2.9.3.2 Each Lender shall upon any notice pursuant to Section 2.9.3.1 make available to the Administrative Agent for the account of the Issuing Lender an amount in immediately available funds equal to its Ratable Share of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.9.3 [Disbursement; Reimbursement]) each be deemed to have made a Revolving Credit Loan under the Base Rate Option to the Borrower in that amount. If any Lender so notified fails to make available to the Administrative Agent for the account of the Issuing Lender the amount of such Lender’s Ratable Share of such amount by no later than 2:00 p.m. on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Loans under the Base Rate Option applicable to Revolving Credit Loans on and after the fourth day following the Drawing Date. The Administrative Agent and the Issuing Lender will promptly give notice (as described in Section 2.9.3.1 above) of the occurrence of the Drawing Date, but failure of the Administrative Agent or the Issuing Lender to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.9.3.2.

2.9.3.3 With respect to any unreimbursed drawing that is not converted into Revolving Credit Loans under the Base Rate Option to the Borrower in whole or in part as contemplated by Section 2.9.3.1, because of the Borrower’s failure to satisfy the conditions set forth in Section 7.2 [Each Loan or Letter of Credit] other than any notice requirements, or for any other reason, the Borrower shall be deemed to have incurred from the Issuing Lender a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans under the Base Rate Option. Each Lender’s payment to the Administrative Agent for the account of the Issuing Lender pursuant to Section 2.9.3 [Disbursements, Reimbursement] shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing (each a “Participation Advance”) from such Lender in satisfaction of its participation obligation under this Section 2.9.3.

2.9.4 Repayment of Participation Advances.

2.9.4.1 Upon (and only upon) receipt by the Administrative Agent for the account of the Issuing Lender of immediately available funds from the Borrower (i) in reimbursement of any payment made by the Issuing Lender under the Letter of Credit with respect to which any Lender has made a Participation Advance to the Administrative Agent, or (ii) in payment of interest on such a payment made by the Issuing Lender under such a Letter of Credit, the Administrative Agent on behalf of the Issuing Lender will pay to each Lender, in the same funds as those received by the Administrative Agent, the amount of such Lender’s Ratable Share of such funds, except the Administrative Agent shall retain for the account of the Issuing Lender the amount of the Ratable Share of such funds of any Lender that did not make a Participation Advance in respect of such payment by the Issuing Lender.

2.9.4.2 If the Administrative Agent is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of any payment made by any Loan Party to the Administrative Agent for the account of the Issuing Lender pursuant to this Section in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent for the account of the Issuing Lender the amount of its Ratable Share of any amounts so returned by the Administrative Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Administrative Agent, at a rate per annum equal to the Federal Funds Effective Rate in effect from time to time.

2.9.5 Documentation. Each Loan Party agrees to be bound by the terms of the Issuing Lender’s application and agreement for letters of credit and the Issuing Lender’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Loan Party’s own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Issuing Lender shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.9.6 Determinations to Honor Drawing Requests. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

2.9.7 Nature of Participation and Reimbursement Obligations. Each Lender’s obligation in accordance with this Agreement to make the Revolving Credit Loans or Participation Advances, as contemplated by Section 2.9.3 [Disbursements, Reimbursement], as a result of a drawing under a Letter of Credit, and the Obligations of the Borrower to reimburse the Issuing Lender upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.9 under all circumstances, including the following circumstances:

(i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender or any of its Affiliates, the Borrower or any other Person for any reason whatsoever, or which any Loan Party may have against the Issuing Lender or any of its Affiliates, any Lender or any other Person for any reason whatsoever;

(ii) the failure of any Loan Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in Sections 2.1 [Revolving Credit Commitments], 2.5 [Revolving Credit Loan Requests; Swing Loan Requests], 2.6 [Making Revolving Credit Loans and Swing Loans; Etc.] or 7.2 [Each Loan or Letter of Credit] or as otherwise set forth in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.9.3 [Disbursements, Reimbursement];

(iii) any lack of validity or enforceability of any Letter of Credit;

(iv) any claim of breach of warranty that might be made by any Loan Party or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which any Loan Party or any Lender may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Issuing Lender or its Affiliates or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);

(v) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if the Issuing Lender or any of its Affiliates has been notified thereof;

(vi) payment by the Issuing Lender or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii) any failure by the Issuing Lender or any of its Affiliates to issue any Letter of Credit in the form requested by any Loan Party, unless the Issuing Lender has received written notice from such Loan Party of such failure within three Business Days after the

Issuing Lender shall have furnished such Loan Party and the Administrative Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party or Subsidiaries of a Loan Party;

(x) any breach of this Agreement or any other Loan Document by any party thereto;

(xi) the occurrence or continuance of an Insolvency Proceeding with respect to any Loan Party;

(xii) the fact that an Event of Default or a Potential Default shall have occurred and be continuing;

(xiii) the fact that the Expiration Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and

(xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.9.8 Indemnity. The Borrower hereby agrees to protect, indemnify, pay and save harmless the Issuing Lender and any of its Affiliates that has issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Issuing Lender or any of its Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (A) the gross negligence or willful misconduct of the Issuing Lender as determined by a final non-appealable judgment of a court of competent jurisdiction or (B) the wrongful dishonor by the Issuing Lender or any of Issuing Lender’s Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Official Body.

2.9.9 Liability for Acts and Omissions. As between any Loan Party and the Issuing Lender, or the Issuing Lender’s Affiliates, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender shall not be responsible for any of the following, including any losses or damages to any Loan Party or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Issuing Lender or its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of

Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Lender or its Affiliates, as applicable, including any act or omission of any Official Body, and none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Lender’s or its Affiliates rights or powers hereunder. Nothing in the preceding sentence shall relieve the Issuing Lender from liability for the Issuing Lender’s gross negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall the Issuing Lender or its Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages.

Without limiting the generality of the foregoing, the Issuing Lender and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by the Issuing Lender or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Issuing Lender or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Issuing Lender or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Issuing Lender or its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Issuing Lender or its Affiliates under any resulting liability to the Borrower or any Lender absent gross negligence or willful misconduct.

2.9.10 Issuing Lender Reporting Requirements. Each Issuing Lender shall, on the first Business Day of each month, provide to Administrative Agent and Borrower a schedule of the Letters of Credit issued by it, in form and substance satisfactory to Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), and the expiration date of any Letter of Credit outstanding at any time during the preceding month, and any other information relating to such Letter of Credit that the Administrative Agent may request.

2.10 Increase in Commitments and Incremental Term Loans.

(i) Increasing Lenders and New Lenders. The Borrower may, at any time following the Closing Date, request that (1) the current Lenders increase their Revolving Credit Commitments, (2) one or more new lenders (each a “New Lender”) join this Agreement and provide a Revolving Credit Commitment hereunder, (3) the current Lenders and/or one or more New Lenders participate in an increase of Term Loan Commitments or (4) the current Lenders and/or one or more New Lenders join this Agreement and provide one or more additional tranches of Term Loans (the “Incremental Term Loans”), subject to the following terms and conditions (any current Lender which elects to increase its Revolving Credit Commitment or Term Loan Commitment, as applicable, shall be referred to as an “Increasing Lender”):

(A) No Obligation to Increase. No current Lender shall be obligated to (x) increase its Revolving Credit Commitment or Term Loan Commitment and any increase in the Revolving Credit Commitment or Term Loan Commitment by any current Lender shall be in the sole discretion of such current Lender or (y) provide Incremental Term Loans and any Incremental Term Loans provided by any current Lender shall be in the sole discretion of such current Lender.

(B) Defaults. There shall exist no Events of Default or Potential Default on the effective date of such increase after giving effect to such increase.

(C) Maximum Amount of Increases and Aggregate Credit Commitments. The Borrower may request up to 4 separate increases of the Revolving Credit Commitments, increases of the Term Loan Commitments or incurrences of Incremental Term Loans issued pursuant to this Section (the “New Tranche of Term Loan Commitments”), so long as after giving effect to such increase, (i) the sum of the total aggregate increase to the Revolving Credit Commitments plus the total aggregate increase to the Term Loan Commitments does not exceed $50,000,000 and (ii) the sum of the total aggregate Revolving Credit Commitments and the aggregate Term Loan Commitments (including any Incremental Term Loans), does not exceed $475,000,000.

(D) Minimum Revolving Credit Commitments. After giving effect to such increase, the amount of the Revolving Credit Commitments provided by each of the New Lenders and each of the Increasing Lenders shall be at least $10,000,000.

(E) Terms of Incremental Term Loans. (i) the Incremental Term Loans (A) shall rank pari passu in right of payment and of security with the initial Term Loans incurred on the

Closing Date (the “Initial Term Loans”), (B) shall not mature earlier than the Initial Term Loans, (C) shall not have a shorter Weighted Average Life to Maturity than the Initial Term Loans and (D) shall have an amortization schedule (subject to clause (C) above), and interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discounts and prepayment premiums as determined by the Borrower and the lenders subject to clause (ii) below; and

(ii) If the Effective Yield applicable to Incremental Term Loans made pursuant to this Section 2.10 exceeds the Effective Yield for the Initial Term Loans made pursuant to Section 2.3.1 by more than 50 basis points, then the interest rates applicable to the Initial Term Loans set forth in Section 4 shall increase by the Yield Differential (it being understood and agreed that any increase in the interest rates payable pursuant to Section 4 that is required under this clause (ii) may, as determined by the Administrative Agent, in consultation with the Borrower, (x) take the form of interest rate increases or fees, with any such fees being equated to such interest margins in a manner determined by the Administrative Agent or (y) be accomplished by a combination of an increase in the weighted average interest rates and fees).

(A) Resolutions; Opinion. The Loan Parties shall deliver to the Administrative Agent on or before the effective date of such increase the following documents in a form reasonably acceptable to the Administrative Agent: (1) certifications of their corporate secretaries with attached resolutions certifying that the applicable increase in the Revolving Credit Commitment or Term Loan Commitment or incurrence of Incremental Term Loans has been approved by such Loan Parties, and (2) an opinion of counsel addressed to the Administrative Agent and the Lenders addressing the authorization and execution of the Loan Documents by, and enforceability of the Loan Documents against, the Loan Parties.

(B) Notes. The Borrower shall (at the request of any such Lender) execute and deliver (1) to each Increasing Lender a replacement revolving credit Note or term note reflecting the new amount of such Increasing Lender’s Revolving Credit Commitment or Term Loan Commitment, as applicable after giving effect to the increase (and the prior Note issued to such Increasing Lender shall be deemed to be terminated) and (2) to each New Lender a revolving credit Note or term note reflecting the amount of such New Lender’s Revolving Credit Commitment or Term Loan Commitment.

(C) Approval of New Lenders. Any New Lender shall be subject to the approval of the Administrative Agent.

(D) Increasing Lenders. Each Increasing Lender shall confirm its agreement to increase its Revolving Credit Commitment or Term Loan Commitment pursuant to an acknowledgement in a form acceptable to the Administrative Agent, signed by it and the Borrower and delivered to the Administrative Agent at least five (5) days before the effective date of such increase.

(E) New Lenders—Joinder. Each New Lender shall execute a lender joinder in substantially the form of Exhibit 2.10 pursuant to which such New Lender shall join and become a party to this Agreement and the other Loan Documents with a Revolving Credit Commitment or Term Loan Commitment in the amount set forth in such lender joinder.

(F) Amendment. Incremental Term Loans shall be effected by an amendment to this Agreement setting forth the terms of the Incremental Term Loans executed by (x) the Administrative Agent, (y) each Lender or New Lender agreeing to provide any portion of such Incremental Term Loan and (z) the Loan Parties, as reaffirmations of the Loan Documents executed by the Loan Parties, in each case in form and substance reasonably satisfactory to the Administrative Agent. Such amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.10.

(iii) Treatment of Outstanding Loans and Letters of Credit.

(A) Repayment of Outstanding Loans; Borrowing of New Loans. On the effective date of such increase, the Borrower shall repay all Loans then outstanding, subject to the Borrower’s indemnity obligations under Section 5.10 [Indemnity]; provided that it may borrow new Loans with a Borrowing Date on such date. Each of the Lenders shall participate in any new Loans made on or after such date in accordance with their respective Ratable Shares after giving effect to the increase in Revolving Credit Commitments contemplated by this Section 2.5.

(B) Outstanding Letters of Credit; Repayment of Outstanding Loans; Borrowing of New Loans. On the effective date of such increase, each Increasing Lender and each New Lender (i) will be deemed to have purchased a participation in each then outstanding Letter of Credit equal to its Ratable Share of such Letter of Credit and the participation of each other Lender in such Letter of Credit shall be adjusted accordingly and (ii) will acquire, (and will pay to the Administrative Agent, for the account of each Lender, in immediately available funds, an amount equal to) its Ratable Share of all outstanding Participation Advances.

2.11 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.3 [Commitment Fees];

(ii) the Commitment and outstanding Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.1 [Modifications, Amendments or Waivers]); provided, that this clause (ii) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(iii) if any Swing Loans are outstanding or any Letter of Credit Obligations exist at the time such Lender becomes a Defaulting Lender, then:

(A) all or any part of the Fronting Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Ratable Shares but only to the extent that (x) the Revolving Facility Usage does not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments, and (y) no Potential Default or Event of Default has occurred and is continuing at such time;

(B) if the reallocation described in clause (a) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such outstanding Swing Loans, and (y) second, cash collateralize for the benefit of the Issuing Lender the Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Obligations (after giving effect to any partial reallocation pursuant to clause (a) above) in a deposit account held at the Administrative Agent for so long as such Letter of Credit Obligations are outstanding;

(C) if the Borrower cash collateralizes any portion of such Defaulting Lender’s Letter of Credit Obligations pursuant to clause (b) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.9.2 [Letter of Credit Fees] with respect to such Defaulting Lender’s Letter of Credit Obligations during the period such Defaulting Lender’s Letter of Credit Obligations are cash collateralized;

(D) if the Letter of Credit Obligations of the non-Defaulting Lenders are reallocated pursuant to clause (a) above, then the fees payable to the Lenders pursuant to Section 2.9.2 [Letter of Credit Fees] shall be adjusted in accordance with such non-Defaulting Lenders’ Ratable Share; and

(E) if all or any portion of such Defaulting Lender’s Letter of Credit Obligations are neither reallocated nor cash collateralized pursuant to clause (a) or (b) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all Letter of Credit Fees payable under Section 2.9.2 [Letter of Credit Fees] with respect to such Defaulting Lender’s Letter of Credit Obligations shall be payable to the Issuing Lender (and not to such Defaulting Lender) until and to the extent that such Letter of Credit Obligations are reallocated and/or cash collateralized; and

(iv) so long as such Lender is a Defaulting Lender, PNC shall not be required to fund any Swing Loans and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless PNC or the Issuing Lender, as the case may be, is satisfied that it will have no Fronting Exposure after giving effect thereto.

If (i) a Bankruptcy Event with respect to a parent company of any Lender shall occur following the date hereof and for so long as such event shall continue, or (ii) PNC or the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, PNC shall not be required to fund any Swing Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless PNC or the Issuing Lender, as the case may be, is satisfied that it will have no Fronting Exposure after giving effect thereto.

In the event that the Administrative Agent, the Borrower, PNC and the Issuing Lender agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Administrative Agent will so notify the parties hereto, and the Ratable Share of the Swing Loans and Letter of Credit Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment, and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Ratable Share.

3. TERM LOANS

3.1 Term Loan Commitments. Subject to the terms and conditions hereof, and relying upon the representations and warranties herein set forth, each Lender severally agrees to make a term loan (the “Term Loan”) to the Borrower on the Closing Date in such principal amount as the Borrower shall request up to, but not exceeding such Lender’s Term Loan Commitment.

3.2 Nature of Lenders’ Obligations with Respect to Term Loans; Repayment Terms. The obligations of each Lender to make Term Loans to the Borrower shall be in the proportion that such Lender’s Term Loan Commitment bears to the Term Loan Commitments of all Lenders to the Borrower, but each Lender’s Term Loan to the Borrower shall never exceed its Term Loan Commitment. The failure of any Lender to make a Term Loan shall not relieve any other Lender of its obligations to make a Term Loan nor shall it impose any additional liability on any other Lender hereunder. The Lenders shall have no obligation to make Term Loans hereunder after the Closing Date. The Term Loan Commitments are not revolving credit commitments, and the Borrower shall not have the right to borrow, repay and reborrow under Section 3.1 [Term Loan Commitments]. The Term Loans shall be payable in nineteen consecutive quarterly installments of principal on the first day of each October, January, April and July as follows: (i) four quarterly principal payments, each in the amount of $1,250,000, on October 1, 2013, January 1, 2014, April 1, 2014 and July 1, 2014; (ii) four quarterly principal payments, each in the amount of $1,875,000, on October 1, 2014, January 1, 2015, April 1, 2015 and July 1, 2015; (iii) eleven quarterly principal payments, each in the amount of $2,500,000, commencing on October 1, 2015 and continuing on the first day of January, April, July and October thereafter through and including April 1, 2018, with all remaining principal on the Term Loans due and payable on the Expiration Date.

4. INTEREST RATES

4.1 Interest Rate Options. The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by it from the Base Rate Option or LIBOR Rate Option set forth below applicable to the Loans, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche; provided that there shall not be at any one time outstanding more than eight (8) Borrowing Tranches in the aggregate among all of the Loans and provided further that if an Event of Default or Potential Default exists and is continuing, the Borrower may not request, convert to, or renew the LIBOR Rate Option for any Loans. If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate.

4.1.1 Revolving Credit Interest Rate Options; Swing Loan Interest Rate. The Borrower shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans:

(i) Revolving Credit Base Rate Option: A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

(ii) Revolving Credit LIBOR Rate Option: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the LIBOR Rate plus the Applicable Margin.

Subject to Section 4.3 [Interest After Default], only (x) the Base Rate Option applicable to Revolving Credit Loans, or (y) such other rate as is offered by the Administrative Agent in its sole discretion shall apply to the Swing Loans.

4.1.2 Term Loan Interest Rate Options. The Borrower shall have the right to select from the following Interest Rate Options applicable to the Term Loans:

(i) Term Loan Base Rate Option: A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

(ii) Term Loan LIBOR Rate Option: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the LIBOR Rate plus the Applicable Margin.

4.1.3 Rate Quotations. The Borrower may call the Administrative Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrative Agent or the Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.

4.2 Interest Periods. At any time when the Borrower shall select, convert to or renew a LIBOR Rate Option, the Borrower shall notify the Administrative Agent thereof at least three (3) Business Days prior to the effective date of such LIBOR Rate Option by delivering a Loan Request. The notice shall specify an Interest Period during which such Interest Rate Option shall apply. Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a LIBOR Rate Option:

4.2.1 Amount of Borrowing Tranche. Each Borrowing Tranche of Loans under the LIBOR Rate Option shall be in integral multiples of $500,000 and not less than $1,000,000; and

4.2.2 Renewals. In the case of the renewal of a LIBOR Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

4.3 Interest After Default. To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived, and at the discretion of the Administrative Agent or upon written demand by the Required Lenders to the Administrative Agent:

4.3.1 Letter of Credit Fees, Interest Rate. The Letter of Credit Fees and the rate of interest for each Loan otherwise applicable pursuant to Section 2.9.2 [Letter of Credit Fees] or Section 4.1 [Interest Rate Options], respectively, shall be increased by 2.0% per annum; and

4.3.2 Other Obligations. Each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable under the Base Rate Option applicable to Revolving Credit Loans plus an additional 2.0% per annum from the time such Obligation becomes due and payable and until it is paid in full.

4.4 LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.

4.4.1 Unascertainable. If on any date on which a LIBOR Rate would otherwise be determined, the Administrative Agent shall have determined that:

(i) adequate and reasonable means do not exist for ascertaining such LIBOR Rate, or

(ii) a contingency has occurred which materially and adversely affects the London interbank eurodollar market relating to the LIBOR Rate, the Administrative Agent shall have the rights specified in Section 4.4.3 [Administrative Agent’s and Lender’s Rights].

4.4.2 Illegality; Increased Costs; Deposits Not Available. If at any time any Lender shall have determined that:

(i) the making, maintenance or funding of any Loan to which a LIBOR Rate Option applies has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or

(ii) such LIBOR Rate Option will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any such Loan, or

(iii) after making all reasonable efforts, deposits of the relevant amount in Dollars for the relevant Interest Period for a Loan, or to banks generally, to which a LIBOR Rate Option applies, respectively, are not available to such Lender with respect to such Loan, or to banks generally, in the interbank eurodollar market, then the Administrative Agent shall have the rights specified in Section 4.4.3 [Administrative Agent’s and Lender’s Rights].

4.4.3 Administrative Agent’s and Lender’s Rights. In the case of any event specified in Section 4.4.1 [Unascertainable] above, the Administrative Agent shall promptly so notify the Lenders and the Borrower thereof, and in the case of an event specified in Section 4.4.2 [Illegality; Increased Costs; Deposits Not Available] above, such Lender shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrower. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (A) the Lenders, in the case of such notice given by the Administrative Agent, or (B) such Lender, in the case of such notice given by such Lender, to allow the Borrower to select, convert to or renew a LIBOR Rate Option shall be suspended until the Administrative Agent shall have later notified the Borrower, or such Lender shall have later notified the Administrative Agent, of the Administrative Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist. If at any time the Administrative Agent makes a determination under Section 4.4.1 [Unascertainable] and the Borrower has previously notified the Administrative Agent of its selection of, conversion to or renewal of a LIBOR Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans. If any Lender notifies the Administrative Agent of a determination under Section 4.4.2 [Illegality; Increased Costs; Deposits Not Available], the Borrower shall, subject to the Borrower’s indemnification Obligations under Section 5.10 [Indemnity], as to any Loan of the Lender to which a LIBOR Rate Option applies, either convert such Loan to the Base Rate Option otherwise available with respect to such Loan at the earlier of the expiration of the Interest Period applicable to such Loan or when required by Law, or prepay such Loan in accordance with Section 5.6 [Voluntary Prepayments]. Absent due notice from the Borrower of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.

4.5 Selection of Interest Rate Options. If the Borrower fails to select a new Interest Period to apply to any Borrowing Tranche of Loans under the LIBOR Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 4.2 [Interest Periods], the Borrower shall be deemed to have converted such Borrowing Tranche to the Base Rate Option applicable to Revolving Credit Loans or Term Loans, as applicable, commencing upon the last day of the existing Interest Period.

5. PAYMENTS

5.1 Payments. All payments and prepayments to be made in respect of principal, interest, Commitment Fees, Letter of Credit Fees, Administrative Agent’s Fee or other fees or amounts due from the Borrower hereunder shall be payable prior to 11:00 a.m. on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Administrative Agent at the Principal Office for the account of PNC with respect to the Swing Loans and for the ratable accounts of the Lenders with respect to the Revolving Credit Loans or Term Loans in U.S. Dollars and in immediately available funds, and the Administrative Agent shall promptly distribute such amounts to the Lenders in immediately available funds; provided that in the event payments are received by 11:00 a.m. by the Administrative Agent with respect to the Loans and such payments are not distributed to the Lenders on the same day received by the Administrative Agent, the Administrative Agent shall pay the Lenders the Federal Funds Effective Rate with respect to the amount of such payments for each day held by the Administrative Agent and not distributed to the Lenders. The Administrative Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement and shall be deemed an “account stated.”

5.2 Pro Rata Treatment of Lenders. Each borrowing of Revolving Credit Loans shall be allocated to each Lender according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrower with respect to principal, interest, Commitment Fees, Letter of Credit Fees, or other fees (except for the Administrative Agent’s Fee and the Issuing Lender’s fronting fee) or amounts due from the Borrower hereunder to the Lenders with respect to the Commitments and Loans, shall (except as otherwise may be provided with respect to a Defaulting Lender and except as provided in Section 4.4.3 [Administrative Agent’s and Lender’s Rights] in the case of an event specified in Section 4.4 [LIBOR Rate Unascertainable; Etc.], 5.6.2 [Replacement of a Lender] or 5.8 [Increased Costs]) be payable ratably among the Lenders entitled to such payment in accordance with the amount of principal, interest, Commitment Fees, Letter of Credit Fees, and other fees or amounts then due or payable such Lenders as set forth in this Agreement. Notwithstanding any of the foregoing, each borrowing or payment or prepayment by the Borrower of principal, interest fees or other amounts from the Borrower with respect to Swing Loans shall be made by or to PNC according to Section 2.6.5 [Borrowings to Repay Swing Loans].

5.3 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff, counterclaim or banker’s lien, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than the pro-rata share of the amount such Lender is entitled thereto, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and

(ii) the provisions of this Section 5.3 shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of the Loan Documents or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Participation Advances to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 5.3 shall apply), excluding repurchases of Term Loans by the Borrower or any Subsidiary thereof in accordance with Section 11.8.7 [Below Par Purchases].

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

Any Lender that fails at any time to comply with the provisions of this Section 5.3 shall be deemed a Defaulting Lender until such time as it performs its obligations hereunder and is not otherwise a Defaulting Lender for any other reason. A Defaulting Lender shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of or relating to outstanding Loans, Letters of Credit, interest, fees or otherwise, to the remaining non-defaulting Lenders for application to, and reduction of, their respective Ratable Share of all outstanding Loans and other unpaid Obligations of any of the Loan Parties. The Defaulting Lender hereby authorizes the Administrative Agent to distribute such payments to the non-defaulting Lenders in proportion to their respective Ratable Share of all outstanding Loans and other unpaid Obligations of any of the Loan Parties to which such Lenders are entitled. A Defaulting Lender shall be deemed to have satisfied the provisions of this Section 5.3 when and if, as a result of application of the assigned payments to all outstanding Loans and other unpaid Obligations of any of the Loan Parties to the non-defaulting Lenders, the Lenders’ respective Ratable Share of all outstanding Loans and unpaid Obligations have returned to those in effect immediately prior to such violation of this Section 5.3.

5.4 Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

5.5 Interest Payment Dates. Interest on Loans to which the Base Rate Option applies shall be due and payable in arrears on each Payment Date. Interest on Loans to which the LIBOR Rate Option applies shall be due and payable on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) Months, also on the 90th day of such Interest Period. Interest on mandatory prepayments of principal under Section 5.7 [Mandatory Prepayments] shall be due on the date such mandatory prepayment is due. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Expiration Date, upon acceleration or otherwise).

5.6 Voluntary Prepayments.

5.6.1 Right to Prepay. The Borrower shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 5.6.2 [Replacement of a Lender] below, in Section 5.8 [Increased Costs] and Section 5.10 [Indemnity]). Whenever the Borrower desires to prepay any part of the Loans, it shall provide a prepayment notice to the Administrative Agent by 1:00 p.m. at least one (1) Business Day prior to the date of prepayment of the Revolving Credit Loans or Term Loans or no later than 1:00 p.m. on the date of prepayment of Swing Loans, setting forth the following information:

(w) the date, which shall be a Business Day, on which the proposed prepayment is to be made;

(x) a statement indicating the application of the prepayment between the Revolving Credit Loans, Term Loans and Swing Loans consistent with the provisions of this Section 5.6.1 [Right to Prepay];

(y) a statement indicating the application of the prepayment between Loans to which the Base Rate Option applies and Loans to which the LIBOR Rate Option applies; and

(z) the total principal amount of such prepayment, which shall not be less than the lesser of (i) the outstanding Revolving Credit Loans, or (ii) $100,000 for any Swing Loan or $500,000 for any Revolving Credit Loan or Term Loan.

All prepayment notices shall be irrevocable. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount except with respect to Loans to which the Base Rate Option applies, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. All prepayments permitted pursuant to this Section 5.6.1 [Right to Prepay] shall be applied first to the unpaid installments of principal of the Term Loans in the inverse order of scheduled maturities and second to the outstanding Revolving Credit Loans, provided that such prepayment of any Revolving Credit Loans shall not permanently reduce the Revolving Credit Commitments. Any amounts prepaid with respect to Term Loans may not be reborrowed. Except as provided in Section 4.4.3 [Administrative Agent’s and Lender’s Rights], if the Borrower prepays a Loan but fails to specify the applicable Borrowing Tranche which the Borrower is prepaying, the prepayment shall be applied (i) first to Revolving Credit Loans and then to Term Loans; and (ii) after giving effect to the allocations in clause (i) above and in the preceding sentence, first to Loans to which the Base Rate Option applies, then to Loans to which the LIBOR Rate Option applies. Any prepayment hereunder shall be subject to the Borrower’s Obligation to indemnify the Lenders under Section 5.10 [Indemnity].

5.6.2 Replacement of a Lender. In the event any Lender (i) gives notice under Section 4.4 [LIBOR Rate Unascertainable, Etc.], (ii) requests compensation under Section 5.8 [Increased Costs], or requires the Borrower to pay any Indemnified Taxes or additional amount to any Lender or any Official Body for the account of any Lender pursuant to Section 5.9 [Taxes], (iii) is a Defaulting Lender, (iv) becomes subject to the control of an Official Body (other than normal and customary supervision), or (v) is a Non-Consenting Lender referred to in Section 11.1 [Modifications, Amendments or Waivers], then in any such event the Borrower may, at its sole expense, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.8 [Successors and Assigns]), all of its interests, rights (other than existing rights to payments pursuant to Sections 5.8 [Increased Costs] or 5.9 [Taxes]) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.8 [Successors and Assigns];

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Participation Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.10 [Indemnity]) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 5.8.1 [Increased Costs Generally] or payments required to be made pursuant to Section 5.9 [Taxes], such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

5.6.3 Designation of a Different Lending Office. If any Lender requests compensation under Section 5.8 [Increased Costs], or the Borrower is or will be required to pay any Indemnified Taxes or additional amounts to any Lender or any Official Body for the account of any Lender pursuant to Section 5.9 [Taxes], then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.8 [Increased

Costs] or Section 5.9 [Taxes], as the case may be, in the future, and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment

5.7 Mandatory Prepayments.

5.7.1 Sale of Assets. If, at the time of such sale or disposition, the Borrower’s Leverage Ratio is equal to or greater than 3.25 to 1.00, within five (5) Business Days of any sale or other disposition of assets authorized by Section 8.2.7(x) [Disposition of Assets or Subsidiaries] which results in either (i) net cash proceeds greater than $5,000,000, or (ii) Borrower and/or any other Loan Party receiving more than $20,000,000 in aggregate in net cash proceeds from all assets sales, the Borrower shall make a mandatory prepayment of principal on the Term Loans (or the Revolving Credit Loans, if the outstanding principal amount of the Term Loans has been reduced to zero). The amount of such prepayment shall be equal to the product of (x) the amount of the aggregate net cash proceeds (as estimated in good faith by the Borrower) and (y) a fraction, the numerator of which is the outstanding principal amount of the Notes held by the Lenders on the date of prepayment pursuant to this Section 5.7.1 and the denominator of which is the aggregate outstanding principal amount of all Indebtedness under the Notes, the ADS Mexicana Credit Facility, and the Senior Notes (2010) on such date of prepayment; provided however, to the extent that prepayment of net cash proceeds is declined or not required to be made under either the Senior Notes (2010) or under the ADS Mexicana Credit Facility, such amounts shall be paid to the Lenders under this Section 5.7.1. Notwithstanding the foregoing and provided no Event of Default has occurred and is continuing, such prepayment of net cash proceeds shall not be required to the extent the Borrower or any of its Subsidiaries reinvests the net cash proceeds of such asset sale in productive assets of a kind then used or usable in the business of the Borrower or its Subsidiaries within one hundred eighty (180) days after the date of such asset sale or enters into a binding commitment thereof within said one hundred eighty (180) day period and subsequently makes such reinvestment, each as evidenced in writing to the Administrative Agent. In the event the assets sold are subject to a Prior Security Interest in favor of the Collateral Agent, all such replacement assets also shall be subject to a Prior Security Interest in favor of the Collateral Agent. All prepayments of Term Loans pursuant to this Section 5.7.1 shall be applied to payment of the principal amount of the Term Loans by application to the unpaid installments of principal in the inverse order of scheduled maturities. All prepayments of Revolving Credit Loans pursuant to this Section 5.7.1 [Sale of Assets] shall not permanently reduce the Revolving Credit Commitment. Any amounts prepaid with respect to the Term Loans may not be reborrowed.

5.7.2 Recovery of Insurance or Condemnation Proceeds. If, at the time of receipt of such insurance proceeds, the Borrower’s Leverage Ratio is equal to or greater than 3.25 to 1.00, in connection with the Collateral Agent’s receipt of insurance proceeds with respect to assets of any Loan Party in accordance with Schedule 8.1.3 or condemnation proceeds with respect to assets of any Loan Party taken as a result of an Official Body’s exercise of or threat to exercise the power of eminent domain, condemnation or similar power, when such insurance or condemnation proceeds are greater than $5,000,000, the Borrower shall make a mandatory prepayment of principal on the Term Loans. The amount of such prepayment shall be equal to the product of (x) the amount of the aggregate net cash proceeds (as estimated in good faith by the Borrower) and (y) a fraction, the numerator of which is the outstanding principal amount of the Notes held by the Lenders on the date of prepayment pursuant to this Section 5.7.2 and the denominator of which is the aggregate outstanding principal amount of all Indebtedness under the Notes, the ADS Mexicana Credit Facility, and the Senior Notes (2010) on such date of prepayment; provided however, to the extent that prepayment of net cash proceeds is declined or not required to be made under either the Senior Notes (2010) or under the ADS Mexicana Credit Facility, such amounts shall be paid to the Lenders under this Section 5.7.2. Such mandatory prepayment shall be applied to payment in full of the principal amount of the Term Loans by application to the unpaid installments of principal in inverse order of scheduled maturities. To the extent that any such mandatory prepayment exceeds the outstanding principal amount of the Term Loans or to the extent the outstanding principal amount of the Term Loans has been reduced to zero, such prepayment shall be applied to reduce the outstanding amount of the Revolving Credit Loans, provided, however, that such prepayments shall not permanently reduce the Revolving Credit Commitment. Any amounts prepaid with respect to the Term Loans may not be reborrowed. Notwithstanding the foregoing and provided no Event of Default has occurred and is continuing, such prepayment of net cash proceeds of insurance or condemnation shall not be required to the extent the Borrower or any of its Subsidiaries reinvests the net cash proceeds of such insurance or condemnation in the purchase, rebuilding or replacement of productive assets of a kind then used or usable in the business of the Borrower or its Subsidiaries within one hundred eighty (180) days after the date of receipt of such net cash proceeds or enters into a binding commitment thereof within said one hundred eighty (180) day period and subsequently makes such reinvestment, each as evidenced in writing to the Administrative Agent. In the event that such purchase, rebuilding or replacement or such commitment to purchase, rebuild or replace has not occurred within 180 days after the receipt of such insurance or condemnation proceeds, the Borrower shall promptly make a mandatory prepayment on the Loans as required above.

5.7.3 Issuance of Certain Debt, Issuance of Equity. If, at the time of such issuance, the Borrower’s Leverage Ratio is equal to or greater than 3.25 to 1.00, within five (5) Business Days of (A) the issuance by a Loan Party of any equity security for cash proceeds, excluding any cash proceeds received with respect to (i) any capital contribution to a Loan Party by another Loan Party or by the Sponsor or any owner of equity securities in any Loan Party on the Closing Date, or (ii) any issuance or sale of any equity security (a) to a Loan Party, (b) constituting directors’ qualifying shares, (c) to management or employees of any Loan Party under any employee stock option, stock purchase plan, employee benefit plan or other similar arrangements in existence from time to time, (d) in connection with a Public Offering or (e) as consideration for or to finance a Permitted Acquisition), or (B) the incurrence of any Indebtedness (other than Indebtedness permitted under Section 8.2.1 [Indebtedness] with the exception of Indebtedness permitted under Section 8.2.1(xiii)) by such Loan Party, the Borrower shall make a mandatory prepayment of principal on the Loans. In the case of the incurrence of any such Indebtedness, the amount of such prepayment shall be equal to the product of (x) the amount of the aggregate net cash proceeds (as estimated in good faith by the Borrower) and (y) a fraction, the numerator of which is the outstanding principal amount of the Notes held by the Lenders on the date of prepayment pursuant to this Section 5.7.3 and the denominator of which is the aggregate outstanding principal amount of all Indebtedness under the Notes, the ADS Mexicana Credit Facility, and the Senior Notes (2010) on such date of prepayment; in the case of the issuance of any such equity security, the amount of such prepayment shall be equal to 50% of the product of (x) the amount of the aggregate net cash proceeds (as estimated in good faith by the Borrower) and (y) a fraction, the numerator of which is the outstanding principal amount of the Notes held by the Lenders on the date of prepayment pursuant to this Section 5.7.3 and the denominator of which is the aggregate outstanding principal amount of all Indebtedness under the Notes, the ADS Mexicana Credit Facility, and the Senior Notes (2010) on such date of prepayment; provided however, to the extent that prepayment of net cash proceeds from such Indebtedness or from such equity security is declined or not required to be made under either the Senior Notes (2010) or under the ADS Mexicana Credit Facility, such amounts shall be paid to the Lenders under this Section 5.7.4. Such mandatory prepayment shall be applied to payment in full of the principal amount of the Term Loans by application to the unpaid installments of principal in inverse order of scheduled maturities. To the extent that any such mandatory prepayment exceeds the outstanding principal amount of the Term Loans or to the extent the outstanding principal amount of the Term Loans has been reduced to zero, such prepayment shall be applied to reduce the outstanding amount of the Revolving Credit Loans, provided, however, that with the exception of prepayments resulting from issuance of Indebtedness under Section 8.2.1(xiii) (which shall result in a permanent reduction of the Revolving Credit Commitments at such time as principal amount of the Term Loans has been reduced to zero) such prepayments shall not permanently reduce the Revolving Credit Commitment. Any amounts prepaid with respect to the Term Loans may not be reborrowed.

5.7.4 Application Among Interest Rate Options. All prepayments required pursuant to this Section 5.7 shall first be applied among the Interest Rate Options to the principal amount of the Loans subject to the Base Rate Option, then to Loans subject to a LIBOR Rate Option. In accordance with Section 5.10 [Indemnity], the Borrower shall indemnify the Lenders for any loss or expense, including loss of margin, incurred with respect to any such prepayments applied against Loans subject to a LIBOR Rate Option on any day other than the last day of the applicable Interest Period.

5.7.5 Net Cash Proceeds. For purposes of this Agreement, all references to “net cash proceeds” shall mean proceeds consisting of Cash and Cash Equivalents net of all fees, including all fees for professionals, expenses (whether relating to collection, adjustment, settlement, or otherwise), taxes, underwriting discounts and commissions, reserves for indemnification obligations, and payments for the release of related Liens.

5.8 Increased Costs.

5.8.1 Increased Costs Generally.

If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the Issuing Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender, the Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Issuing Lender or other Recipient, the Borrower will pay to such Lender, the Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

5.8.2 Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Loans held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

5.8.3 Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in Sections 5.8.1 [Increased Costs Generally] or 5.8.2 [Capital Requirements] and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

5.8.4 Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this

Section for any increased costs incurred or reductions suffered more than one hundred eighty (180) days prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof).

5.9 Taxes.

5.9.1 Issuing Lender. For purposes of this Section 5.9, the term “Lender” includes the Issuing Lender and the term “applicable Law” includes FATCA.

5.9.2 Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Official Body in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.9 [Taxes]) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

5.9.3 Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Official Body in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

5.9.4 Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.9 [Taxes]) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

5.9.5 Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.8.4 [Participations] relating to the maintenance of a

Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 5.9.5 [Indemnification by the Lenders].

5.9.6 Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to an Official Body pursuant to this Section 5.9 [Taxes], such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

5.9.7 Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.9.7(ii)(a), (ii)(b) and (ii)(d) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(a) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(b) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(A) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B) executed originals of IRS Form W-8ECI;

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 5.9.7(A) to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(D) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 5.9.7(B) or Exhibit 5.9.7(C), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 5.9.7(D) on behalf of each such direct and indirect partner;

(c) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(d) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

5.9.8 Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.9 [Taxes] (including by the payment of additional amounts pursuant to this Section 5.9 [Taxes]), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.9 [Taxes] with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Official Body with respect to such refund). Such indemnifying party, upon the request of such indemnified party incurred in connection with obtaining such refund, shall repay to such indemnified party the amount paid over pursuant to this Section 5.9.8 [Treatment of Certain Refunds] (plus any penalties, interest or other charges imposed by the relevant Official Body) in the event that such indemnified party is required to repay such refund to such Official Body. Notwithstanding anything to the contrary in this Section 5.9.8 [Treatment of Certain Refunds]), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.9.8 [Treatment of Certain Refunds] the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

5.9.9 Survival. Each party’s obligations under this Section 5.9 [Taxes] shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations.

5.10 Indemnity. In addition to the compensation or payments required by Section 5.8 [Increased Costs] or Section 5.9 [Taxes], the Borrower shall indemnify each Lender against all liabilities, losses or expenses (including loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which such Lender sustains or incurs as a consequence of any:

(i) payment, prepayment, conversion or renewal of any Loan to which a LIBOR Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due),

(ii) attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests] or Section 4.2 [Interest Periods] or notice relating to prepayments under Section 5.6 [Voluntary Prepayments], or

(iii) default by the Borrower in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of the Borrower to pay when due (by acceleration or otherwise) any principal, interest, Commitment Fee or any other amount due hereunder.

If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Lender ten (10) Business Days after such notice is given.

5.11 Settlement Date Procedures. In order to minimize the transfer of funds between the Lenders and the Administrative Agent, the Borrower may borrow, repay and reborrow Swing Loans and PNC may make Swing Loans as provided in Section 2.1.2 [Swing Loan Commitments] hereof during the period between Settlement Dates. The Administrative Agent shall notify each Lender of its Ratable Share of the total of the Revolving Credit Loans and the Swing Loans (each a “Required Share”). On such Settlement Date, each Lender shall pay to the Administrative Agent the amount equal to the difference between its Required Share and its Revolving Credit Loans, and the Administrative Agent shall pay to each Lender its Ratable Share of all payments made by the Borrower to the Administrative Agent with respect to the Revolving Credit Loans. The Administrative Agent shall also effect settlement in accordance with the foregoing sentence on the proposed Borrowing Dates for Revolving Credit Loans and on mandatory prepayment dates and may at its option effect settlement on any other Business Day. These settlement procedures are established solely as a matter of administrative convenience, and nothing contained in this Section 5.11 shall relieve the Lenders of their obligations to fund Revolving Credit Loans on dates other than a Settlement Date pursuant to Section 2.1.2 [Swing Loan Commitment]. The Administrative Agent may at any time at its option for any reason whatsoever require each Lender to pay immediately to the Administrative Agent such Lender’s Ratable Share of the outstanding Revolving Credit Loans and each Lender may at any time require the Administrative Agent to pay immediately to such Lender its Ratable Share of all payments made by the Borrower to the Administrative Agent with respect to the Revolving Credit Loans.

6. REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties. The Loan Parties, jointly and severally, represent and warrant to the Administrative Agent and each of the Lenders as follows:

6.1.1 Organization and Qualification; Power and Authority; Compliance With Laws; Event of Default. Each Loan Party and each Domestic Subsidiary and Canadian Subsidiary of each Loan Party (i) is a corporation, partnership or limited liability company (or foreign equivalent thereof) duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, (iii) (A) as of the Closing Date, is duly licensed or qualified and in good standing in each jurisdiction listed on Schedule 6.1.1 and in all other jurisdictions where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary, except where the failure to do so would not reasonably be likely to result in a Material Adverse Change, and (B) after the Closing Date, is duly licensed or qualified and in good standing in all other jurisdictions where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary, except where the failure to do so would not reasonably be likely to result in a Material Adverse Change, (iv) has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part and (v) with respect to Loan Parties and Material Subsidiaries only, is in compliance in all material respects with all applicable Laws (other than Environmental Laws which are specifically addressed in Section 6.1.14 [Environmental Matters]) in all jurisdictions in which any such Loan Party or any such Material Subsidiary of any Loan Party is doing business except where the failure to do so would not be reasonably likely to result in a Material Adverse Change. No Event of Default or Potential Default exists or is continuing. The Borrower has no brokers or other agents acting in any capacity in connection with the Loans.

6.1.2 Subsidiaries; Investment Companies. Schedule 6.1.2 states, as of the Closing Date, (i) the name of each of the Borrower’s Domestic Subsidiaries and Canadian Subsidiaries, its jurisdiction of organization and the name of each holder of an equity interest in each such Subsidiary, the amount, percentage and type of equity interests in such Subsidiary (the “Subsidiary Equity Interests”) and (ii) any options, warrants or other rights outstanding to purchase any such equity interests referred to in clause (i) (collectively, the “Equity Interests”). The Borrower and each Domestic Subsidiary and Canadian Subsidiary of the Borrower has good and marketable title to all of the Subsidiary Equity Interests it purports to own (subject to restrictions on assignments, pledges, transfers, or sales of any such Subsidiary Equity Interests issued by ADS Latina, LLC, a Delaware limited liability company), free and clear in each case of any Lien (other than Liens for taxes not yet due and payable) and all such Subsidiary Equity Interests have been validly issued, fully paid and nonassessable. Neither the Borrower nor any of its Subsidiaries is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such a “registered investment company” or under such “control.”

6.1.3 Validity and Binding Effect. This Agreement and each of the other Loan Documents (i) has been duly and validly executed and delivered by each Loan Party which is a party thereto, and (ii) constitutes, or will constitute, legal, valid and binding obligations of each Loan Party which is or will be a party thereto, enforceable against such Loan Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

6.1.4 No Conflict; Material Agreements; Consents. Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party or (ii) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party or any of its Material Subsidiaries is a party or by which it or any of its Material Subsidiaries is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Material Subsidiaries (other than Liens granted under the Loan Documents). No consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and performance of this Agreement and the other Loan Documents except (A) for filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Collateral Agent for filing and/or recordation, as of the Closing Date, (B) for those approvals, consents, exemptions, registrations, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and (C) with respect carrying out only, approvals, consents, exemptions, registrations, authorizations, actions, notices and filings, which are not material to the operation of the Loan Parties or the rights of the Collateral Agent, the Issuing Lender or the Lenders.

6.1.5 Litigation. There are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against such Loan Party or any Subsidiary of such Loan Party at law or in equity before any Official Body which individually or in the aggregate would reasonably be likely to result in a Material Adverse Change. None of the Loan Parties nor any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body which would reasonably be likely to result in a Material Adverse Change.

6.1.6 Financial Statements.

(i) Historical Statements. The Borrower has delivered to the Administrative Agent copies of its audited consolidated year-end financial statements for and as of the end of the fiscal year ended March 31, 2012. In addition, the Borrower has delivered to the Administrative Agent copies of its unaudited consolidated interim financial statements for the fiscal year to date and as of the end of the fiscal quarter ended March 31, 2013 (all such annual and interim statements being collectively referred to as the “Statements”). The Statements were compiled from the books and records maintained by the Borrower’s management, are correct and complete and fairly represent, in all material respects, the consolidated financial condition of the Borrower and its consolidated Subsidiaries as of the respective dates thereof and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied, subject (in the case of the interim statements) to normal year-end audit adjustments and the absence of footnotes.

(ii) Accuracy of Financial Statements. Neither the Borrower nor any of its consolidated Subsidiaries has, as of the respective dates thereof, any material liabilities, contingent or otherwise, that are not disclosed in the Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of the Borrower or such Subsidiary which would reasonably be likely to result in a Material Adverse Change. Since March 31, 2012, no Material Adverse Change has occurred.

6.1.7 Margin Stock. None of the Loan Parties or any Subsidiary of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System). No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System. None of the Loan Parties or any Subsidiary of any Loan Party holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of any such Loan Party or Subsidiary are or will be represented by margin stock.

6.1.8 Full Disclosure. Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished in writing to the Administrative Agent or any Lender in connection herewith or therewith, contains any statement by or on behalf of a Loan Party that is untrue in any material respect of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading in any material respect as of the date thereof.

6.1.9 Taxes. All federal and material state, local and foreign income Tax returns and material non-income Tax returns and reports of each Loan Party and each Material Subsidiary required to be filed by any of them have been timely filed, and payment or adequate provision in accordance with GAAP has been made for the payment of all material Taxes shown on such Tax returns to be due and payable and all material assessments, fees, and other governmental charges upon each Loan Party and each Material Subsidiary and upon their respective properties, assets, income, businesses and franchises which are due and payable, except in each case as permitted by Section 8.1.2 of this Agreement.

6.1.10 Patents, Trademarks, Copyrights, Licenses, Etc. Except as would not, either individually or in the aggregate, be reasonably likely to result in a Material Adverse Change, each Loan Party and each Material Subsidiary of each Loan Party owns or possesses all the patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted by such Loan Party or Material Subsidiary, without known, alleged or actual conflict with the rights of others.

6.1.11 Reserved.

6.1.12 Insurance. The properties of each Loan Party and each of its Material Subsidiaries are insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Loan Party and Material Subsidiary in accordance with prudent business practice in the industry of such Loan Parties and such Material Subsidiaries.

6.1.13 ERISA Compliance.

(i) Each Pension Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws. Each Pension Plan that is intended to qualify under Section 401(a) of the Code has received from the IRS a favorable determination or opinion letter, which has not by its terms expired, that such Pension Plan is so qualified, or such Pension Plan is entitled to rely on an IRS advisory or opinion letter with respect to an IRS-approved master and prototype or volume submitter plan, or a timely application for such a determination or opinion letter is currently being processed by the IRS with respect thereto; and, to the best knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Borrower and each member of the ERISA Group have made all required contributions to each Pension Plan subject to Sections 412 or 430 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Sections 412 or 430 of the Code has been made with respect to any Pension Plan.

(ii) No ERISA Event has occurred or is reasonably expected to occur; (a) no Pension Plan has any unfunded pension liability (i.e., excess of benefit liabilities over the current value of that Pension Plan’s assets, determined pursuant to the assumptions used for funding the Pension Plan for the applicable plan year in accordance with Section 430 of the Code); (b) neither Borrower nor any member of the ERISA Group has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (c) neither Borrower nor any member of the ERISA Group has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA, with respect to a Multiemployer Plan; (d)

neither Borrower nor any member of the ERISA Group has received notice pursuant to Section 4242(a)(1)(B) of ERISA that a Multiemployer Plan is in reorganization and that additional contributions are due to the Multiemployer Plan pursuant to Section 4243 of ERISA; and (e) neither Borrower nor any member of the ERISA Group has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

6.1.14 Environmental Matters. Each Loan Party is and, to the knowledge of each respective Loan Party, each of its Material Subsidiaries is and has been in compliance in all material respects with applicable Environmental Laws except as disclosed on Schedule 6.1.14; provided that such matters so disclosed would not be reasonably likely, in the aggregate, to result in a Material Adverse Change.

6.1.15 Solvency. Before and immediately after giving effect to the initial advance of Loans hereunder, the Loan Parties and their Material Subsidiaries are Solvent on a consolidated basis.

6.1.16 Anti-Money Laundering/International Trade Law Compliance. No Covered Entity (i) is a Sanctioned Person; (ii) has any of its assets in a Sanctioned Country in violation of any law, regulation, order or directive enforced by any Compliance Authority or has any assets in the possession, custody or control of a Sanctioned Person; or (iii) does business in or with, or derives any of its operating income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority. In addition to the foregoing, each of the Loan Parties represents and warrants that (i) the proceeds of the Loans will not be used to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (ii) the funds used to repay the Loans are not derived from any unlawful activity; and (iii) each Covered Entity is in compliance with, and no Covered Entity engages in any dealings or transactions prohibited by any Anti-Terrorism Laws.

7. CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT

The obligation of each Lender to make Loans and of the Issuing Lender to issue Letters of Credit hereunder is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:

7.1 First Loans and Letters of Credit.

7.1.1 Deliveries. On the Closing Date, the Administrative Agent shall have received each of the following:

(i) A certificate of each of the Loan Parties signed by an Authorized Officer of such Loan Party, dated the Closing Date stating that (w) all representations and warranties of the Loan Parties set forth in this Agreement are true and correct in all material respects, (x) the Loan Parties are in compliance with each of the covenants and other conditions hereunder, (y) no Event of Default or Potential Default exists, and (z) no Material Adverse Change has occurred since the date of the last audited financial statements of the Borrower delivered to the Administrative Agent;

(ii) A certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of each of the Loan Parties, certifying as appropriate as to: (a) all action taken by each Loan Party in connection with this Agreement and the other Loan Documents; (b) the names of the Authorized Officers authorized to sign the Loan Documents and their true signatures; and (c) copies of its organizational documents as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to the continued existence and good standing of each Loan Party in each state where organized and in a state listed on Schedule 6.1.1 where such Loan Party maintains a principal place of business;

(iii) This Agreement and each of the other Loan Documents signed by an Authorized Officer and all appropriate financing statements and appropriate stock powers and certificates evidencing the pledged Collateral, which shall be in form and substance reasonably satisfactory to the Administrative Agent;

(iv) A written opinion of counsel for the Loan Parties, dated the Closing Date and as to the matters set forth in Schedule 7.1.1, which shall be in form and substance reasonably satisfactory to the Administrative Agent;

(v) Evidence that adequate insurance, including flood insurance, if applicable, required to be maintained under this Agreement is in full force and effect, with additional insured and lender loss payable special endorsements attached thereto in form and substance satisfactory to the Administrative Agent and its counsel naming the Administrative Agent as additional insured and lender loss payee, all of which shall be in form and substance satisfactory to the Administrative Agent;

(vi) A duly completed closing date certificate as of the last day of the fiscal quarter of Borrower most recently ended prior to the Closing Date, signed by an Authorized Officer of Borrower, which closing date certificate shall show a Leverage Ratio less than or equal to 3.50 to 1.00, which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent;

(vii) All material consents required to effectuate the transactions contemplated hereby, including all regulatory approvals and licenses, absent any legal or regulatory prohibitions or material restrictions;

(viii) Evidence that amendments to the Senior Notes (2010), the Private Shelf Agreement and the Intercreditor Agreement have been entered into in form and substance consistent with the terms set forth herein and reasonably satisfactory to the Administrative Agent;

(ix) A Lien search in acceptable scope and with acceptable results, showing no Liens other than Permitted Liens;

(x) Evidence that the ADS Mexicana Credit Facility has been entered into in accordance with the terms and conditions set forth in the commitment letter and term sheet applicable thereto;

(xi) Evidence that the indebtedness and obligations under the Existing Credit Agreement have been amended and restated and shall from and after the Closing Date be evidenced by this Agreement and the other Loan Documents; and

(xii) Such other documents in connection with such transactions as the Administrative Agent or said counsel may reasonably request.

7.1.2 Payment of Fees. The Borrower shall have paid all fees payable on or before the Closing Date as required by this Agreement, the Administrative Agent’s Letter or any other Loan Document.

7.2 Each Loan or Letter of Credit. At the time of making any Loans or issuing, extending or increasing any Letters of Credit and after giving effect to the proposed extensions of credit: (i) the representations, warranties of the Loan Parties (other than the representation and warranty in the last sentence of Section 6.1.6(ii) hereof) shall then be true and correct in all material respects, provided, however, that to the extent any such representation or warranty is already qualified by materiality or Material Adverse Change, such representation or warranty shall be true and correct in all respects, (ii) no Event of Default or Potential Default shall have occurred and be continuing, (iii) the making of the Loans or issuance, extension or increase of such Letter of Credit shall not contravene any Law applicable to any Loan Party or Subsidiary of any Loan Party or any of the Lenders; provided, however, that with respect to requests for Loans to which the LIBOR Rate Option applies, the obligation of each Lender to make such Loans shall be governed by Section 4.4.2 [Illegality; Increased Costs; Deposits Not Available], and (iv) the Borrower shall have delivered to the Administrative Agent a duly executed and completed Loan Request or to the Issuing Lender an application for a Letter of Credit, as the case may be.

8. COVENANTS

The Loan Parties, jointly and severally, covenant and agree that until Payment In Full, the Loan Parties shall comply at all times with the following covenants:

8.1 Affirmative Covenants.

8.1.1 Preservation of Existence, Etc. Each Loan Party shall, and shall cause each of its Material Subsidiaries to, maintain its legal existence as a corporation, partnership or limited liability company (or foreign equivalent thereof) and, except where the failure to do so would not be reasonably likely to result in a Material Adverse Change, its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except as otherwise expressly permitted in Section 8.2.6 [Liquidations, Mergers, Etc.].

8.1.2 Payment of Liabilities, Including Taxes, Etc. Each Loan Party shall, and shall cause each of its Material Subsidiaries to, pay all material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all material claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, that no such Tax or claim need to be paid to the extent it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) adequate reserves or other appropriate provisions as shall be required in conformity with GAAP shall have been made therefor, and (ii) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Loan Party shall, nor shall it permit any of its Material Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than the Borrower or any of its Subsidiaries).

8.1.3 Maintenance of Insurance. Each Loan Party shall, and shall cause each of its Material Subsidiaries to, insure its material properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary, all as reasonably determined by the Administrative Agent. The Loan Parties shall comply with the covenants and provide the endorsement set forth on Schedule 8.1.3 relating to property and related insurance policies covering the Collateral.

8.1.4 Maintenance of Properties. Each Loan Party shall, and shall cause each of its Material Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those material properties useful or necessary to its business, and from time to time, such Loan Party will make or cause to be made all appropriate repairs, renewals or replacements thereof.

8.1.5 Visitation Rights. Each Loan Party shall, and shall cause each of its Material Subsidiaries to, permit any of the officers or authorized employees or representatives of the Administrative Agent or any of the Lenders to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times during normal business hours and as often as any of the Lenders may reasonably request; provided, that in the case of any meeting with any independent public accountants, representatives of the Loan Parties may be present; provided, further, that in the absence of an Event of Default, no more than two such visits for the Lenders will be permitted in any fiscal year. The Lenders shall provide the Borrower and the Administrative Agent with reasonable notice prior to any visit or inspection and shall use commercially reasonable efforts to coordinate any visits made pursuant to this Section 8.1.5 so as to minimize inconvenience to the Loan Parties.

8.1.6 Keeping of Records and Books of Account. The Borrower shall, and shall cause each Domestic Subsidiary and Canadian Subsidiary of the Borrower to, maintain and keep proper books of record and account which enable the Borrower and its consolidated Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Borrower or any such Domestic Subsidiary or Canadian Subsidiary of the Borrower, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

8.1.7 Compliance with Laws; Use of Proceeds. Each Loan Party shall, and shall cause each of its Material Subsidiaries to, comply with all applicable Laws, including all Environmental Laws, in all material respects; provided that it shall not be deemed to be a violation of this Section 8.1.7 if any failure to comply with any Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would be reasonably likely to result in a Material Adverse Change. The Loan Parties will use the Letters of Credit and the proceeds of the Loans only in accordance with Section 2.8 [Use of Proceeds] and as permitted by applicable Law.

8.1.8 Further Assurances. Each Loan Party shall, from time to time, at its expense, preserve and protect the Collateral Agent’s Lien on and Prior Security Interest in the Collateral whether now owned or hereafter acquired as a continuing first priority perfected Lien, subject only to Permitted Liens (provided, that the Loan Parties shall not be required to maintain a first-priority Lien under the UCC on personal property in which a Lien cannot be perfected solely by the filing of a UCC financing statement), and shall do such other acts and things as the Administrative Agent in its reasonable discretion may deem necessary or advisable from time to time in order to preserve, perfect and protect the Liens granted under the Loan Documents and to exercise and enforce its rights and remedies thereunder with respect to the Collateral.

8.1.9 Anti-Terrorism Laws. None of the Loan Parties is or shall be (i) a Person with whom any Lender is restricted from doing business under Executive Order No. 13224 or any other Anti-Terrorism Law, (ii) engaged in any business involved in making or receiving any contribution of funds, goods or services to or for the benefit of such a Person or in any transaction that evades or avoids, or has the purpose of evading or avoiding, the prohibitions set forth in any Anti-Terrorism Law, or (iii) otherwise in violation of any Anti-Terrorism Law. The Loan Parties shall provide to the Lenders any certifications or information that a Lender requests to confirm compliance by the Loan Parties with Anti-Terrorism Laws.

8.2 Negative Covenants.

8.2.1 Indebtedness. Each of the Loan Parties shall not, and shall not permit any of its Material Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:

(i) Indebtedness under the Loan Documents;

(ii) Existing Indebtedness as set forth on Schedule 8.2.1, including extensions, renewals or Permitted Refinancing thereof; provided there is no increase in the amount thereof or other significant change in the terms thereof unless otherwise specified on Schedule 8.2.1;

(iii) Indebtedness of the Borrower and its Domestic Subsidiaries with respect to Purchase Money Security Interests and capitalized leases as and to the extent permitted under clause (viii) or clause (xx) of the definition of Permitted Lien with respect to the aggregate amount of unpaid principal loans and deferred payments (including, without limitation, imputed principal under capitalized leases);

(iv) (A) Any Lender Provided Interest Rate Hedge, (B) any other Interest Rate Hedge approved by the Administrative Agent; or (C) any other Indebtedness under any Other Lender Provided Financial Services Product or under any currency swap or hedging arrangement or commodity hedging arrangement; provided, however, the Loan Parties and their Subsidiaries shall enter into Lender Provided Interest Rate Hedges, other Interest Rate Hedges, Other Lender Provided Financial Services Products and currency swap or hedging arrangements of commodity hedging arrangements for hedging (rather than speculative) purposes;

(v) The Senior Notes (2010) in the aggregate principal amount of $75,000,000, and other senior notes issued after the Closing Date in the aggregate principal amount of not more than $25,000,000, all such Indebtedness being issued pursuant to the Private Shelf Agreement;

(vi) Indebtedness of a Loan Party to another Loan Party which is subordinated pursuant to the Intercompany Subordination Agreement; and Indebtedness of a Loan Party owing to a Subsidiary which is not a Loan Party and which is subordinated on terms and conditions reasonably satisfactory to the Administrative Agent;

(vii) Indebtedness secured by a Lien on real property, improvements to real property and fixtures permitted under clause (xix) of the definition of Permitted Liens;

(viii) Indebtedness secured by a Lien permitted under clause (xx) of the definition of Permitted Liens with respect to Permitted Acquisitions;

(ix) Indebtedness that is subordinated in right of payment to the Payment In Full of the Obligations on terms and conditions acceptable to Administrative Agent;

(x) Guaranties permitted under Section 8.2.3 [Guaranties];

(xi) Indebtedness for employer contributions to the ESOP not in excess of limitations set forth in Section 404 of the Code;

(xii) Indebtedness arising under Borrower’s stock repurchase liability under the ESOP;

(xiii) unsecured Indebtedness that (A) matures after, and does not require any scheduled amortization or other scheduled amortizations or other scheduled payments of principal prior to the Expiration Date (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirement of clause (B) hereof), and (B) has terms and conditions (other than interest rate, redemption premiums and subordination terms), taken as a whole, that are not materially less favorable to the Borrower than the terms and conditions customary at the time for high-yield debt securities issued in a public offering (or if applicable, high-yield subordinated debt securities so issued); provided, however, that both immediately prior and after giving effect to the incurrence thereof, (x) no Default or Event of Default shall exist or result therefrom and (y) the Borrower shall be in compliance with the covenants set forth in Sections 8.2.16 [Minimum Fixed Charge Coverage Ratio] and 8.2.17 [Maximum Leverage Ratio] and provided further than the proceeds of such unsecured Indebtedness shall be applied to prepay the Term Loans and the Revolving Credit Loans as set forth in Section 5.7.4 [Issuance of Certain Debt, Issuance of Equity]; and

(xiv) other unsecured Indebtedness in an aggregate amount not to exceed $50,000,000.

8.2.2 Liens; Lien Covenants. Each of the Loan Parties shall not, and shall not permit any of its Material Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.

8.2.3 Guaranties. Each of the Loan Parties shall not, and shall not permit any of its Material Subsidiaries to, at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except for:

(i) Guaranties of Indebtedness or any other obligations or liabilities of the Loan Parties or their Subsidiaries permitted hereunder;

(ii) Guaranties executed in connection with the ADS Mexicana Credit Facility;

(iii) Guaranties by Subsidiaries that are not Loan Parties of the Indebtedness of other Subsidiaries or Joint Ventures;

(iv) Guaranties executed in connection with the Senior Notes (2010);

(v) Guaranties by any Loan Party of Indebtedness owing by any Joint Venture in an amount not to exceed, when taken together with any investment permitted pursuant to Section 8.2.4(viii) [Investments], $25,000,000 in any fiscal year; and

(vi) the Guaranties specified on Schedule 8.2.3.

8.2.4 Loans and Investments. Each of the Loan Parties shall not, and shall not permit any of its Material Subsidiaries to, at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any other investment or interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing, except:

(i) Trade credit extended on usual and customary terms in the ordinary course of business;

(ii) Advances to employees to meet expenses incurred by such employees in the ordinary course of business;

(iii) Permitted Investments;

(iv) Loans and advances to, investments and interests in, and capital contributions to Persons (including Joint Ventures) other than Loan Parties and Material Subsidiaries thereof not exceeding $100,000,000 outstanding at any time;

(v) Loans and advances to, such investments and interests in, and capital contributions to, Loan Parties and Material Subsidiaries thereof;

(vi) Transfer of certain assets to Foreign Subsidiaries permitted by Section 8.2.7(x) [Disposition of Assets or Subsidiaries] in an amount not to exceed $15,000,000 in the aggregate;

(vii) Investments in any interest rate swap, cap, collar or floor or other interest rate management instrument permitted under Section 8.2.1(iv);

(viii) Investments acquired by a Loan Party or any Material Subsidiary thereof: (A) in exchange for any other investment held by such Loan Party or such Material Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other investment, or (B) as a result of a foreclosure by such Loan Party or such Material Subsidiary with respect to any secured investment or other transfer of title with respect to any secured investment in default;

(ix) advances to a Foreign Subsidiary consisting of raw materials purchased for consumption or processing in the ordinary course of business and otherwise permitted by Section 8.2.8 [Affiliate Transactions]; and

(x) Permitted Acquisitions, and loans and advances to, and investments and interest in, third Persons by any Person which are outstanding at the time such Person becomes a Subsidiary of any Loan Party or a Material Subsidiary thereof as a result of a Permitted Acquisition, but not any increase in the amount thereof.

8.2.5 Capital Distributions. Each of the Loan Parties shall not, and shall not permit any of its Domestic Subsidiaries or Canadian Subsidiaries to, make or pay, or agree to become or remain liable to make or pay, any Capital Distribution of any nature (whether in cash, property, securities or otherwise), except as follows:

(i) any Loan Party may make a Capital Distribution to another Loan Party;

(ii) any Domestic Subsidiary may make a Capital Distribution to its parent company or a Loan Party;

(iii) any Canadian Subsidiary may make a Capital Distribution to its parent company or a Loan Party;

(iv) so long as prior to and immediately after giving effect to such Capital Distribution, no Potential Default or Event of Default has occurred and is continuing, the Borrower may make Capital Distributions if the Borrower’s pro forma Leverage Ratio is less than or equal to 3.00 to 1.00; provided that if the Borrower’s pro forma Leverage Ratio is greater than 3:00 to 1:00, such Capital Distributions shall not exceed $50,000,000 in any fiscal year; and

(v) as long as no Event of Default exists, the Borrower may make Capital Distributions to repurchase stock as required by the ESOP; provided, however, that (i) if an Event of Default exists, the Borrower may make Capital Distributions to the extent necessary in order to satisfy its payment requirements under Code Section 409(h)(5) and (6) with respect to put options (within the meaning of Section 409(h) of the Code) exercised by ESOP participants and their beneficiaries and (ii) any such Capital Distributions shall be made in cash only to the extent necessary to comply with said provisions of the Code.

8.2.6 Liquidations, Mergers, Consolidations, Acquisitions. Each of the Loan Parties shall not, and shall not permit any of its Material Subsidiaries to, dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person, except:

8.2.6.1 any Loan Party (other than the Borrower) may consolidate or merge into another Loan Party;

8.2.6.2 any Subsidiary of a Loan Party may be liquidated, wound up or dissolved, or all or any part of its business, assets or property may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to a Loan Party;

8.2.6.3 any Subsidiary of a Loan Party may merge into its parent;

8.2.6.4 any Subsidiary that is not a Loan Party may merge into any other Subsidiary that is not a Loan Party;

8.2.6.5 any Loan Party may acquire, whether by merger or by purchase, lease or otherwise, (A) of not less than ninety percent (90%) of the equity interests of another Person or (B) all or substantially all of the assets of another Person or of a business or division of another Person (each, a “Permitted Acquisition”), provided that each of the following requirements is met:

(i) if such Loan Party is acquiring the equity interests in such Person and such Person is a Domestic Subsidiary and shall constitute a Material Subsidiary upon the consummation of the Permitted Acquisition, such Person shall execute within thirty (30) days after acquisition a Guarantor Joinder and join this Agreement as a Guarantor pursuant to Section 11.13 [Joinder of Loan Party];

(ii) the Loan Parties or such Person, if such Person is a Domestic Subsidiary and shall constitute a Material Subsidiary upon the consummation of the Permitted Acquisition, as applicable, shall grant Liens which can be created and perfected by the filing of financing statements in the assets of such Person or acquired from such Person and otherwise comply with Section 11.13 [Joinder of Loan Party] within thirty (30) days of the date of such Permitted Acquisition;

(iii) the board of directors or other equivalent governing body of such Person shall have approved such Permitted Acquisition and, if the Loan Parties shall use any portion of the Loans to fund such Permitted Acquisition, the Loan Parties also shall have delivered to the Lenders written evidence of the approval of the board of directors (or equivalent body) of such Person for such Permitted Acquisition;

(iv) the business or assets acquired, or the business conducted by the Person whose ownership interests are being acquired, as applicable, shall be reasonably related to as one or more line or lines of business conducted by the Loan Parties and shall comply with Section 8.2.10 [Continuation of or Change in Business];

(v) no Potential Default or Event of Default shall exist immediately prior to and after giving effect to such Permitted Acquisition;

(vi) the Borrower shall demonstrate (1) that it shall be in compliance with the covenants contained in Sections 8.2.16 [Minimum Fixed Charge Coverage Ratio] and 8.2.17 [Maximum Leverage Ratio] hereof immediately after giving effect to such Permitted Acquisition (including in such computation Indebtedness or other liabilities assumed or incurred in connection with such Permitted Acquisition and income earned or expenses incurred by the Person, business or assets to be acquired prior to the date of such Permitted Acquisition); and

(vii) the aggregate consideration for all Permitted Acquisitions shall not exceed $50,000,000 in any fiscal year of the Borrower if on a pro forma basis the Borrower’s Leverage Ratio is greater than 3.00 to 1.00 at the time of such acquisition (including in such computation Indebtedness or other liabilities assumed or incurred in connection with such Permitted Acquisition and income earned or expenses incurred by the Person, business or assets to be acquired prior to the date of such Permitted Acquisition).

8.2.7 Dispositions of Assets or Subsidiaries. Each of the Loan Parties shall not, and shall not permit any of its Material Subsidiaries to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of capital stock, shares of beneficial interest, partnership interests or limited liability company interests of a Subsidiary of such Loan Party), except:

(i) transactions involving the sale of inventory in the ordinary course of business;

(ii) any disposal of damaged, obsolete, worn out or surplus assets or any sale, transfer or lease of assets in the ordinary course of business which are no longer necessary or required in the conduct of such Loan Party’s or such Subsidiary’s business;

(iii) any sale, transfer or lease of assets by any Loan Party or any Subsidiary of any Loan Party to another Loan Party;

(iv) any sale, transfer or lease of assets by a Material Subsidiary that is not a Loan Party to another Material Subsidiary;

(v) any sale, transfer or lease of assets in the ordinary course of business which are replaced by substitute assets acquired or leased; provided such substitute assets are subject to the Collateral Agent’s Prior Security Interest;

(vi) any disposition of real property to a governmental authority that results in net cash proceeds after payment of related expenses are applied as a mandatory prepayment of the Term Loans and the Revolving Credit Loans pursuant to and to the extent required by the provisions of Section 5.7.3 [Insurance and Condemnation Proceeds] above;

(vii) the abandonment, cancellation or other disposition of intellectual property that is not material or is no longer used or useful in any material respect in the operation of the Borrower and the Loan Parties;

(viii) the sale or discount, in each case without recourse and in the ordinary course of business, of overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables);

(ix) any sale, transfer or other disposition of equipment to a Foreign Subsidiary which equipment is not being used or necessary in the operations of the Loan Parties in the good faith reasonable judgment of the Borrower; or

(x) any sale, transfer or lease of assets, other than those specifically excepted pursuant to clauses (i) through (ix) above, so long as (a) such disposition is for not less than fair market value, (b) the net cash proceeds (as reasonably estimated by the Borrower) are applied as a mandatory prepayment of the Term Loans and the Revolving Credit Loans pursuant to and to the extent required by the provisions of Section 5.7.1 [Sale of Assets] above, (c) the aggregate book value of such assets sold, leased, transferred or otherwise disposed of in any fiscal year (other than those specifically excepted pursuant to clauses (i) through (ix) above) does not exceed 10% of the total consolidated assets of the Borrower and its Subsidiaries at the end of the immediately preceding fiscal year, and (d) the aggregate book value of such assets sold, leased, transferred or otherwise disposed of after the date of this Agreement (other than those specifically excepted pursuant to clauses (i) through (ix) above) does not exceed 30% of the total consolidated assets of the Borrower and its Subsidiaries at the end of the immediately preceding fiscal year.

8.2.8 Affiliate Transactions. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction with any Affiliate of any Loan Party (including purchasing property or services from or selling property or services to any Affiliate of any Loan Party or other Person) unless such transaction is not otherwise prohibited by this Agreement (including any intercompany transaction expressly permitted under this Agreement), is entered into in the ordinary course of business upon fair and reasonable arm’s-length terms and conditions and is in accordance with all applicable Law.

8.2.9 Subsidiaries and Partnerships. Each of the Loan Parties shall not, and shall not permit any of its Material Subsidiaries to own or create directly or indirectly any Subsidiaries other than (i) any Domestic Subsidiary which is a Material Subsidiary which has joined this Agreement as Guarantor on the Closing Date; (ii) any Non-Material Subsidiary, (iii) any Foreign Subsidiary existing on the Closing Date and any Foreign Subsidiary formed and funded with investments made as permitted by Section 8.2.4 or acquired after the Closing Date as permitted under Section 8.2.4, (iv) any Domestic Subsidiary which is a Material Subsidiary acquired after the Closing Date as permitted under Section 8.2.6, (v) any Domestic Subsidiary which is a Material Subsidiary formed after the Closing Date which joins this Agreement as a Guarantor by delivering to the Administrative Agent, within thirty (30) days after the formation thereof (A) a signed Guarantor Joinder; (B) documents in the forms described in Section 7.1 [First Loans] modified as appropriate; and (C) documents necessary to grant and perfect Prior Security Interests to the Administrative Agent for the benefit of the Lenders in the equity interests of (or, as to CFCs, 65% of the equity interest of), and Collateral held by (to the extent such perfection can be obtained by filing UCC financing statements), such Subsidiary excluding the equity interests held in any Foreign Holding Company, provided that recourse under the Guaranty of any Foreign Holding Company shall be limited to the Collateral pledged to secure such Guaranty.

8.2.10 Continuation of or Change in Business. Each of the Loan Parties shall not, and shall not permit any of its Domestic Subsidiaries or Canadian Subsidiaries to, engage in any business other than the manufacture, sale and distribution of corrugated polyethylene, polypropylene and concrete pipe, storm and septic chambers, drainage structures and other related water drainage and water filtration products, and businesses which are related, supplemental or complementary thereto. Each Foreign Holding Company shall not engage in any business or operations or acquire any assets or incur any liabilities other than: (i) holding the ownership interests of one or more CFC’s, and (ii) such other activities as are required or prudent in connection with the maintenance of good standing and administration of such Loan Party.

8.2.11 Fiscal Year. The Borrower shall not change its fiscal year from the twelve-month period beginning April 1st and ending March 31st.

8.2.12 Issuance of Stock. Each of the Loan Parties shall not, and shall not permit any of its Domestic Subsidiaries or Canadian Subsidiaries to, issue any additional shares of its capital stock or any options, warrants or other rights in respect thereof to the extent that the such issued shares, options, warrants and other rights are required to be Collateral, unless such shares, options, warrants and other rights are pledged to the Collateral Agent pursuant to the terms of the Pledge Agreement and only to the extent required by Section 8.2.9; provided however, the foregoing restriction shall not apply to the issuance of additional shares of capital stock of the Borrower, or options, warrants or other rights in respect thereof, so long as such issuance does not result in an Event of Default under Section 9.1.10 [Change of Control].

8.2.13 Changes in Organizational Documents. Each of the Loan Parties shall not, and shall not permit any of its Material Subsidiaries to, amend in any respect its certificate of incorporation (including any provisions or resolutions relating to capital stock), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents which change would be reasonably likely to be materially adverse to the Lenders, without obtaining the prior written consent of the Required Lenders.

8.2.14 Real Property. Each of the Loan Parties shall not, and shall not permit any of its Material Subsidiaries to, grant any Liens on any fee or leasehold interest in real property owned or held by such Loan Party or such Material Subsidiary to any other Person other than Permitted Liens.

8.2.15 Intentionally Omitted.

8.2.16 Minimum Fixed Charge Coverage Ratio. The Loan Parties shall not permit the Fixed Charge Coverage Ratio, calculated as of the end of each fiscal quarter for the four fiscal quarters then ended, to be less than 1.25 to 1:00.

8.2.17 Maximum Leverage Ratio. The Loan Parties shall not permit the Leverage Ratio, calculated as of the end of each fiscal quarter for the four fiscal quarters then ended to exceed 4.00 to 1.00:

8.2.18 Most Favored Lender. The Loan Parties covenants that if, on any date, any Loan Party or any Subsidiary enters into, assumes or otherwise becomes bound or obligated under the Senior Notes (2010) or any related agreements that contain, or amends the agreement with respect to the Senior Notes (2010) to contain or amend, one or more additional affirmative covenants or additional negative covenants, or the definition related thereto, or any additional or amended events of default, then on such date the terms of this Agreement shall, without any further action on the part of the Loan Parties, the Administrative Agent or the Lenders, be deemed to be amended automatically to include each additional covenant and each event of default contained in such agreement, and the Loan Parties shall provide prompt written notice thereof to the Administrative Agent and the Lenders of such event. The Loan Parties further covenant, upon the written request of the Required Lenders, to promptly execute and deliver at the Borrower’s expense (including the reasonable fees and expenses of counsel for the Administrative Agent) an amendment to this Agreement in form and substance satisfactory to the Required Lenders evidencing the amendment of this Agreement to include such additional covenants and additional events of default, provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for in this Section 8.2.18 [Most Favored Lender], but shall merely be for the convenience of the parties hereto; provided that, upon the subsequent elimination of such additional covenant or additional event of default under the Senior Notes (2010), as the case may be, and the Borrower providing notice thereof to the Administrative Agent and the Lenders, the same shall be deemed eliminated hereunder if (i) no Potential Default or Event of Default then exists, (ii) such elimination of such additional covenant or additional event of default shall not make this Agreement any less restrictive with respect to the Loan Parties than as in effect on the date of this Agreement, as amended by any other amendments hereto, other than as a result of such additional covenant or additional event of default and (iii) if any fee or other compensation is paid to any person in respect of such elimination of such additional covenant or additional event of default, the Borrower shall pay each Lender such fee or compensation on a ratable basis relative to the then outstanding aggregate principal amounts of the Notes. The Loan Parties further covenant to promptly execute and deliver at their expense (including the reasonable fees and expenses of counsel for the Administrative Agent) an amendment to this Agreement in form and substance satisfactory to the Required Lenders evidencing (x) the amendment of this Agreement to include such additional covenants and additional events of default, or (y) the elimination of such additional covenants and additional events of default, as applicable, provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for in this Section 8.2.18 [Most Favored Lender], but shall merely be for the convenience of the parties hereto.

8.3 Reporting Requirements. The Loan Parties will furnish or cause to be furnished to the Administrative Agent and each of the Lenders:

8.3.1 Quarterly Financial Statements. As soon as available and in any event within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year, financial statements of the Borrower, consisting of a consolidated balance sheet as of the end of such fiscal quarter and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments and the addition of footnotes) by the Chief Executive Officer, President, Executive Vice President, or Chief Financial Officer of the Borrower as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.

8.3.2 Annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower, financial statements of the Borrower consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by independent certified public accountants of nationally recognized standing and reasonably satisfactory to the Administrative Agent. The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Loan Party under any of the Loan Documents. The Loan Parties shall deliver with such financial statements and certification by their accountants a letter of such accountants to the Administrative Agent and the Lenders substantially to the effect that, based upon their ordinary and customary examination of the affairs of the Borrower, performed in connection with the preparation of such consolidated financial statements, and in accordance with GAAP, (i) the computations by Borrower set forth on the Compliance Certificate show compliance with the financial covenants set forth in this Agreement, and (ii) they are not aware of the existence of any Event of Default or Potential Default or, if they are aware of such Event of Default or Potential Default, stating the nature thereof.

8.3.3 Certificate of the Borrower. Concurrently with the financial statements of the Borrower furnished to the Administrative Agent and to the Lenders pursuant to Sections 8.3.1 [Quarterly Financial Statements] and 8.3.2 [Annual Financial Statements], a

certificate (each a “Compliance Certificate”) of the Borrower signed by the Chief Executive Officer, President, Executive Vice President, or Chief Financial Officer of the Borrower, in the form of Exhibit 8.3.3.

8.3.4 Notices.

8.3.4.1 Default. Promptly after any Authorized Officer or the general counsel of any Loan Party has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by an Authorized Officer setting forth the details of such Event of Default or Potential Default and the action which such Loan Party proposes to take with respect thereto.

8.3.4.2 Litigation. Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or other Person against any Loan Party or any Subsidiary which if adversely determined to the Loan Party or such Subsidiary would be reasonably likely to result in a Material Adverse Change.

8.3.4.3 Proceedings of Official Bodies. Promptly upon the occurrence or receipt of any of the following, notice of (i) any citation, summons, subpoena, order to show cause or other order naming any Loan Party or any Subsidiary a party in any proceeding before any Official Body, (ii) any lapse or other termination of any license, permit, franchise or other authorization issued to any Loan Party or any Subsidiary by any Official Body, (iii) any refusal by any Official Body to renew or extend any such license, permit, franchise or other authorization, or (iv) any dispute between any Loan Party or any Subsidiary and any Official Body or Person; provided however, that notices with respect to each of the above shall be required only in if the event giving rise to such notice would reasonably be likely to result in a Material Adverse Change.

8.3.4.4 Erroneous Financial Information. Immediately in the event that the Authorized Officers of Borrower conclude or have been advised by its accountants that any previously issued financial statement, audit report or interim review should no longer be relied upon or that disclosure should be made or action should be taken to prevent future reliance.

8.3.4.5 ERISA Event. Immediately upon the occurrence of any ERISA Event.

8.3.4.6 Annual Budget; Projected Financial Statements. By April 15th of each year, a projected balance sheet, income statement and cash flow statement for each fiscal quarter of the fiscal year beginning April 1st of such year;

8.3.4.7 Environmental Events. As soon as possible and in any event within ten (10) days after receipt by Borrower or any Loan Party, a copy of (i) any written notice or claim to the effect that Borrower or any Subsidiary is or may be liable to any Person as a result of the release by Borrower, any of its Subsidiaries or any other Person of any toxic or hazardous waste or substance into the environment, which liability if established would be reasonably likely to result in a Material Adverse Change, and (ii) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by Borrower or any Subsidiary which violation if established would be reasonably likely to result in a Material Adverse Change,

8.3.4.8 Noteholder Notices. Simultaneously with the transmission thereof, copies of all notices, reports, financial statements or other communications given to the Senior Noteholders (2010) excluding routine account statements and payment information,

8.3.4.9 Reportable Compliance Event. Upon the occurrence of a Reportable Compliance Event, and

8.3.4.10 Other Information. Such other reports and information as any of the Required Lenders may from time to time reasonably request.

9. DEFAULT

9.1 Events of Default. An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

9.1.1 Payments Under Loan Documents. The Borrower shall (i) fail to pay any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity) or any Reimbursement Obligation on the date on which such principal or Reimbursement Obligation becomes due in accordance with the terms hereof, or (ii) fail to pay any interest or other amount owing hereunder or under the other Loan Documents within three (3) Business Days after the date on which such amount becomes due in accordance with the terms hereof or thereof;

9.1.2 Breach of Warranty. Any representation or warranty made at any time by any of the Loan Parties herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished;

9.1.3 Breach of Negative Covenants or Visitation Rights. Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 8.1.5 [Visitation Rights] or Section 8.2 [Negative Covenants]; provided, however, upon any default by the Borrower with any financial covenant contained in Section 8.2.14 [Minimum Fixed Charge Coverage Ratio] or Section 8.2.15 [Maximum Leverage Ratio], an Event of Default shall not occur if within ten (10) Business Days following the earlier to occur of (i) the date the applicable financial statements are required to be delivered to the Administrative Agent pursuant to Section 8.3.2 [Quarterly Financial Statements] or Section 8.3.3 [Annual Financial Statements] and (ii) the date such financial statements are in fact delivered to the Administrative Agent, (x) a cash equity contribution is made into the Borrower by Sponsor in an aggregate amount equal to the amount required to cause the Borrower to be in compliance with the financial covenants contained in Section 8.2.14 [Minimum Fixed Charge Coverage Ratio] or Section 8.2.15 [Maximum Leverage Ratio] (the “Make Whole Amount”) pursuant to terms and evidenced by documentation acceptable to the Administrative Agent and (y) any corresponding event of default under the Senior Notes must be waived or cured. Any increase to Consolidated EBITDAE resulting from the making of any cash equity contribution pursuant to this Section

9.1.3 shall not result in any adjustment to Consolidated EBITDAE or any amendment to any other financial definition for any purpose under this Agreement other than for purposes of calculating compliance with the financial covenants contained Section 8.2.14 [Minimum Fixed Charge Coverage Ratio] or Section 8.2.15 [Maximum Leverage Ratio], as applicable, for the applicable fiscal quarter and the three (3) consecutive fiscal quarters immediately thereafter. The cure rights provided for in this Section 9.1.3 may not be exercised (i) in two (2) consecutive fiscal quarters, or (ii) more than four (4) times in the aggregate during the term of this Agreement, and no such cash equity contribution shall exceed the amount necessary to cause compliance with the applicable covenant for the period then ended;

9.1.4 Breach of Other Covenants. Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document to which it is a party and such default shall continue unremedied for a period of thirty (30) days after the earlier of: (i) actual knowledge thereof by an Authorized Officer of a Loan Party thereof and (ii) notice thereof from the Administrative Agent;

9.1.5 Defaults in Other Agreements or Indebtedness. A default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which any Loan Party may be obligated as a borrower or guarantor in excess of $50,000,000 in the aggregate, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any Indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any Indebtedness (whether or not such right shall have been waived) or the termination of any commitment to lend;

9.1.6 Final Judgments or Orders. Any final judgments or orders for the payment of money in excess of $25,000,000 in the aggregate (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered against any Loan Party by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of sixty (60) days from the date of entry;

9.1.7 Loan Document Unenforceable. Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or shall in any way be challenged or contested by any Loan Party or, except as the result of actions or failures to take action within the control of the Administrative Agent, Collateral Agent or any Lender, cease to give or provide the respective remedies, powers or privileges intended to be created thereby;

9.1.8 Events Relating to Pension Plans and Multiemployer Plans. An ERISA Event occurs with respect to a Pension Plan which has resulted or could reasonably be expected to result in liability of Borrower or any member of the ERISA Group under Title IV of ERISA to the Pension Plan or the PBGC in an aggregate amount in excess of $5,000,000, or Borrower or any member of the ERISA Group fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, where the aggregate amount of unamortized withdrawal liability is in excess of $5,000,000;

9.1.9 Change of Control.

(i) at any time prior to the creation of a Public Market, Management, the ESOP, the Related Investor and their Permitted Transferees shall cease to have beneficial ownership of 50% or more of the Voting Stock of the Borrower (on a present, non-fully diluted basis and as adjusted for any stock splits, dividends or similar events), or

(ii) at any time prior to the creation of a Public Market, within a period of twelve (12) consecutive calendar months, individuals who were directors of the Borrower on the first day of such period shall cease to constitute a majority of the board; provided that, for purposes of subsection (i) above, a member of Management shall be deemed to have beneficial ownership of the Voting Stock of the Borrower as long as such member or Management or his/her Permitted Transferee has beneficial ownership of such Voting Stock of the Borrower, or

(iii) at any time after the creation of a Public Market, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act, but excluding the ESOP, Management, the Related Investor and their Permitted Transferees) becomes the “beneficial owner” (as defined in Rules 13d 3 and 13d 5 under the Securities Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all Voting Stock that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 30% or more of the Voting Stock of the Borrower on a fully diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right);

9.1.10 Liquidity Event. A Liquidity Event, as such term is defined in the Intercreditor Agreement, shall have occurred and not been waived by the parties to the Intercreditor Agreement; or

9.1.11 Relief Proceedings. (i) A Relief Proceeding shall have been instituted against any Loan Party or Material Subsidiary and such Relief Proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such Relief Proceeding, or (ii) any Loan Party or Material Subsidiary institutes, or takes any action in furtherance of, a Relief Proceeding, or (iii) any Loan Party or any Material Subsidiary admits in writing its inability to pay its debts as they mature, or (iv) the Loan Parties and the Material Subsidiaries cease to be solvent on a consolidated basis.

9.2 Consequences of Event of Default.

9.2.1 Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings. If an Event of Default specified under Sections 9.1.1 through 9.1.10 shall occur and be continuing, subject to the terms of the Intercreditor Agreement, the Lenders and the Administrative Agent shall be under no further obligation to make Loans and the Issuing Lender shall be under no obligation to issue Letters of Credit and the Administrative Agent may, and upon the request of the Required Lenders, shall (i) by written notice to the Borrower, declare the unpaid principal amount of the Notes then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Administrative Agent for the benefit of each Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and (ii) require the Borrower to, and the Borrower shall thereupon, deposit in a non-interest-bearing account with the Administrative Agent, as cash collateral for its Obligations under the Loan Documents, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrower hereby pledges to the Administrative Agent and the Lenders, and grants to the Administrative Agent and the Lenders a security interest in, all such cash as security for such Obligations; and

9.2.2 Bankruptcy, Insolvency or Reorganization Proceedings. If an Event of Default specified under Section 9.1.11 [Relief Proceedings] shall occur, the Lenders shall be under no further obligations to make Loans hereunder and the Issuing Lender shall be under no obligation to issue Letters of Credit and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and

9.2.3 Set-off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, and each of their respective Affiliates and any participant of such Lender or Affiliate which has agreed in writing to be bound by the provisions of Section 5.3 [Sharing of Payments] is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, subject to the terms of the Intercreditor Agreement, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender or any such Affiliate or participant to or for the credit or the account of any Loan Party against any and all of the Obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Lender, Affiliate or participant, irrespective of whether or not such Lender, Issuing Lender, Affiliate or participant shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Lender different from the branch or office holding such deposit or obligated on such Indebtedness. The rights of each Lender, the Issuing Lender and their respective Affiliates and participants under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender or their respective Affiliates and participants may have. Each Lender and the Issuing Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application; and

9.2.4 Application of Proceeds. From and after the date on which the Administrative Agent has taken any action pursuant to this Section 9.2 and until all Obligations of the Loan Parties have been paid in full, any and all proceeds received by the Administrative Agent from any sale or other disposition of the Collateral, or any part thereof, or the exercise of any other remedy by the Administrative Agent, shall be, subject to the terms and provisions of the Intercreditor Agreement, applied as follows:

(i) first, to reimburse the Administrative Agent and the Lenders for out-of-pocket costs, expenses and disbursements, including reasonable attorneys’ and paralegals’ fees and legal expenses, incurred by the Administrative Agent or the Lenders in connection with realizing on the Collateral or collection of any Obligations of any of the Loan Parties under any of the Loan Documents, including advances made by the Lenders or any one of them or the Administrative Agent for the reasonable maintenance, preservation, protection or enforcement of, or realization upon, the Collateral, including advances for taxes, insurance, repairs and the like and reasonable expenses incurred to sell or otherwise realize on, or prepare for sale or other realization on, any of the Collateral;

(ii) second, to the repayment of all Obligations then due and unpaid of the Loan Parties to the Lenders or their Affiliates incurred under this Agreement or any of the other Loan Documents or agreements evidencing any Lender Provided Interest Rate Hedge or Other Lender Provided Financial Service Products, whether of principal, interest, fees, expenses or otherwise and to cash collateralize the Letter of Credit Obligations, ratably among the Lenders in proportion to the respective amounts payable to them with respect to such Obligations; and

(iii) the balance, if any, as required by Law.

10. THE ADMINISTRATIVE AGENT

10.1 Appointment and Authority. Each of the Lenders and the Issuing Lender hereby irrevocably appoints PNC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent, subject to the terms and the provisions of the Intercreditor Agreement, to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 10 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

10.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.1 [Modifications, Amendments or Waivers] and 9.2 [Consequences of Event of Default]) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Potential Default or Event of Default unless and until notice describing such Potential Default or Event of Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Potential Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 7 [Conditions of Lending and Issuance of Letters of Credit] or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 10 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.6 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right (with approval from the Borrower so long as no Event of Default has occurred and is continuing), to appoint a successor, such approval not to be unreasonably withheld or delayed. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 10.6. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this

Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 10 and Section 11.3 [Expenses; Indemnity; Damage Waiver] shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

If PNC resigns as Administrative Agent under this Section 10.6, PNC shall also resign as an Issuing Lender and the Lender with respect to the Swing Loans. Upon the appointment of a successor Administrative Agent hereunder, such successor shall (i) succeed to all of the rights, powers, privileges and duties of PNC as the retiring Issuing Lender, Lender with respect to Swing Loans and Administrative Agent and PNC shall be discharged from all of its respective duties and obligations as Issuing Lender, Lender with respect to Swing Loans and Administrative Agent under the Loan Documents, and (ii) issue letters of credit in substitution for the Letters of Credit issued by PNC, if any, outstanding at the time of such succession and repay any Swing Loans outstanding at the time of such succession or make other arrangement satisfactory to PNC to effectively assume the obligations of PNC with respect to such Letters of Credit or Swing Loans.

10.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.8 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Co-Syndication Agents, Co-Documentation Agent, Joint Bookrunners, or Joint Lead Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.

10.9 Administrative Agent’s Fee. The Borrower shall pay to the Administrative Agent a nonrefundable fee (the “Administrative Agent’s Fee”) under the terms of a letter (the “Administrative Agent’s Letter”) between the Borrower and Administrative Agent, as amended from time to time.

10.10 Authorization to Release Collateral and Guarantors. The Lenders and Issuing Lenders authorize the Administrative Agent to release (i) any Collateral consisting of assets or equity interests sold or otherwise disposed of in a sale or other disposition or transfer permitted under Section 8.2.7 [Disposition of Assets or Subsidiaries] or 8.2.6 [Liquidations, Mergers,

Consolidations, Acquisitions], and (ii) any Guarantor from its obligations under the Guaranty Agreement if the ownership interests in such Guarantor are sold or otherwise disposed of or transferred to persons other than Loan Parties or Subsidiaries of the Loan Parties in a transaction permitted under Section 8.2.7 [Disposition of Assets or Subsidiaries] or 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions].

10.11 No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.

10.12 Right of Administrative Agent and Collateral Agent to Realize on Collateral and Enforce Guaranties. Anything contained in any of the Loan Documents to the contrary notwithstanding, each of the Borrower, each Loan Party, the Administrative Agent, the Collateral Agent, each Lender and the Issuing Lender hereby agree that (i) no Lender or Issuing Lender shall have any right individually to realize upon any of the Collateral or to enforce any of the Collateral Documents, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, on behalf of the Lenders and the Issuing Lender in accordance with the terms hereof and of the other Loan Documents, all powers, rights and remedies hereunder and under the other Loan Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, and (ii) subject to the terms and provisions of the Intercreditor Agreement, in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

10.13 Understandings and Authorizations with respect to the Intercreditor Agreement. Each Lender agrees that it will be bound by, and shall take no actions contrary to (and shall take all actions required by), the provisions of the Intercreditor Agreement as well as the Collateral Documents and hereby authorizes (i) the Administrative Agent to enter into the Intercreditor Agreement on its behalf, and (ii) the Collateral Agent to enter into the Intercreditor Agreement as well as the Collateral Documents on its behalf and to act on its behalf to the extent set forth in the Intercreditor Agreement as well as the Collateral Documents. The Lenders acknowledge the

Intercreditor Agreement provides for the allocation of proceeds of and value of the Collateral among the Senior Secured Obligations as set forth therein and contains limits on the ability of the Administrative Agent and the Lenders to take remedial actions with respect to the Collateral. The Lenders acknowledge that the Secured Obligations are secured by the Collateral on a pari passu basis to the extent set forth in the Intercreditor Agreement. By its execution of this Agreement, each Lender agrees to cause each Affiliate of such Lender which enters into a Lender Provided Interest Rate Hedge or Other Lender Provided Financial Service Product to comply with the terms of the Intercreditor Agreement, and the parties to the Intercreditor Agreement shall be third party beneficiaries with respect to such agreement of the Lenders.

11. MISCELLANEOUS

11.1 Modifications, Amendments or Waivers. With the written consent of the Required Lenders, the Administrative Agent, acting on behalf of all the Lenders, and the Borrower, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Loan Parties hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Loan Parties; provided, that no such agreement, waiver or consent may be made which will:

11.1.1 Increase of Commitment. Increase the amount of the Revolving Credit Commitment or Term Loan Commitment of any Lender hereunder without the consent of such Lender;

11.1.2 Extension of Payment; Reduction of Principal Interest or Fees; Modification of Terms of Payment. Whether or not any Loans are outstanding, extend the Expiration Date or the time for payment of principal or interest of any Loan (excluding the due date of any mandatory prepayment of a Loan), the Commitment Fee or any other fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Loan or reduce the Commitment Fee or any other fee payable to any Lender, without the consent of each Lender directly affected thereby;

11.1.3 Release of Collateral or Guarantor. Except for sales of assets permitted by Section 8.2.7 [Disposition of Assets or Subsidiaries], release all or substantially all of the Collateral or any Guarantor from its Obligations under the Guaranty Agreement without the consent of all Lenders (other than Defaulting Lenders);

11.1.4 Change in Control. Waive a Potential Default or Event of Default under Section 9.1.10 [Change in Control] without the consent of Lenders whose Ratable Shares exceed 85% as determined pursuant to clause (iii) of the definition of Ratable Share (other than Defaulting Lenders); or

11.1.5 Miscellaneous. Amend Section 5.2 [Pro Rata Treatment of Lenders], 10.3 [Exculpatory Provisions, Etc.] or 5.3 [Sharing of Payments by Lenders] or this Section 11.1, alter any provision regarding the pro rata treatment of the Lenders or requiring all Lenders to authorize the taking of any action or reduce any percentage specified in the definition of Required Lenders, in each case without the consent of all of the Lenders (other than Defaulting Lenders);

provided that:

(A) no agreement, waiver or consent which would modify the interests, rights or obligations of the Administrative Agent or the Issuing Lender may be made without the written consent of such Administrative Agent or Issuing Lender, as applicable;

(B) if in connection with any proposed waiver, amendment or modification referred to in Sections 11.1.1 through 11.1.5 above, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each a “Non-Consenting Lender”), then the Borrower shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 5.6.2 [Replacement of a Lender];

(C) Anything to the contrary contained in this Agreement notwithstanding, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender;

(D) Anything to the contrary contained in this Agreement notwithstanding, (A) except as expressly set forth to the contrary in Section 11.14 [Limitation on Rights of Sponsor Affiliated Lenders], the consent of any Sponsor Affiliate Lender shall not be required for any matter set forth in this Section 11.1 [Modifications, Amendments or Waivers] and (B) all Loans held by Sponsor Affiliated Lenders shall be disregarding in computing Ratable Shares for the purposes of this Section 11.1 [Modifications, Amendments or Waivers]; and

(E) The Administrative Agent and the Loan Parties shall be permitted to amend any provision of any Loan Document (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision.

11.2 No Implied Waivers; Cumulative Remedies. No course of dealing and no delay or failure of the Administrative Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Administrative Agent and the Lenders under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have.

11.3 Expenses; Indemnity; Damage Waiver.

11.3.1 Costs and Expenses. The Borrower shall pay (i) all out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent but not including counsel for any other Lenders), and shall pay all fees and time charges and disbursements for attorneys who may be employees of the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all documented out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the invoiced reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender), and shall pay all reasonable invoiced fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the Issuing Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) all reasonable invoiced out-of-pocket expenses of the Administrative Agent’s regular employees and agents engaged periodically to perform audits of the Loan Parties’ books, records and business properties.

11.3.2 Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable invoiced fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or nonperformance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (provided that only the reasonable invoiced fees, charges and disbursements of counsel for the Administrative Agent shall be indemnified under this clause (i)), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) breach of representations, warranties or covenants of the Borrower under the Loan Documents, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, including any such items or losses relating to or arising under Environmental Laws or pertaining to environmental matters, whether based on contract, tort or any other theory, whether brought by a third party or by the

Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or such Indemnitee’s Subsidiaries or the officers, directors, employees, agents, advisors and other representatives of such Indemnitee or its Subsidiaries, or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 11.3.2 [Indemnification by the Borrower] shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

11.3.3 Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Sections 11.3.1 [Costs and Expenses] or 11.3.2 [Indemnification by the Borrower] to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Lender in connection with such capacity.

11.3.4 Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Section 11.3.2 [Indemnification by Borrower] shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

11.3.5 Payments. All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.

11.4 Holidays. Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 4.2 [Interest Periods]) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

11.5 Notices; Effectiveness; Electronic Communication.

11.5.1 Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.5.2 [Electronic Communications]), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier (i) if to a Lender, to it at its address set forth in its administrative questionnaire, or (ii) if to any other Person, to it at its address set forth on Schedule 1.1(B).

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 11.5.2 [Electronic Communications], shall be effective as provided in such Section.

11.5.2 Electronic Communications. Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

11.5.3 Change of Address, Etc. Any party hereto may change its address, e-mail address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

11.6 Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

11.7 Duration; Survival. All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the execution and delivery of this Agreement, the completion of the transactions hereunder and Payment In Full. All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Section 5 [Payments] and Section 11.3 [Expenses; Indemnity; Damage Waiver], shall survive Payment In Full. All other covenants and agreements of the Loan Parties shall continue in full force and effect from and after the date hereof and until Payment In Full.

11.8 Successors and Assigns.

11.8.1 Successors and Assigns Generally. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.8.2 [Assignments by Lenders], (ii) by way of participation in accordance with the provisions of Section 11.8.4 [Participations], or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.8.6 [Certain Pledges; Successors and Assigns Generally] (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.8.4 [Participations] and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

11.8.2 Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in clause (i)(A) of this Section 11.8.2, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $5,000,000 with respect to the Revolving Credit Commitments and $1,000,000 with respect to Term Loan Commitments, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except for the consent of the Administrative Agent (which shall not be unreasonably withheld or delayed) and:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required for an assignment unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(B) the consent of the Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv) Assignment and Assumption Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire provided by the Administrative Agent.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, except (x) pursuant to Section 11.8.7 [Below-Par Purchases] or (y) to a Sponsor Affiliated Lender, subject to the following conditions:

(A) such assignment may be of Term Loans only;

(B) after giving effect to such assignment, to all other assignments and participations with all Sponsor Affiliated Lenders and to all Offer Loans purchased and cancelled pursuant to Section 11.8.7 [Below-Par Purchases], the aggregate principal amount of all Loans and Commitments then held by the Borrower and all Sponsor Affiliated Lenders (whether by assignment, participation, or other derivative transaction) shall not exceed 15% of the sum of (x) the aggregate unpaid principal amount of the Term Loans then outstanding and (y) the aggregate Revolving Credit Commitments of all Lenders then outstanding; and

(C) such Sponsor Affiliated Lender shall execute a waiver in form and substance satisfactory to the Administrative Agent that it shall have no right whatsoever, so long as such Person is a Sponsor Affiliate Lender (i) to consent to any amendment, modification, waiver, consent or other such action with respect to any of the terms of this Agreement or any other Loan Document except to the extent set forth in Section 11.14 [Limitation on Rights of Sponsor Affiliate Lenders], (ii) to require Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to this Agreement or any other Loan Document, (iii) to attend (or receive any notice of) any meeting, conference call or correspondence with any Agent or Lender or receive any information (including, without limitation, any notices delivered to the Lenders hereunder or delivered to any party to the Intercreditor Agreement) from Administrative Agent or any Lender, (iv) to have access to any information platform (including, without limitation, that portion of the platform that has been designated for “private-side” Lenders) or (v) to make or bring any claim, in its capacity as Lender, against Administrative Agent or any Lender with respect to the duties and obligations of such Persons under the Loan Documents, but no amendment, modification or waiver shall deprive any Sponsor Affiliated Lender of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder.

By purchasing or being assigned the Loans and by its acceptance of the benefits of this Agreement, each Sponsor Affiliated Lender acknowledges and agrees that the Loans owned by it shall be non-voting under sections 1126 and 1129 of the Bankruptcy Code in the event that any proceeding thereunder shall be instituted by or against Borrower or any other Loan Party.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.8.3 [Register], from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4 [LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available], 5.8 [Increased Costs], and 11.3 [Expenses, Indemnity; Damage Waiver] with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.8.2 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.8.4 [Participations].

11.8.3 Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a record of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time. Such register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is in such register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

11.8.4 Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders, Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree (other than as is already provided for herein) to any amendment, modification or waiver with respect to Sections 11.1.1 [Increase of Commitment], 11.1.2 [Extension of Payment, Etc.], or 11.1.3 [Release of Collateral or Guarantor]) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.4 [Libor Rate Unascertainable, Etc.], 5.8 [Increased Costs], 5.10 [Indemnity] and 5.9 [Taxes] (subject to the requirements and limitations therein, including the requirements under Section 5.9.7 [Status of Lenders] (it being understood that the documentation required under Section 5.9.7 [Status of Lenders] shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.8.2 [Assignments by Lenders]; provided that such Participant (A) agrees to be subject to the provisions of Section 5.6.2 [Replacement of a Lender] and Section 5.6.3 [Designation of a Different Lending Office] as if it were an assignee under Section 11.8.2 [Assignments by Lenders]; and (B) shall not be entitled to receive any greater payment under Sections 5.8 [Increased Costs] or 5.9 [Taxes], with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.6.2 [Replacement of a Lender] and Section 5.6.3 [Designation of Different Lending Office] with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.2.3 [Set-off] as though it were a Lender; provided that such Participant agrees to be subject to Section 5.3 [Sharing of Payments by Lenders] as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

11.8.5 Reserved.

11.8.6 Certain Pledges; Successors and Assigns Generally. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.8.7 Below-Par Purchases. Notwithstanding anything to the contrary contained in this Section 11.8 [Successors and Assigns] or any other provision of this Agreement and without otherwise limiting the rights in respect of prepayments of the Loans of the Borrower and its Subsidiaries or the rights of any Term Lender (as defined below) to receive payments of the Term Loans at par value, so long as no Potential Default or Event of Default has occurred and is continuing, the Borrower may repurchase outstanding Term Loans pursuant to this Section 11.8.7 [Below-Par Purchases] on the following basis:

(i) The Borrower may make one or more offers (each, an “Offer”) to repurchase all or any portion of the Term Loans (such Term Loans, the “Offer Loans”), provided that, (A) the Borrower delivers notice of its intent to make such Offer to the Administrative Agent at least five (5) Business Days in advance of the launch of any proposed Offer, (B) upon the launch of such proposed Offer, the Borrower delivers an irrevocable notice of such Offer to the Administrative Agent (and upon receipt by the Administrative Agent of such notice, the Administrative Agent shall promptly notify each Lender holding a Term Loan (each such Lender, a “Term Lender”) thereof) indicating (1) the last date on which such Offer may be accepted, (2) the maximum dollar amount of such Offer and (3) the repurchase price per dollar of principal amount of such Offer Loans at which the Borrower is willing to repurchase such Offer Loans (which price shall be below par), (C) the maximum dollar amount of each Offer shall be an amount reasonably determined by the Borrower in consultation with the Administrative Agent prior to the making of any such Offer; (D) the Borrower shall hold such Offer open for a minimum period of days to be reasonably determined by the Administrative Agent and the Borrower prior to the making of any such Offer; (E) a Term Lender who elects to participate in the Offer may choose to sell all or part of such Term Lender’s Offer Loans; (F) such Offer shall be made to all Term Lenders holding the Offer Loans on a pro rata basis in accordance with the respective principal amount then due and owing to the Term Lenders; provided, further that, if any Term Lender elects not to participate in the Offer, either in whole or in part, the amount of such Term Lender’s Offer Loans not being tendered shall be excluded in calculating the pro rata amount applicable to the balance of such Offer Loans and (G) such Offer shall be conducted pursuant to such procedures the Administrative Agent may establish in consultation with the Borrower (which shall be consistent with this Section 11.8.7 [Below-Par Purchases]) and that a Lender must follow in order to have its Offer Loans repurchased, which procedures may include a requirement that the Borrower represent and warrant that it does not have any material non-public information with respect to any Loan Party (or its Subsidiaries) that could be material to a Lender’s decision to participate in such Offer;

(ii) With respect to all repurchases made by the Borrower such repurchases shall be deemed to be voluntary prepayments pursuant to Section 5.6 [Voluntary Prepayments] in an amount equal to the aggregate principal amount of such Term Loans, provided that such repurchases shall not be subject to the provisions of clause (z) thereof or to any provision of this Agreement that requires prepayments to be shared ratably among Lenders;

(iii) Upon the purchase by the Borrower of any Term Loans, (A) automatically and without the necessity of any notice or any other action, all principal and accrued and unpaid interest on the Term Loans so repurchased shall be deemed to have been paid for all purposes and shall be cancelled and no longer outstanding for all purposes of this Agreement and all other Loan Documents (and in connection with any Term Loan purchased pursuant to this Section, the Administrative Agent is authorized to make appropriate entries in its register to reflect such cancellation) and (B) the Borrower will promptly advise the Administrative Agent of the total amount of Offer Loans that were repurchased from each Lender who elected to participate in the Offer;

(iv) Failure by the Borrower to make any payment to a Lender required by an agreement permitted by this Section 11.8.7 [Below-Par Purchases] shall not constitute an Event of Default under Section 9.1.1 [Payments Under Loan Documents];

(v) No proceeds of any Revolving Credit Loans may be used to purchase any Offer Loans; and

(vi) At the time of any purchase of Offer Loans, with respect to the Borrower and its Domestic Subsidiaries and Canadian Subsidiaries, the sum of (i) all cash not subject to any Lien (other than Liens in favor of the Administrative Agent) and (ii) the then available Revolving Credit Commitments shall be no less than $20,000,000 in the aggregate.

After giving effect to all Offer Loans purchased and cancelled pursuant to this Section 11.8.7 [Below-Par Purchases], the aggregate principal amount of all Loans and Commitments then held by the Borrower and all Sponsor Affiliated Lenders (whether by assignment, participation, or other derivative transaction) shall not exceed 15% of the sum of (x) the aggregate unpaid principal amount of the Term Loans then outstanding and (y) the aggregate Revolving Credit Commitments of all Lenders then outstanding.

11.9 Confidentiality.

11.9.1 General. Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information, except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (Y) becomes publicly available other than as a result of a breach of this Section or (Z) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or the other Loan Parties. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.9.2 Sharing Information With Affiliates of the Lenders. Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each of the Loan Parties hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement to any such Subsidiary or Affiliate subject to the provisions of Section 11.9.1 [General].

11.10 Counterparts; Integration; Effectiveness.

11.10.1 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof including any prior confidentiality agreements and commitments. Except as provided in Section 7 [Conditions Of Lending And Issuance Of Letters Of Credit], this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11 CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

11.11.1 Governing Law. This Agreement shall be deemed to be a contract under the Laws of the State of Ohio without regard to its conflict of laws principles. Each standby Letter of Credit issued under this Agreement shall be subject either to the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (“UCP”) or the rules of the International Standby Practices (ICC Publication Number 590) (“ISP98”), as determined by the Issuing Lender, and each trade Letter of Credit shall be subject to UCP, and in each case to the extent not inconsistent therewith, the Laws of the State of Ohio without regard to its conflict of laws principles.

11.11.2 SUBMISSION TO JURISDICTION. THE BORROWER, EACH OTHER LOAN PARTY, EACH LENDER, EACH ISSUING LENDER, THE ADMINISTRATIVE AGENT AND EACH OTHER PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR OHIO STATE COURT SITTING IN FRANKLIN COUNTY, OHIO, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH OHIO STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE ISSUING LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

11.11.3 WAIVER OF VENUE. THE BORROWER, EACH OTHER LOAN PARTY, EACH LENDER, EACH ISSUING LENDER, THE ADMINISTRATIVE AGENT AND EACH OTHER PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR

RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 11.11. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.

11.11.4 SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.5 [NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION]. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.11.5 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.12 USA Patriot Act Notice. Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA Patriot Act.

11.13 Joinder of Loan Party.

Any Domestic Subsidiary which is a Material Subsidiary (other than a CFC) which is required to join this Agreement as a Guarantor pursuant to Section 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions] or Section 8.2.9 [Subsidiaries and Partnerships] (and any Subsidiary the Borrower elects to have become a Guarantor or is designated as such by the Borrower pursuant to the definition of “Material Subsidiary”) shall execute and deliver to the Administrative Agent (i) a Guarantor Joinder in substantially the form attached hereto as Exhibit 1.1(G)(1) pursuant to which it shall join as Guarantor each of the documents to which the Guarantors are parties; (ii) documents in the forms described in Section 7.1 [First Loans] modified as appropriate to relate to such Subsidiary; and (iii) documents necessary to grant the

Administrative Agent a Lien on the Collateral and create a security interest in favor of the Administrative Agent for the benefit of the Lenders in all personal property held by such Subsidiary. In the case of a Permitted Acquisition, the Loan Parties shall cause such Guarantor Joinder and related documents to be delivered to the Administrative Agent within thirty (30) days of the closing of such Permitted Acquisition. In the case of a newly formed Person required to join this Agreement pursuant to Section 8.2.9 [Subsidiaries and Partnerships], the Loan Parties shall deliver such Guarantor Joinder and related documents to the Administrative Agent within thirty (30) days after the date of the filing of such Subsidiary’s articles of incorporation if the Subsidiary is a corporation, the date of the filing of its certificate of limited partnership if it is a limited partnership or the date of its organization if it is an entity other than a limited partnership or corporation. In the case of a Subsidiary designated or elected by the Borrower to be Guarantor, the Loan Parties shall cause such Guarantor Joinder and related documents to be delivered to the Administrative Agent within thirty (30) days of such election or designation.

11.14 Limitation on Rights of Sponsor Affiliated Lenders.

No Sponsor Affiliate Lender shall have any right, (i) to consent to any amendment, modification, waiver, consent or other such action with respect to any of the terms of this Agreement or any other Loan Document, (ii) to require Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to this Agreement or any other Loan Document, (iii) to otherwise vote on any matter related to this Agreement or any other Loan Document, (iv) to attend any meeting with Administrative Agent or any Lender or receive any information from Administrative Agent or any Lender, (v) to make or bring any claim, in its capacity as a Lender, against Administrative Agent or any Lender with respect to the duties and obligations of such Persons under the Loan Documents or (vi) to receive any notice required to be given to Lenders under this Agreement, the Intercreditor Agreement or any other Loan Document, but no amendment, modification or waiver shall deprive such Sponsor Affiliate Lender of its share of any payments which the Lenders are entitled to share on a pro rata basis or disproportionately affects such Sponsor Affiliate Lender more adversely than any other Term Lender.

11.15 Amendment and Restatement, No Novation.

This Agreement amends and restates in its entirety the Existing Credit Agreement, and the Borrower and the Guarantors confirm that: the Existing Credit Agreement, the other Loan Documents and the Collateral for the Obligations thereunder (as all such capitalized terms are defined in the Existing Credit Agreement) have at all times, since the date of the execution and delivery of such documents, remained in full force and effect and continued to secure such obligations which are continued as the Obligations hereunder as amended hereby. The Loans hereunder are a continuation of the Loans under (and as such term is defined in) the Existing Credit Agreement. The Borrower, the Guarantors, the Administrative Agent, and the Lenders acknowledge and agree that the amendment and restatement of the Existing Credit Agreement and any Loan Documents expressly amended by this Agreement is not intended to constitute, nor does it constitute, a novation, interruption, suspension of continuity, satisfaction, discharge or termination of the obligations, loans, liabilities, or indebtedness under the Existing Credit Agreement and other Loan Documents thereunder or the collateral security therefor (except as such collateral security is expressly modified in accordance with this Agreement and the other

Loan Document amended in connection therewith), and this Agreement and the other Loan Documents are entitled to all rights and benefits originally pertaining to the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement). Notwithstanding the foregoing, as of the date hereof, (i) except to the extent specifically amended and restated on the terms set forth in the Guaranty with respect to StormTech LLC, each of the Guarantors (other than StormTech LLC, the “Existing Guarantors”) under that certain Continuing Agreement of Guaranty and Suretyship, dated as of September 24, 2010 (as amended, restated, amended and restated or otherwise modified or supplemented from time to time, the “Existing Guaranty”) is hereby released from the Existing Guaranty and each such other Loan Document (as defined in the Existing Credit Agreement) to which such Guarantor is a party and such Existing Guaranty and such other Loan Document (as defined in the Existing Credit Agreement) is terminated with respect to each Existing Guarantor and any and all collateral pledged by each such Existing Guarantor under the Loan Documents (as defined in the Existing Credit Agreement) is hereby released and terminated and (ii) each of the Existing Guarantors (each as a “Company” under the Intercompany Subordination Agreement (as defined in the Existing Credit Agreement)) is hereby released from its obligations under such Intercompany Subordination Agreement.

[SIGNATURE PAGES FOLLOW]

[SIGNATURE PAGE TO CREDIT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

BORROWER:

ADVANCED DRAINAGE SYSTEMS, INC.

By:	/s/ Mark B. Sturgeon
Name:	Mark B. Sturgeon
Title:	Secretary, Executive Vice President,
Treasurer and Chief Financial Officer

GUARANTOR:

STORMTECH LLC

By:	/s/ Mark B. Sturgeon
Name:	Mark B. Sturgeon
Title:	Secretary and Treasurer

[SIGNATURE PAGE TO CREDIT AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION, individually and as Administrative Agent

By:	/s/ George M. Gevas
Name:	George M. Gevas
Title:	Senior Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

BANK OF AMERICA, N.A., individually and as Co-Documentation Agent

By:	/s/ Maria L. Mendes
Name:	Maria L. Mendes
Title:	Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

BMO HARRIS BANK N.A.

By:	/s/ Michael Gift
Name:	Michael Gift
Title:	Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

BRANCH BANKING & TRUST COMPANY

By:	/s/ Brian J. Blomeke
Name:	Brian J. Blomeke
Title:	Senior Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

CITIZENS BANK OF PENNSYLVANIA

By:	/s/ Carl S. Tabacjar, Jr.
Name:	Carl S. Tabacjar, Jr.
Title:	Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

FIFTH THIRD BANK, individually and as Co-Syndication Agent

By:	/s/ William J. Whitley
Name:	William J. Whitley
Title:	Senior Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

FIRSTMERIT BANK, N.A.

By:	/s/ Robert G. Morlan
Name:	Robert G. Morlan
Title:	Senior Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

JPMORGAN CHASE BANK, N.A., individually and as Co-Documentation Agent

By:	/s/ Warren Bebinger
Name:	Warren Bebinger
Title:	Authorized Officer

[SIGNATURE PAGE TO CREDIT AGREEMENT]

THE NORTHERN TRUST COMPANY

By:	/s/ Michael J. Kingsley
Name:	Michael J. Kingsley
Title:	Senior Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

TRISTATE CAPITAL BANK

By:	/s/ Michael P. Morris
Name:	Michael P. Morris
Title:	Senior Vice President

SCHEDULE 1.1(A)

PRICING GRID—

VARIABLE PRICING AND FEES BASED ON LEVERAGE RATIO

(IN BASIS POINTS)

Level	Leverage Ratio	Commitment Fee	Letter of Credit Fee	Revolving Credit Base Rate Spread	Term Loan Base Rate Spread	Revolving Credit LIBOR Rate Spread	Term Loan LIBOR Rate Spread

I	Less than 1.50 to 1.00	15.0	125.0	25.0	25	125.0	125.0

II	Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	20.0	150.0	50.0	50.0	150.0	150.0

III	Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	25.0	175.0	75.0	75.0	175.0	175.0

IV	Greater than or equal to 2.50 to 1.00 but less than 3.00 to 1.00	30.0	200.0	100.0	100.0	200.0	200.0

V	Greater than or equal to 3.00 to 1.00 but less than 3.50 to 1.00	35.0	225.0	125.0	125.0	225.0	225.0

VI	Greater than or equal to 3.50 to 1.00	35.0	250.0	150.0	150.0	250.0	250.0

For purposes of determining the Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate:

(a) The Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate shall be at determined on the Closing Date based on the Leverage Ratio computed on such date pursuant to a Compliance Certificate to be delivered on the Closing Date.

(b) The Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate shall be recomputed as of the end of each fiscal quarter ending after the Closing Date based on the Leverage Ratio as of such quarter end. Any increase or decrease in the Applicable Margin, the Applicable Commitment Fee Rate or the Applicable Letter of Credit Fee Rate computed as of a quarter end shall be effective on the date on which the Compliance Certificate evidencing such computation is due to be delivered under Section 8.3.3 [Certificate of Borrower]. If a Compliance Certificate is not delivered when due in accordance with such Section 8.3.3, then the rates in Level VI shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.

(c) If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under Title 11 of the United States Code, automatically and without further action by the Administrative Agent, any Lender or the Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the Issuing Lender, as the case may be, under Section 2.9 [Letter of Credit Subfacility] or Section 4.3 [Interest After Default] or Section 9 [Default]. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

SCHEDULE 1.1(P)

Permitted Liens

•	Liens securing the obligations under each of the following:

•	The IDRB Facilities

•	Promissory Note, dated as of February 29, 2008, from Advanced Drainage Systems, Inc. in favor of JPMorgan Chase Bank, N.A. with respect to property related to the premises located at 4640 Trueman Boulevard, Hilliard, Ohio 43026

•	Commercial Term Note, dated as of August 17, 2004, from Advanced Drainage Systems, Inc. in favor of PNC Bank, National Association (successor to National City Bank) with respect to property related to the premises located at 2650 Hamilton-Eaton Road, Hamilton, Ohio 45011

•	Any Liens or security interests in Collateral or the Purchase Documents (both as defined in the Aircraft Lease described below as in effect on March 30, 2012) in favor of The Wilmington Trust Company, as Owner Trustee under Trust Agreement dated as of April 3, 2006 (the “Lessor”), relating to that certain leased Cessna Model 560XL aircraft or arising under that certain (i) Aircraft Lease (S/N 560-6103) dated on or about March 30, 2012 between the Lessor and Advanced Drainage Systems, Inc., (ii) that certain Assignment of Purchase Agreement, dated on or about March 30, 2012, among the Lessor, Advanced Drainage Systems, Inc. and Cessna Aircraft Company (as in effect on March 30, 2012) or (iii) any other documentation related to any of the foregoing documents or to the transactions described therein.

•	The following Liens:

ENTITY	JURISDICTION	FILE NO. & DATE	SECURED PARTY	COLLATERAL
Advanced Drainage Systems, Inc.	Delaware Secretary of State	2238904 1 Filed 09/17/02 Continued 05/04/07 Continued 06/11/12	D.L. Peterson Trust	In lieu filing from multiple jurisdictions pertaining to specific leased equipment

ENTITY	JURISDICTION	FILE NO. & DATE	SECURED PARTY	COLLATERAL
Advanced Drainage Systems, Inc.	Delaware Secretary of State	4054588 1 Filed 02/26/04 62 amendments to add collateral filed 2/27/04 through 07/19/06 Continued 01/23/09	D.L. Peterson Trust	Specific leased equipment (lift trucks/forklifts)

Advanced Drainage Systems, Inc.	Delaware Secretary of State	6348376 5 Filed 10/09/06 Continued 08/10/11	Chesapeake Funding LLC	Specific leased equipment (forklifts)

Advanced Drainage Systems, Inc.	Delaware Secretary of State	2007-1199156 Filed 03/30/07 19 amendments to add collateral filed 03/30/07 through 12/19/08 Continued 01/06/12	Chesapeake Funding LLC	Specific leased equipment (forklifts/lift trucks)

Advanced Drainage Systems, Inc.	Delaware Secretary of State	2007-1425312 Filed 04/17/07 4 amendments to add collateral filed 04/20/07 through 05/16/07 Continued 02/13/12	Chesapeake Funding LLC	Specific leased equipment (forklifts)

ENTITY	JURISDICTION	FILE NO. & DATE	SECURED PARTY	COLLATERAL
Advanced Drainage Systems, Inc.	Delaware Secretary of State	2007-4445465 Filed 11/19/07 Continued 10/31/12	LaSalle National Leasing Corporation	Leased Cessna Citation Model 560XL aircraft

Advanced Drainage Systems, Inc.	Delaware Secretary of State	2008-1831955 Filed 05/29/08	COMDOC, Inc.	Leased equipment

Advanced Drainage Systems, Inc.	Delaware Secretary of State	2009-4121445 Filed 12/23/09 17 amendments to add collateral filed 12/28/09 through 04/18/11	Chesapeake Funding LLC	Specific leased equipment (lift trucks/forklifts)

Advanced Drainage Systems, Inc.	Delaware Secretary of State	2010-0075642 Filed 01/08/10 Secured Party name change amendment filed 01/22/10	COMDOC, INC.	Specific leased Xerox office equipment

Advanced Drainage Systems, Inc.	Delaware Secretary of State	2010-2255481 Filed 06/29/10	Wells Fargo Bank, N.A.	Specific equipment (Cat walk-behind scrubber – S/N 57077)

Advanced Drainage Systems, Inc.	Delaware Secretary of State	2010-2255499 Filed 06/29/10	Wells Fargo Bank, N.A.	Specific equipment (Cat walk-behind scrubber – S/N 56863)

ENTITY	JURISDICTION	FILE NO. & DATE	SECURED PARTY	COLLATERAL
Advanced Drainage Systems, Inc.	Delaware Secretary of State	2011 1586489 Filed 04/28/11 6 amendments to add collateral filed 05/11/11 through 04/03/12	Chesapeake Funding LLC	Specific leased equipment

Advanced Drainage Systems, Inc.	Delaware Secretary of State	2012 0826109 Filed 03/02/12	United Rentals Northwest, Inc.	Specific equipment described therein

Advanced Drainage Systems, Inc.	Delaware Secretary of State	2012 0939845 Filed 03/12/12	United Rentals (North America), Inc.	Specific equipment described therein

Advanced Drainage Systems, Inc.	Delaware Secretary of State	2012 1442385 Filed 04/03/12 36 amendments to add collateral filed 05/02/12 through 04/01/13	Chesapeake Funding LLC	All goods (including equipment and inventory) leased or financed pursuant to Lease Agreement dated 3/31/78, including, but not limited to, specific leased equipment described therein

ENTITY	JURISDICTION	FILE NO. & DATE	SECURED PARTY	COLLATERAL
Advanced Drainage Systems, Inc.	Delaware Secretary of State	2012 1442492 Filed 04/03/12	WILMINGTON TRUST COMPANY, NOT IN ITS INDIVIDUAL CAPACITY, BUT SOLELY AS OWNER TRUSTEE UNDER TRUST AGREEMENT DATED AS OF APRIL 3, 2006	Leased Cessna Model 560XL Aircraft, Serial Number 560-6103, two Pratt & Whitney Canada PW545C Engines, one Honeywell Model RE100(XL) Auxiliary Power Unit, all leased pursuant to Aircraft Lease Agreement dated as of 3/30/12

Advanced Drainage Systems, Inc.	Delaware Secretary of State	2013 1170274 Filed 3/20/13	Chesapeake Funding LLC	All goods (including equipment and inventory) leased or financed pursuant to Lease Agreement dated 3/31/78, including, but not limited to, specific leased equipment described therein

Advanced Drainage Systems, Inc.	Delaware Secretary of State	2013 1171009 Filed 03/20/13	Chesapeake Funding LLC	All goods (including equipment and inventory) leased or financed pursuant to Lease Agreement dated 3/31/78, including, but not limited to, specific leased equipment described therein

ENTITY	JURISDICTION	FILE NO. & DATE	SECURED PARTY	COLLATERAL
Advanced Drainage Systems, Inc.	Delaware Secretary of State	2013 1172403 Filed 03/20/13	Chesapeake Funding LLC	All goods (including equipment and inventory) leased or financed pursuant to Lease Agreement dated 3/31/78, including, but not limited to, specific leased equipment described therein

Advanced Drainage Systems, Inc.	Delaware Secretary of State	2013 1180299 Filed 03/27/13	COMDOC, INC.	Specific leased equipment described therein

Advanced Drainage Systems, Inc.	Delaware Secretary of State	2013 1226019 Filed 03/21/13	Chesapeake Funding LLC	All goods (including equipment and inventory) leased or financed pursuant to Lease Agreement dated 3/31/78, including, but not limited to, specific leased equipment described therein

Advanced Drainage Systems, Inc.	Delaware Secretary of State	2013 1228221 Filed 03/21/13	Chesapeake Funding LLC	All goods (including equipment and inventory) leased or financed pursuant to Lease Agreement dated 3/31/78, including, but not limited to, specific leased equipment described therein

ENTITY	JURISDICTION	FILE NO. & DATE	SECURED PARTY	COLLATERAL
Advanced Drainage Systems, Inc.	Delaware Secretary of State	2013 1231597 Filed 03/21/13	Chesapeake Funding LLC	All goods (including equipment and inventory) leased or financed pursuant to Lease Agreement dated 3/31/78, including, but not limited to, specific leased equipment described therein

Advanced Drainage Systems, Inc.	Delaware Secretary of State	2013 1244616 Filed 03/21/13	Chesapeake Funding LLC	All goods (including equipment and inventory) leased or financed pursuant to Lease Agreement dated 3/31/78, including, but not limited to, specific leased equipment described therein

Advanced Drainage Systems, Inc.	Delaware Secretary of State	2013 1254755 Filed 03/22/13	Chesapeake Funding LLC	All goods (including equipment and inventory) leased or financed pursuant to Lease Agreement dated 3/31/78, including, but not limited to, specific leased equipment described therein

ENTITY	JURISDICTION	FILE NO. & DATE	SECURED PARTY	COLLATERAL
Advanced Drainage Systems, Inc.	Delaware Secretary of State	2013 1254987	Chesapeake Funding LLC	All goods (including equipment and inventory) leased or financed pursuant to Lease Agreement dated 3/31/78, including, but not limited to, specific leased equipment described therein

Advanced Drainage Systems, Inc.	Delaware Secretary of State	2013 1255026 Filed 03/22/13	Chesapeake Funding LLC	All goods (including equipment and inventory) leased or financed pursuant to Lease Agreement dated 3/31/78, including, but not limited to, specific leased equipment described therein

Advanced Drainage Systems, Inc.	Delaware Secretary of State	2013 1255091 Filed 03/22/13	Chesapeake Funding LLC	All goods (including equipment and inventory) leased or financed pursuant to Lease Agreement dated 3/31/78, including, but not limited to, specific leased equipment described therein

ENTITY	JURISDICTION	FILE NO. & DATE	SECURED PARTY	COLLATERAL
Advanced Drainage Systems, Inc.	Delaware Secretary of State	2013 1256032 Filed 03/22/13	Chesapeake Funding LLC	All goods (including equipment and inventory) leased or financed pursuant to Lease Agreement dated 3/31/78, including, but not limited to, specific leased equipment described therein

Advanced Drainage Systems, Inc.	Delaware Secretary of State	2013 1256057 Filed 03/22/13	Chesapeake Funding LLC	All goods (including equipment and inventory) leased or financed pursuant to Lease Agreement dated 3/31/78, including, but not limited to, specific leased equipment described therein

Advanced Drainage Systems, Inc.	Delaware Secretary of State	2013 1658872 Filed 05/01/13	Oracle Credit Corporation	Hardware and other personal property identified in the Order, specified in Payment Schedule No. 55033 between secured party and debtor which incorporates the terms of the Payment Plan Agreement No. 5063 (server and database computer equipment)

UCC FILINGS FOR WHICH NO DEBT IS OUTSTANDING – TERMINATIONS IN PROCESS

ENTITY	JURISDICTION	FILE NO. & DATE	SECURED PARTY	COLLATERAL
Advanced Drainage Systems, Inc.	Delaware Secretary of State	31824385 Filed 07/17/03 Continued 04/09/08	General Electric Capital Business Asset Funding Corporation	Blanket filing on property related to the premises in Ludlow, Massachusetts (includes legal description of real property)

Advanced Drainage Systems, Inc.	Delaware Secretary of State	5243200 4 Filed 08/05/05 Continued 04/26/10	Wells Fargo Equipment Finance Inc.	Leased 1995 Cessna Citation Ultra Aircraft

Advanced Drainage Systems, Inc.	Delaware Secretary of State	2012 3711951 Filed 9/26/12	Henry Company LLC	All of buyer’s goods and materials, inventory, instruments, accounts receivable, notes, chattel paper, equipment, general and payment intangibles and choses in action relating to goods sold to buyer

SCHEDULE 2.8

Existing Letters of Credit

The following letters of credit issued for the benefit of Advanced Drainage Systems, Inc. by PNC Bank, National Association:

	Outstanding Balance as of Closing Date
St. Paul Travelers Insurance Co.		$8,155,000
The Hartford Insurance Co.		$100,000
State Health Commissioner (VA)		$100,000
State Health Commissioner (SC) City of Albuquerque (NM)	$ $	100,000 50,000

Subtotal		$8,505,000

SCHEDULE 6.1.1

Qualifications to do Business

Entity Name	Jurisdiction of Organization	Other Jurisdictions
Advanced Drainage Systems, Inc.	Delaware	Ohio
Hancor Holding Corporation	Delaware
Hancor, Inc.	Ohio
Media Plus, Inc.	Ohio
Hancor International, Inc.	Delaware
ADS Ventures, Inc.	Delaware	Ohio
PSA, Inc.	Maine
ADS Structures, Inc.	Delaware	Ohio
ADS Worldwide, Inc.	Delaware
ADS International, Inc.	Delaware
Spartan Concrete, Inc.	Delaware	North Carolina
StormTech LLC	Delaware	Connecticut
Sewer Tap, Inc.	Oregon
Advanced Drainage of Ohio, Inc.	Ohio
Green Line Polymers, Inc.	Delaware	Iowa
Hancor Leasing Corp.	Ohio
Hancor, Inc. (NV)	Nevada
Inlet & Pipe Protection, Inc.	Illinois
Hancor of Canada, Inc.	Ontario

SCHEDULE 6.1.2

Subsidiaries and Owners

Subsidiary Equity Interests:

Name	Jurisdiction	Organization	Equity Owner	Percentage Owned	Certificate No. and No. of Shares
Advanced Drainage of Ohio, Inc.	Ohio	Corporation	Advanced Drainage Systems, Inc.	100%	Cert. No. N-2 (100 shares)
ADS Worldwide, Inc.	Delaware	Corporation	Advanced Drainage Systems, Inc.	100%	Cert. No. 1 (10 shares)
PSA, Inc.	Maine	Corporation	Advanced Drainage Systems, Inc.	100%	Cert. No. 5 (100 shares)
ADS Structures, Inc.	Delaware	Corporation	Advanced Drainage Systems, Inc.	100%	Cert. No. 1 (100 shares)
ADS Ventures, Inc.	Delaware	Corporation	Advanced Drainage Systems, Inc.	100%	Cert. No. 1 (10 shares)
Hancor Holding Corporation	Delaware	Corporation	Advanced Drainage Systems, Inc.	100%	Cert. No. 1 (100 shares)
Spartan Concrete, Inc.	Delaware	Corporation	Advanced Drainage Systems, Inc.	100%	Cert. No. 1 (100 shares)
Sewer Tap, Inc.	Oregon	Corporation	Advanced Drainage Systems, Inc.	100%	Cert. No. 2 (100 shares)
Green Line Polymers, Inc.	Delaware	Corporation	Advanced Drainage Systems, Inc.	100%	Cert. No. 1 (100 shares)
Inlet & Pipe Protection, Inc.	Illinois	Corporation	Advanced Drainage Systems, Inc.	100%	Cert No. 6 (100 shares)
ADS International, Inc.	Delaware	Corporation	ADS Worldwide, Inc.	100%	Cert. No. 2 (10 shares)
StormTech LLC	Delaware	Limited Liability Company	ADS Ventures, Inc.	100%	Uncertificated

Name	Jurisdiction	Organization	Equity Owner	Percentage Owned	Certificate No. and No. of Shares
Hancor of Canada, Inc.	Ontario	Corporation	Hancor Holding Corporation	100%	Cert. No. C-4 (650 shares) Cert. No. C-5 (350 shares)
Hancor, Inc.	Ohio	Corporation	Hancor Holding Corporation	100%	Cert. No. 2 (500 shares)
Hancor Leasing Corp.	Ohio	Corporation	Hancor, Inc. (OH)	100%	Cert. No. 4 (100 shares)
Media Plus, Inc.	Ohio	Corporation	Hancor, Inc. (OH)	100%	Cert. No. 2 (500 shares)
Hancor International, Inc.	Delaware	Corporation	Hancor, Inc. (OH)	100%	Cert. No. 1 (100 shares)
Hancor, Inc. (NV)	Nevada	Corporation	Hancor, Inc. (OH)	100%	Cert. No. 2 (10 shares)

Subsidiary options, warrants or other rights: None.

SCHEDULE 6.1.14

Environmental Disclosures

1. Oelwein, Iowa (18575 60th St.): The National Pollutant Discharge Elimination System (“NPDES”) permit for this ADS facility, expired in 2006. Also at Oelwein, water use permit No. 9157 allows usage of 16.4 million gallons per year (MGY); however, current usage at the site is 22.7 MGY. There have been periodic violations of the NPDES permit from having floating matter in the drainage ditch that discharges to Otter Creek. The August 2010 GaiaTech Phase I of the facility reported that its assessor observed pieces of plastic resin floating in the water past the outfall.

2. New Miami, Ohio (2650 Hamilton Eaton Rd.): GaiaTech, in its August 2010 Phase I, reported that this ADS property has been used for various industrial purposes since 1965. Details regarding chemical use, waste and materials management are not entirely known. It is possible that chlorinated solvents were used for cleaning operations at the site during this time, as was a common industrial practice during the 1960s and 70s. Drywells were used as floor drains in several of the buildings and as storm water drains along the exterior of the site until most of the drywells were plugged with concrete by ADS shortly after beginning its lease of the property in the early 1990s. Additionally, the site buildings have been connected to septic systems since development. Subsurface investigations were performed around the drywells and leach fields in 2004 and included the collection of soil and groundwater samples. The investigations identified trichloroethylene (TCE) levels in the groundwater around Building 4 and along the southern site boundary above Ohio cleanup and drinking water standards. No detections of TCE were observed in the water wells used at the site. It does not appear that any further investigation or remedial actions have been conducted at the site in association with the TCE detections. Based on the results of the 2004 subsurface investigations, it appears that low level TCE impacts still likely exist at the site, especially at the southern portion of the site near Building 4 and along the site boundary. Civil and Environmental Consultants (“CEC”), in its June 8, 2004 Supplemental Groundwater Assessment concluded that the most likely source of the TCE impacts is the landfill adjacent to the south of the ADS facility; however, the CEC report also stated that the detected concentrations of TCE did not clearly indicate if the TCE has originated from the landfill, the dry well, or both. GaiaTech believes the source of TCE impacts is not clear; however, GaiaTech believes that it is more likely that the impacts are from solvent used at the ADS site, particularly in Building 4, as it is the machine shop for the site. Parts washer solvent is currently used and it is likely that other solvents were used historically. GaiaTech characterized the presence of the TCE detections above the Ohio’s Voluntary Action Program groundwater standards and maximum contaminant levels as a recognized environmental condition (“REC”).

3. Brazil, IN (2430 East HWY 40): This facility does not maintain an air permit, but one may be required.

4. Findlay, OH (12370 County Road 172): This facility does not maintain an NPDES permit associated with outfalls that discharge perimeter drainage, surface water runoff, contact cooling water and trench drain/sump to an unnamed tributary.

5. NPDES Permits: The ADS facilities in Bakersfield, CA and Brazil, IN may not maintain NPDES permits associated with stormwater discharges, including those associated with outdoor storage practices. Further, the NPDES stormwater permits for certain other ADS facilities may be expired and require renewal.

SCHEDULE 8.2.1

Permitted Indebtedness

•	Indebtedness in connection with each of the following:

•	The IDRB Facilities

•	Promissory Note, dated as of February 29, 2008, from Advanced Drainage Systems, Inc. in favor of JPMorgan Chase Bank, N.A. with respect to property related to the premises located at 4640 Trueman Boulevard, Hilliard, Ohio 43026

•	Commercial Term Note, dated as of August 17, 2004, from Advanced Drainage Systems, Inc. in favor of PNC Bank, National Association (successor to National City Bank) with respect to property related to the premises located at 2650 Hamilton-Eaton Road, Hamilton, Ohio 45011

•	The following letters of credit issued for the benefit of Advanced Drainage Systems, Inc.:

Outstanding Balance as of Closing Date
IDRBs
Upper Illinois River Valley Development Authority	$1,070,000
New Jersey Economic Development Authority	$4,930,000

Subtotal	$6,000,000

SCHEDULE 8.2.3

Guaranties

•	Guaranty by Advanced Drainage Systems, Inc. (up to $7,000,000, plus 50% of interest, fees and expenses related thereto) of the $14,000,000 credit facility of Tubos y Plásticos Tigre-ADS de Chile Limitada from Banco Itau Chile.